Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PARAGON BIOSERVICES, INC. (“PURCHASER”); AND

NOVAVAX, INC. (“SELLER”)

Dated as of June 26, 2019

Article 1. THE TRANSACTION SCOPE		1
1.1	Purchased Assets	1
1.2	Excluded Assets	2
1.3	Assumed Liabilities	3
1.4	Excluded Liabilities	4
1.5	Non-Assignable Assets	5
Article 2. CONSIDERATION FOR TRANSFER		6
2.1	Purchase Price and Assumption of Assumed Liabilities	6
2.2	Inventory Fee; Procedures for Calculating and Paying the Inventory Fee Adjustment	7
2.3	Withholding Taxes	8
Article 3. CLOSING AND CLOSING DELIVERIES		9
3.1	Closing; Time and Place	9
3.2	Deliveries by Seller	9
3.3	Deliveries by Purchaser	10
Article 4. REPRESENTATIONS AND WARRANTIES OF SELLER		11
4.1	Organization and Good Standing	11
4.2	Absence of Changes	11
4.3	Taxes	12
4.4	Prospective Employees	13
4.5	Benefit Plans	14
4.6	Intellectual Property.	15
4.7	Authority; Binding Nature of Agreements	16
4.8	No Conflicts; Required Consents	16
4.9	Material Contracts	17
4.10	Real Property	18
4.11	Environmental Matters	19
4.12	Compliance with Laws	19
4.13	Governmental Approvals	20
4.14	Proceedings and Orders	20

i

4.15	Title to Assets	21
4.16	Insurance	21
4.17	Solvency	21
4.18	Brokers	21
Article 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER		22
5.1	Organization and Good Standing	22
5.2	Authority; Binding Nature of Agreements	22
5.3	No Conflicts; Required Consents	22
5.4	Financial Ability to Perform	23
5.5	Brokers	23
5.6	Exclusivity of Representations	23
Article 6. additional agreements		23
6.1	Conduct Prior to Closing	23
6.2	Non-Contact	24
6.3	Efforts to Consummate; Certain Governmental Matters	24
6.4	Consents	25
6.5	Cooperation	25
6.6	IT Plan	25
6.7	Delivery of Facilities	26
6.8	Access to Facilities	26
6.9	Wrong Pockets	26
6.10	Confidentiality	26
6.11	Non-Solicitation of Employees	26
6.12	Scope and Application of Law	27
6.13	Compliance with WARN Act and Similar Legal Requirements	27
6.14	Phase I Environmental Assessment	27
6.15	Inspection of Records	28
6.16	Exclusivity	28
6.17	Supplement to Seller Disclosure Schedule	29
Article 7. EMPLOYEES		30
7.1	Transferred Employees	30
7.2	No Benefit to Employees Intended	31

Article 8. CONDITIONS TO CLOSING		32
8.1	Conditions to Purchaser’s Obligation to Close	32
8.2	Conditions to Seller’s Obligation to Close	33
8.3	Conditions to Obligations of Each Party to Close	33
Article 9. TAX MATTERS		34
9.1	Purchase Price Allocation	34
9.2	Cooperation; Allocation of Taxes	34
Article 10. TERMINATION		35
10.1	Circumstances for Termination	35
10.2	Effect of Termination	35
Article 11. INDEMNIFICATION		36
11.1	Indemnification by Seller	36
11.2	Indemnification by Purchaser	36
11.3	Survival; Time for Claims	36
11.4	Procedures for Indemnification	36
11.5	Limitations on Indemnification	37
11.6	Third Party Contributors	38
11.7	Loss Mitigation	38
11.8	Knowledge and Information	38
11.9	Remedies Exclusive; Escrow Releases	38
Article 12. MISCELLANEOUS PROVISIONS		39
12.1	Expenses	39
12.2	Interpretation	39
12.3	Entire Agreement	39
12.4	Amendment, Waivers and Consents	39
12.5	Successors and Assigns	39
12.6	Governing Law	39
12.7	Jurisdiction; Waiver of Jury Trial	40
12.8	Rules of Construction	40
12.9	Severability	40
12.10	Exhibits and Schedules	40

12.11	Notices	40
12.12	Rights of Parties	41
12.13	Public Announcements	42
12.14	Specific Performance	42
12.15	Counterparts	42

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of June 26, 2019, by and between:

(A)       PARAGON BIOSERVICES, INC., a company incorporated in Delaware (“Purchaser”); and

(B)       NOVAVAX, INC., a company incorporated in Delaware (“Seller”).

The capitalized terms used in this Agreement are defined in Exhibit A hereto, unless otherwise defined herein.

RECITALS

WHEREAS, Purchaser desires to purchase from Seller, and Seller desire to sell to Purchaser, certain assets of Seller related to Seller’s biomanufacturing and development activities located at the facilities situated at each of 20 Firstfield Road in Gaithersburg, Maryland 20878 (the “20FF Facility”) and 9920 Belward Campus Drive in Rockville Maryland 20850 (the “BCD Facility” and, together with the 20FF Facility, the “Facilities”), on the terms and conditions set forth herein; and

WHEREAS, as a condition and material inducement to Purchaser’s and Seller’s willingness to enter into this Agreement, Purchaser, Seller or certain of their respective Affiliates will enter into (i) that certain Transition Services Agreement, substantially in the form attached hereto as Exhibit B, (ii) that certain Non-Commercial GMP Manufacturing Services Agreement, substantially in the form attached hereto as Exhibit C and (iii) that certain Interim Services Agreement, substantially in the form attached hereto as Exhibit D, in each case at the Closing.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1.

THE TRANSACTION SCOPE

1.1           Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s transferrable right, title and interest in and to all of the assets set forth below (collectively, the “Purchased Assets”):

(a)            the Contracts listed on Schedule 1.1(a) (collectively, the “Assigned Contracts”);

(b)            the Facility Leases, each pursuant to a Lease Assignment and Assumption Agreement;

(c)            the Governmental Approvals listed on Schedule 1.1(c);

(d)            each item of capital equipment owned by Seller and purchased for or located at the Facilities (the “Equipment Assets”), other than as set forth on Schedule 1.2(j);

(e)            each item of personal property, furniture and fixtures owned by Seller and located at the Facilities;

(f)             each item of biomanufacturing and analytical equipment owned by Seller and located at the Facilities not otherwise included in the Equipment Assets, other than as set forth on Schedule 1.2(j);

(g)            true and correct copies of all standard operating procedures, computer-aided design drawings and maintenance and qualification records and data, including all regulatory or quality-related procedures, substantially relating to the Purchased Assets or supporting the licensure, commissioning, qualification, validation, operation and maintenance of the Facilities, (collectively, the “Facility Records”), other than such Facility Records directly related to one or more of Seller’s proprietary programs;

(h)            the Purchased Inventory;

(i)             the Intellectual Property Rights listed on Schedule 1.1(i) (the “Transferred Intellectual Property”);

(j)             information technology and phone systems owned or leased by Seller and located at the Facilities, other than as set forth on Schedule 1.2(l); and

(k)            any other items not in the categories expressly identified above (which shall be governed by such above clauses (a)-(j)) that by their nature principally relate to or principally support the operations at the Facilities, other than the Excluded Assets.

1.2           Excluded Assets. Notwithstanding any other provision of this Agreement, Seller shall retain and shall not sell, transfer, convey, assign or deliver to Purchaser any right, title or interest in any properties, assets or rights that are not Purchased Assets, that are set forth on Schedule 1.2 or that are described in this Section 1.2 (collectively, the “Excluded Assets”):

(a)            any cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority;

(b)            any contracts of Seller or rights therein or thereunder, other than the Assigned Contracts;

(c)            any real estate owned or leased by Seller or any of its Affiliates, other than the Facility Leases;

(d)            any Governmental Approvals, other than as set forth in Schedule 1.1(c);

(e)            the corporate books and records of Seller and its Affiliates and any attorney work product, attorney-client communications and other items protected by attorney-client or similar privilege;

(f)             any current and prior insurance policies of Seller and its Affiliates and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(g)            any Intellectual Property Rights of Seller and its Affiliates, other than the Transferred Intellectual Property (for clarity, the Excluded Assets include all Patents owned or controlled by Seller or any of its Affiliates);

(h)            any clinical or non-clinical data of Seller and its Affiliates;

(i)             any assets directly and principally related to one or more of Seller’s proprietary programs;

(j)             the biomanufacturing and analytical equipment listed on Schedule 1.2(j) (the “Retained Equipment”);

(k)            Facility Records directly and principally related to one or more of Seller’s proprietary programs;

(l)              information technology and phone systems owned or leased by Seller listed on Schedule 1.2(l);

(m)           all rights to the BCD Facility Cash Deposit;

(n)            the 20FF Facility LOC;

(o)            all accounts receivable; and

(p)            any right, title and interest of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability, including any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability.

1.3           Assumed Liabilities. Purchaser will assume at the Closing, and agrees to pay, perform and discharge the following Liabilities following the Closing (the “Assumed Liabilities”):

(a)            all Liabilities of Seller to third-party suppliers and service providers relating to Purchased Assets ordered by Seller in the ordinary course of business and consistent with past practice prior to the Closing and scheduled to be delivered or provided after the Closing, in each case, as listed on Schedule 1.3(a);

(b)            all Liabilities of Seller under the Assigned Contracts (other than for third-party suppliers and service providers, which is governed by Section 1.3(a), and for Facility Leases, which is governed by Section 1.3(d)), but excluding any such Liabilities that (i) were incurred prior to the Closing or (ii) directly arise from omissions, actions or inactions of Seller or any of its Affiliates prior to Closing;

(c)            all Liabilities arising out of or relating to the Purchased Assets (other than for third-party suppliers and service providers, which is governed by Section 1.3(a), for Liabilities of Seller under the Assigned Contracts, which is governed by Section 1.3(b), and for Liabilities arising from or related to the Facility Leases, which is governed by Section 1.3(d)), including the use, ownership, possession, operation, management, business integration, sale or lease of the Purchased Assets by Purchaser or its Affiliates, but excluding any such Liabilities that (i) were incurred prior to the Closing or (ii) directly arise from omissions, actions or inactions of Seller or any of its Affiliates prior to the Closing;

(d)            all Liabilities arising from or related to the Facility Leases to the extent the related activity or event pursuant to which the Liability is incurred occurs after the Closing Date under the Facility Leases (but not including, for the avoidance of doubt, any Liability to the extent the related activity or event pursuant to which the Liability is incurred occurs on or prior to the Closing Date); and

(e)            all Liabilities arising from or relating to any Transferred Employee, including all Liabilities in respect of applicable Legal Requirements, but only to the extent arising out of events or occurrences occurring on or after the date on which such Transferred Employee’s employment with Purchaser commences.

1.4           Excluded Liabilities. Seller and its Affiliates will retain and will be responsible for the following Liabilities of Seller, except to the extent any such Liabilities constitute Assumed Liabilities (the “Excluded Liabilities”):

(a)            all Liabilities of Seller or its Affiliates, as applicable, to third-party customers and third-party suppliers and service providers relating to the Purchased Assets, other than the Liabilities referred to in Section 1.3(a);

(b)            all Liabilities of Seller or its Affiliates, as applicable, under the Assigned Contracts, other than the Liabilities referred to in Section 1.3(b);

(c)            all Liabilities arising from or relating to the Purchased Assets, other than the Liabilities referred to in Section 1.3(c);

(d)            all Liabilities arising from or related to the Facility Leases, other than the Liabilities referred to in Section 1.3(d);

(e)            all accounts payable for services performed or goods received prior to the Closing, except as set forth on Schedule 1.3(a);

(f)             any Liabilities or obligations of Seller or any of its Affiliates arising from or relating to the employment or, termination of employment, layoff and/or reduction of hours of any Prospective Employee (including any Transferred Employee and any Prospective Employee who rejects an offer of employment from Purchaser), on or before the Closing, including any liabilities and/or obligations (including the provision of proper notice, payment and benefits) arising under or in connection with: (i) any Seller Benefit Plan, including any obligation to provide continuation of coverage thereunder pursuant to Code Section 4980B and Sections 601-608 of ERISA, and (ii) the United States Worker Adjustment and Retraining Notification Act of 1988 or similar law of any state of the United States collectively, the “Worker Notification Laws”) related to an “employment loss,” as that term is defined in the Worker Notification Laws, as well as any Liabilities or obligations whether on, before or after Closing, relating to any Prospective Employee who does not become a Transferred Employee;

(g)            any (i) Taxes of Seller (or any shareholder or Affiliate of Seller) or with respect to any Pre-Closing Tax Period, any Tax relating to Seller or the Purchased Assets, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or (iii) other Taxes of Seller (or any shareholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any shareholder or Affiliate of Seller)) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Legal Requirements. Notwithstanding the foregoing, Taxes related to the Purchased Assets that are allocable between the Pre-Closing Tax Period and the Taxable period beginning after the Closing Date pursuant to Section 9.2(c) of this Agreement shall not be treated as Excluded Liabilities to the extent that such Taxes are allocable to the portion of the Taxable period beginning after the Closing Date;

(h)            all Liabilities arising from the Excluded Assets; and

(i)              all Liabilities that are not Assumed Liabilities.

1.5           Non-Assignable Assets.

(a)            Notwithstanding any other provision of this Agreement, if any Assigned Contract or other Purchased Asset, including any Governmental Approval identified on Schedule 1.1(c), is not assignable or transferable (each, a “Non-Assignable Asset”) without the consent, authorization or approval of, or waiver by, a third party or action by a Governmental Authority (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any such Assignment Consent is not obtained on or prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Asset and such Non-Assignable Asset shall not be included in the Purchased Assets. Instead, the parties, for a period of six (6) months following the Closing Date, shall, in good faith, use commercially reasonable efforts to obtain all such Assignment Consents and, to the extent such Assignment Consents are obtained during such six (6) month period, such Non-Assignable Assets shall cease to be Non-Assignable Assets and shall be deemed to have been included within the Purchased Assets without any further action by any Person; provided, however, that nothing in this Section 1.5 shall require Seller or any of its Affiliates to pay any fee or other payment, or incur any Liability or out-of-pocket expense in connection with the efforts set forth in this Section 1.5, unless Purchaser reimburses in full Seller or its Affiliate for such fee, payment or out-of-pocket expense.

(b)            For a period of six (6) months after the Closing, and to the extent Purchaser continues to discharge its obligations under this Agreement, Seller shall cooperate with Purchaser in commercially reasonable arrangements designed to provide Purchaser or its designee with the benefits of the Non-Assignable Assets after the Closing as if the appropriate Assignment Consents had been obtained, including by granting subleases or other rights and establishing arrangements whereby Purchaser or its designee shall undertake the work necessary to perform under Assigned Contracts. To the extent the benefits of a Non-Assignable Asset are made available to Purchaser, whether during or after such six (6) month period, Purchaser shall perform the obligations of Seller under such Non-Assignable Asset and assume all Liabilities related thereto.

(c)            Seller provides no assurances to Purchaser that any consent, authorization, approval or waiver of a third party contemplated by this Section 1.5 will be granted. Subject to compliance by Seller with the provisions of this Section 1.5, the parties acknowledge and agree that neither Seller nor its Affiliates shall be obligated to obtain any such authorization, approval, consent or waiver hereunder and neither (i) the failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transaction in and of itself nor (ii) any default or termination or any Proceeding commenced or threatened by or on behalf of any Person to the extent arising out of any such failure to so actually obtain any such authorization, approval, consent or waiver in connection with the consummation of the Transaction in and of itself shall be deemed (A) a breach of any representation, warranty or covenant of Seller contained in this Agreement or (B) to cause any condition to Purchaser’s obligations to close the Transactions to be deemed not satisfied. If such consent is not obtained, Seller will be deemed to have fulfilled its obligations under this Agreement and under no circumstances shall the Purchase Price be reduced or Seller or its Affiliates be subject to any Liability on account of the failure to obtain any such authorization, approval, consent or waiver.

Article 2.

CONSIDERATION FOR TRANSFER

2.1           Purchase Price and Assumption of Assumed Liabilities.

(a)           Purchaser agrees to assume the Assumed Liabilities and pay to Seller the sum of (i) the Closing Payment, plus (ii) the amount of the Upward Adjustment Amount (if any), minus (iii) the amount of the Downward Adjustment Amount (if any), plus (iv) the Escrow Amount (less all amounts thereof disbursed to Purchaser) (collectively, the “Purchase Price”). At the Closing, Purchaser will pay to Seller the sum of (x) $18,000,000, plus (y) the Estimated Inventory Fee, minus (z) the Escrow Amount (the “Closing Payment”). At Closing, payments shall be made as follows:

(i)                 Purchaser will pay by wire transfer of immediately available funds the Closing Payment in the allocation amounts and to the wire transfer addresses of Seller as provided to Purchaser by or on behalf of Seller on or before the second (2nd) Business Day prior to the Closing Date; and

(ii)              Purchaser will deposit the Escrow Amount by wire transfer of immediately available funds into the Escrow Account, which shall be held and distributed in accordance with the terms of the Escrow Agreement.

2.2           Inventory Fee; Procedures for Calculating and Paying the Inventory Fee Adjustment.

(a)           Estimated Inventory Fee.

(i)                 At the Closing, Purchaser shall purchase from Seller, and Seller shall transfer to Purchaser, all of Seller’s transferrable right, title and interest in and to the inventory of raw materials owned by Seller as of the Closing Date set forth on Schedule 2.2(a)(i), as such schedule shall be updated prior to the Closing in accordance with Section 2.2(a)(ii) (collectively, the “Purchased Inventory”).

(ii)              No later than five (5) Business Days prior to the Closing Date, Purchaser and Seller shall jointly conduct a physical count and review of the inventory of raw materials owned by Seller and shall update Schedule 2.2(a)(i) to account for (x) raw materials consumed after the date of this Agreement as part of the ongoing and customary manufacturing operations at the Facilities and (y) raw materials purchased by Seller after the date of this Agreement that Purchaser desires to include in the Purchased Inventory.

(iii)            Seller shall prepare in good faith and deliver to Purchaser five (5) Business Days prior to the Closing Date an estimate of the Inventory Fee as of the Closing Date (the “Estimated Inventory Fee”), together with a calculation of the Estimated Inventory Fee and reasonably detailed supporting information.

(b)           Inventory Fee Adjustment.

(i)                 Calculation. Within thirty (30) days after the Closing Date, Purchaser shall deliver or cause to be delivered to Seller a calculation of the Inventory Fee (the “Closing Date Inventory Statement”), together with reasonably detailed supporting information. The Closing Date Inventory Statement shall be prepared in accordance with the Accounting Principles. If Seller has any objections to the Closing Date Inventory Statement, including whether Purchaser has applied the Accounting Principles in the preparation of the Closing Date Inventory Statement, Seller shall notify Purchaser in writing no later than thirty (30) days after receipt of the Closing Date Inventory Statement and the reasonably detailed supporting information, setting forth with reasonable specificity its objections (“Objections”); provided, however, that no set of Objections will be deemed timely delivered unless, if accepted in their entirety, they would cause the Inventory Fee to differ from the Estimated Inventory Fee by more than five percent (5%). If Objections are timely delivered, Seller and Purchaser shall promptly thereafter endeavor in good faith, for at least twenty-one (21) days from the date of delivery of such notice, to resolve the Objections.

(ii)              Dispute Resolution. If Objections are timely delivered and, at the end of the twenty-one (21) day period, there remain unresolved Objections, either Seller or Purchaser may within five (5) Business Days submit the unresolved Objections for resolution to Grant Thornton LLP or, if it is unwilling or unable to serve or conflicted, any other nationally known independent accounting firm mutually acceptable to Purchaser and Seller (the “Accounting Mediator”). The Accounting Mediator will promptly, in accordance with such procedures as it deems fair and reasonable, provided, however, that each side shall be entitled to submit a written argument and argue orally before the Accounting Mediator and the other, review only those items and amounts specifically set forth and objected to in the unresolved Objections and resolve the dispute by adopting, in its entirety, the calculations of either Seller or Purchaser on the basis of the calculation which is closest to the outcome determined to be correct by the Accounting Mediator. The scope of the disputes to be resolved by the Accounting Mediator shall be limited to the unresolved Objections, and the Accounting Mediator is not to make any other determination (including the interpretation of any other provision of this Agreement). The fees and expenses of the Accounting Mediator will be paid by the non-prevailing party, and the decision of the Accounting Mediator with respect to the unresolved Objections will be final, conclusive and binding on the parties. Each of Seller and Purchaser agrees to cooperate with the Accounting Mediator and to cause the Accounting Mediator to resolve the unresolved Objections no later than thirty (30) Business Days after selection of the Accounting Mediator.

(iii)            Timing of Final Determination. The Closing Date Inventory Statement and the Inventory Fee shall be deemed final as of the first date, if any, by which any of the steps outlined in Section 2.2(b)(i) and Section 2.2(b)(ii) is not taken by the relevant deadline or, if all such steps are timely taken, the date on which the Accounting Mediator shall deliver its decision to the parties.

(iv)             Amount. The Estimated Inventory Fee shall be adjusted downward by the amount (if any) by which the Inventory Fee, as finally determined pursuant to this Section 2.2, is less than the Estimated Inventory Fee (the “Downward Adjustment Amount”). The Estimated Inventory Fee shall be adjusted upward by the amount (if any) by which the Inventory Fee, as finally determined pursuant to this Section 2.2, is greater than the Estimated Inventory Fee (the “Upward Adjustment Amount”). In the event of a Downward Adjustment Amount, Seller will, within five (5) Business Days after the Closing Date Inventory Statement becomes final in accordance with this Section 2.2, make payment to Purchaser to an account or accounts designated by Purchaser, by wire transfer of immediately available funds, of an amount equal to the Downward Adjustment Amount. In the event of an Upward Adjustment Amount, Purchaser shall, within five (5) Business Days after the Closing Date Inventory Statement becomes final in accordance with this Section 2.2, make payment to Seller to an account or accounts designated by Seller, by wire transfer of immediately available funds, of an amount equal to the Upward Adjustment Amount.

2.3           Withholding Taxes. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Legal Requirement. To the extent that amounts are so withheld by Purchaser, such withheld amounts (i) shall be remitted by Purchaser to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Purchaser. Prior to making any deduction or withholding from any payment under this Agreement, Purchaser shall provide two (2) days’ prior written notice to Seller of the amounts subject to deduction or withholding and provide to Seller a reasonable opportunity to furnish forms, certificates or other items that would reduce or eliminate such deduction or withholding; provided, however, that the parties shall reasonably cooperate to minimize any such deduction or withholding.

Article 3.

CLOSING AND CLOSING DELIVERIES

3.1            Closing; Time and Place. The closing of the Transaction (the “Closing”) shall occur remotely by exchange of documents and signatures via email, facsimile, or DocuSign on the date that is two (2) Business Days after the day on which all of the conditions to closing set forth in Article 8 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2            Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, each of the following items, duly executed by Seller as applicable:

(a)            General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit E (the “General Assignment and Bill of Sale”);

(b)            Escrow Agreement. The Escrow Agreement, substantially in the form attached hereto as Exhibit F;

(c)            Purchaser Assignment and Assumption Agreements. One or more Purchaser Assignment and Assumption Agreements (that do not expand the respective rights or obligations of either party to this Agreement) between Seller and Purchaser covering the assignment to, and assumption by, Purchaser of the Assumed Liabilities, in forms to be mutually agreed upon by the parties (“Purchaser Assignment and Assumption Agreements”);

(d)            Lease Assignment and Assumption Agreements. A Lease Assignment and Assumption Agreement for each Facility Lease, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2 for each of the 20FF Facility Lease and the BCD Facility Lease, respectively (each, a “Lease Assignment and Assumption Agreement”);

(e)            Transition Services Agreement. A transition services agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), obligating Seller and certain of its Affiliates to provide certain transition services to Purchaser and certain of its Affiliates for a limited period following the Closing;

(f)             Non-Commercial GMP Manufacturing Services Agreement. A non-commercial GMP manufacturing services agreement pursuant to which Purchaser will provide to Seller certain services as set forth therein, including process and analytical development services at preferred client pricing, substantially in the form attached hereto as Exhibit C (the “Non-Commercial GMP Manufacturing Services Agreement”);

(g)            Interim Services Agreement. An interim services agreement pursuant to which Purchaser will provide to Seller certain services as set forth therein, including process and analytical development services at time and materials pricing, substantially in the form attached hereto as Exhibit D (the “Interim Services Agreement”);

(h)            Certificate of Non-Foreign Status. A duly executed written certificate from Seller certifying that it is not a foreign person within the meaning of Treasury Regulation section 1.1445-2(b) promulgated pursuant to the Code and complying with the requirements of said Treasury Regulation;

(i)              Landlord Consents. Evidence reasonably satisfactory to Purchaser of the approval by each landlord of the assignment of each Facility Lease and any modifications thereto as reasonably requested by Purchaser in good faith as set forth on Schedule 3.2(i);

(j)             Estoppel Certificates. An estoppel certificate from the counterparty to each Facility Lease that (i) does not identify any defaults on the part of Seller and/or such counterparty and (ii) is otherwise in form and substance reasonably acceptable to Purchaser; and

(k)            Other Instruments. Such other instruments and documents, in form and substance reasonably acceptable to Purchaser and Seller, as may be reasonably necessary to effect the transactions contemplated by this Agreement and each other Transaction Agreement.

3.3            Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, each of the following items, duly executed by Purchaser as applicable:

(a)            Wire Transfer. One or more wire transfers of the Closing Payment and the Escrow Amount in immediately available funds in accordance with Section 2.1 and Section 2.2(a);

(b)            Escrow Agreement. The Escrow Agreement;

(c)            Purchaser Assignment and Assumption Agreements. The Purchaser Assignment and Assumption Agreements;

(d)            Lease Assignment and Assumption Agreements. The Lease Assignment and Assumption Agreement for each Facility Lease;

(e)            Transition Services Agreement. The Transition Services Agreement;

(f)             Non-Commercial GMP Manufacturing Services Agreement. The Non-Commercial GMP Manufacturing Services Agreement;

(g)            Interim Services Agreement. The Interim Services Agreement; and

(h)            Other Instruments. Such other instruments and documents, in form and substance reasonably acceptable to Purchaser and Seller, as may be reasonably necessary to effect the transactions contemplated by this Agreement and each other Transaction Agreement.

Article 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4 to qualify the corresponding section of this Agreement and the other sections of the Agreement to the extent reasonably apparent that it also qualifies or applies to such other sections), Seller hereby represents and warrants to Purchaser as follows:

4.1           Organization and Good Standing. (i) Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware; (ii) Seller is duly qualified or authorized to conduct business and in good standing under the laws of each jurisdiction in which the ownership, lease, operation or administration of the Purchased Assets or occupation of the Facilities requires such qualification, except for failures that do not, individually or in the aggregate, have a Material Adverse Effect; and (iii) Seller has full power and authority required to own, lease and operate the Purchased Assets and occupy and use the Facilities as now being owned, leased, operated, occupied and used.

4.2           Absence of Changes. Except as contemplated in this Agreement (including the transfer of Excluded Assets as required under Section 6.7), (i) since December 31, 2018, no event or circumstance has occurred that has had or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect and (ii) except as otherwise contemplated or permitted by this Agreement:

(a)            since December 31, 2018, neither Seller nor any of its Affiliates has, with respect to any Prospective Employee, made or granted any increase in the amount of the base wage or salary in excess of 5%;

(b)            since December 31, 2018, neither Seller nor any of its Affiliates has, with respect to any Prospective Employee, adopted or terminated any Employee Benefit Plan, or amended in any material respect, or increased benefits in any material amount under, any Employee Benefit Plan, except as set forth on Schedule 4.2(b);

(c)            since December 31, 2018, neither Seller nor any of its Affiliates has, with respect to any Prospective Employee, made any payment, except such amounts as constitute currently effective compensation for services rendered or reimbursement for reasonable out-of-pocket business expenses;

(d)            since June 30, 2018, Seller has not entered into any commitment or commitments with respect to capital expenditures (as interpreted in accordance with the Accounting Principles), which commitment or commitments would become part of the Assumed Liabilities, in an amount collectively greater than $50,000, except in the ordinary course of business;

(e)            since December 31, 2018, neither Seller nor any of its Affiliates has mortgaged, pledged or subjected to any Encumbrance any of the Purchased Assets (whether tangible or intangible), other than Permitted Encumbrances;

(f)             since December 31, 2018, Seller has not, with respect to the Purchased Assets, cancelled or compromised any debt or claim, or waived or released any right, except for any Excluded Assets or adjustments of accounts receivable made in the ordinary course of business;

(g)            since June 30, 2018, Seller has not suffered any casualty losses or damages with respect to the Purchased Assets in an amount exceeding in the aggregate $250,000; and

(h)            since June 30, 2018, no event has occurred that, with or without notice or lapse of time or both, has resulted in or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Approval with respect to or relation to the Purchased Assets.

4.3           Taxes.

(a)            All Tax Returns required to be filed by Seller (or any Affiliate) with respect or in relation to the Purchased Assets have been timely filed (taking into account any extensions of time in which to file) and each such Tax Return has been prepared in material compliance with all applicable Legal Requirements and is true, complete and correct in all material respects. All Taxes due and payable (whether or not shown on any such Tax Return) by Seller (and any Affiliate) with respect to or in relation to the Purchased Assets have been paid in full. All material Taxes that Seller was required to withhold or collect with respect to or in relation to the Purchased Assets have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Tax Authority and Seller has complied with all information reporting and backup withholding provisions of applicable Legal Requirements with respect to or in relation to the Purchased Assets.

(b)            During the past five (5) years, no claim has been made in writing by a Tax Authority which claim would become part of the Assumed Liabilities (i) in a jurisdiction where Seller files Tax Returns that Seller is or may be subject to Taxation by that jurisdiction with respect to or in relation to any Purchased Asset, or (ii) in a jurisdiction where Seller has previously filed any Tax Return that Seller is or may be subject to additional Taxes with respect to or in relation to any Purchased Asset.

(c)            There is no pending dispute, audit or claim concerning any Tax liability of Seller with respect to or in relation to any Purchased Asset either (i) claimed or raised by any Tax Authority in writing or (ii) as to which Seller has knowledge.

(d)            There are no outstanding Encumbrances for Taxes owed on the Purchased Assets, other than Permitted Encumbrances.

(e)            All deficiencies asserted, or assessments made, against Seller with respect to or in relation to the Purchased Assets as a result of any examinations by any Tax Authority have been fully paid.

(f)             Seller has not (1) waived any statute of limitations with respect to Taxes relating to the Purchased Assets or agreed to extend the period for assessment or collection of any such Taxes, which waiver or extension is still in effect (nor has any waiver been requested but not yet agreed to), (2) requested any extension of time within which to file any Tax Return with respect to or in relation to the Purchased Assets, which Tax Return has not yet been filed, or (3) agreed to or is a beneficiary of any extension of time with respect to any assessment or collection of Tax deficiency or adjustment to any Tax Return with respect to or in relation to the Purchased Assets, which extension is still in effect.

(g)            Seller has not engaged in a “listed transaction” related to the Purchased Assets or the Facilities as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Legal Requirements.

(h)            Notwithstanding any provisions of this Agreement to the contrary, the representations and warranties contained in Section 4.2 and this Section 4.3 constitute the sole representations or warranties of Seller relating to Taxes, Tax Returns and other matters relating to Taxes.

4.4           Prospective Employees.

(a)            Schedule 4.4(a) sets forth a true and complete list as of the date of this Agreement of each employee of Seller (identified by title) that is located at or providing substantial services at the Facilities (collectively, the “Prospective Employees”) and such Prospective Employee’s present annual cash compensation (including annual base salary or wage rate, target bonus and/or commissions). All compensation, including wages, commissions, bonuses and any other incentive-based compensation payable to each Prospective Employee listed on Schedule 7.1(a), other than any such compensation payable in arrears in the ordinary course of business, for services performed on or prior to the date hereof have been paid in full as of the date hereof and will be paid in full as of the Closing. All Prospective Employees are employed on an “at-will” basis. None of the Prospective Employees set forth on Schedule 7.1(a) is a leased employee, temporary employee employed through a third party entity, independent contractor or consultant.

(b)            Seller is, and has since January 1, 2017 been, in compliance with all currently applicable Legal Requirements pertaining to employment and employment practices to the extent they relate to employees of Seller and the operation of the Facilities, in each case including all laws relating to labor relations, collective bargaining, employee benefits, fair employment practices, employment discrimination (including harassment and/or failure to accommodate), retaliation, immigration, wage and hours, wage payment, paid time off benefits, child labor, meal and break periods, privacy rights, health and safety, the hiring and retention of employees with the right to work in the United States, including I-9 and/or e-verify compliance and requirements, notice, payment and benefits under the Worker Notification Laws, and unemployment, workers’ compensation and other insurance, except as would not reasonably be expected to result in Liability to Purchaser in excess of $50,000. All individuals characterized and treated by Seller as independent contractors are and have been properly treated as independent contractors under applicable laws. All employees classified by Seller as exempt from the minimum wage and/or overtime provisions under the Fair Labor Standards Act and state and local wage and hour laws are and have been properly classified. There are no actions, suits, proceedings, claims or arbitrations pending or, to Seller’s knowledge, threatened, between Seller and any of the Prospective Employees before any Governmental Authority, except as would not be reasonably expected to result in Liability to Purchaser in excess of $50,000. There are no material audits or investigations pending or, to Seller’s knowledge, threatened involving Seller in respect of any of the Prospective Employees, by any Governmental Authority responsible for enforcing Legal Requirements prohibiting discrimination in employment, except as would not be reasonably expected to result in Liability to Purchaser in excess of $50,000.

(c)            Seller is not a party or otherwise subject to any collective bargaining agreement or other agreement with nor has a duty to bargain with a labor union or similar organization respecting the Prospective Employees; no Prospective Employee is represented by a labor union or similar organization; no labor union or similar organization is currently seeking to organize any Prospective Employee or group of employees s for the purpose of collective bargaining or filed an application for certification of a collective bargaining agent for one or more groups of employees of Seller and, to Seller’s knowledge, there are no activities or proceedings of any labor union or similar organization to organize any of the Prospective Employees. There is neither pending nor, to Seller’s knowledge, threatened any strike, picketing, lockout, work stoppage or work slowdown against Seller with respect to any Prospective Employee, and there has not been any of the foregoing within the past two (2) years. Seller is not engaged in, and has not since January 1, 2019 engaged in, any unfair labor practice with respect to the Prospective Employees, except as would not be reasonably expected to result in any Liability to Purchaser in excess of $50,000. In the last two years there has not been any charge or complaint filed by an employee, labor union or other group of employees with any labor relations board with respect to Seller.

(d)            Since January 1, 2017, neither Seller nor its Affiliates has effectuated or experienced, individually or collectively (as defined in the Worker Notification Laws): (i) a “plant closing” affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (ii) a “mass layoff” affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (iii) individual or collective layoffs or employment terminations, and/or a reduction of hours sufficient in number to trigger application of and/or obligations under the Worker Notification Laws. No employee or former employee of Seller and or its Affiliates has experienced an “employment loss,” as defined by the Worker Notification Laws, termination of employment, layoff, and/or reduction in hours within the past 120 days.

4.5           Benefit Plans.

(a)            Schedule 4.5(a) contains a true and correct list of: (i) each Employee Benefit Plan which is or has been contributed to, sponsored or maintained by Seller, or for which Seller or any of its Affiliates has or may have any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, in each case, for the benefit of any Prospective Employee; and (ii) each employment Contract with any Material Employee (collectively, the “Seller Benefit Plans”). Copies of all Seller Benefit Plans have been provided or made available to Purchaser.

(b)            Seller has, since January 1, 2016, maintained, funded and administered the Seller Benefit Plans in accordance with their terms and all applicable Legal Requirements, except as would not be reasonably expected to result in material Liability to Purchaser in excess of $50,000.

(c)            Neither Seller nor any other Person that would be considered a single employer with Seller under Section 4001(b)(1) of ERISA has at any time within the past six (6) years contributed to or had any Liability pursuant to a plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(d)            Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS that it is so qualified and, to Seller’s knowledge, nothing has occurred, whether by action or failure to act, that has adversely affected or would reasonably be expected to adversely affect the qualification of such Seller Benefit Plan.

(e)            There are no pending or, to Seller’s knowledge, threatened suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, investigations, administrative or other proceedings relating to the participation of any Prospective Employee in the Seller Benefit Plans.

4.6           Intellectual Property.

(a)            The Transferred Intellectual Property does not contain any Patents or other items of Intellectual Property Rights that are registered or for which an application for issuance or registration has been filed.

(b)            Seller either (i) owns the entire right, title and interest in and to the Transferred Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, or (ii) has a contractual right or license to use and unilaterally assign the Transferred Intellectual Property for any and all purposes, including in the operation or use of the Purchased Assets or the Facilities.

(c)            To Seller’s knowledge, since January 1, 2017, Seller has not, in any material respect, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any third party in connection with the operation or use of the Purchased Assets or the Facilities. There is no, and since January 1, 2017 there has not been any, pending or, to Seller’s knowledge, threatened in writing Proceeding by any third party that the operation or use of the Purchased Assets or the Facilities infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person in any material respect. To Seller’s knowledge, no third Person is infringing, misappropriating or otherwise violating, or has since January 1, 2017, infringed, misappropriated or otherwise misappropriated, any Transferred Intellectual Property.

(d)            Seller has not received any written notice of, nor to Seller’s knowledge is there, any threatened (in writing), actual, or pending Proceeding with respect to the Transferred Intellectual Property. There is no pending or, to Seller’s knowledge, threatened in writing Proceeding by any third party challenging Seller’s rights in or to any of the Transferred Intellectual Property.

(e)            All current and former employees and consultants of Seller who are or have been substantively involved in the operation of the Facilities have executed written Contracts to assign to Seller exclusive ownership of any rights that such current or former employees may have in or to the Transferred Intellectual Property.

(f)             Schedule 4.6(f) lists all Assigned Contracts involving the licensing of any Intellectual Property Right that is applicable to any Purchased Asset or the operation or maintenance of a Facility or practiced at a Facility from a third party to Seller (the “IP Contracts”). Seller has delivered to Purchaser accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(g)            The Transferred Intellectual Property, the IP Contracts and services to be provided under the Transition Services Agreement constitute all of the Intellectual Property Rights that are necessary for the operation, use or maintenance of the Purchased Assets or the Facilities. The foregoing will not be interpreted as a representation or warranty of non-infringement or misappropriation of the Intellectual Property Rights of third parties.

(h)            Notwithstanding any other provision of this Article 4, the representations and warranties contained in this Section 4.6 constitute the sole and exclusive representations and warranties of Seller regarding the Intellectual Property Rights other than those that are subject to IP Contracts.

4.7           Authority; Binding Nature of Agreements.

(a)            Seller has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.

(b)            The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Seller. No other proceedings are necessary on the part of Seller to authorize the execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements by Seller.

(c)            This Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the other Transaction Agreements constitutes, or upon execution and delivery, will (assuming due authorization, execution and delivery by Purchaser, as applicable) constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

4.8           No Conflicts; Required Consents. Neither the execution, delivery and performance of this Agreement nor any other Transaction Agreement by Seller nor the consummation of the Transaction will:

(a)            conflict with, violate or result in any breach of (i) any of the provisions of the organizational documents of Seller, (ii) any material Legal Requirement, Order or arbitration award to which Seller is a party or by which Seller or any of the Purchased Assets is bound, or (iii) any provision of any Material Contract;

(b)            give any Governmental Authority or other Person the right to (i) exercise any material remedy or obtain any relief under any Legal Requirement or any Order to which Seller is bound or any of the Purchased Assets is subject, or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any material payment under any Assigned Contract;

(c)            result in the imposition or creation of any Encumbrance upon or with respect to any Purchased Asset (except for a Permitted Encumbrance); or

(d)            require Seller to obtain any consent or approval from, or make or deliver any material filing or notice to a Governmental Authority, other than reporting under the Securities Exchange Act of 1934.

4.9           Material Contracts.

(a)            Schedule 4.9 sets forth an accurate, correct and complete list of any Assigned Contracts to which any of the descriptions set forth below apply (the “Material Contracts”):

(i)                The Facility Leases;

(ii)              Any Contract for capital expenditures in excess of $50,000;

(iii)             Any Contract involving financing or borrowing of money, any Liability for borrowed money, any obligation for the deferred purchase price of property, in each case in excess of $25,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(iv)             Any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to the Purchased Assets;

(v)              Any Contract with any sole-source suppliers of tangible products or services or that includes any “most favored nations” or “most favored customer” terms and conditions (including with respect to pricing), any exclusive dealing or minimum purchase arrangement;

(vi)             Any Contract which provides for payment or performance by any party thereto having an aggregate value of $50,000 or more on an annual basis;

(vii)            Any Contract that contains a covenant not to compete or other covenant in any material respect (A) limiting or restricting the development, marketing, manufacture, distribution or sale of any of the products or services of Seller or any future line extension of such products or services into other forms, (B) limiting or restricting the ability of Seller to enter into any market or line of business or (C) restricting or prohibiting Seller from transacting business or dealing in any manner with any other Person;

(viii)           Any Contract that contains a “no hire” or non-solicitation clause prohibiting Seller from hiring or soliciting to hire any personnel of any party thereto;

(ix)              Any Contract with a Material Employee as a party;

(x)               Any Contract relating to any loan or other extension of credit (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by Seller;

(xi)              Any non-competition, non-solicitation, confidential information or other restrictive covenant agreement between any Prospective Employee listed on Schedule 7.1(a) and Seller or its Affiliates; and

(xii)             Any Contract not in the categories expressly identified above (which shall be governed by such above clauses (i) through (xi)) that is otherwise material to the Purchased Assets, Assumed Liabilities, Material Employees or the operation or maintenance of the Facilities.

(b)            Seller has delivered to Purchaser accurate, correct and complete copies of all Assigned Contracts (or written summaries of the material terms thereof, if not in writing).

(c)            Each Assigned Contract is currently valid and in full force and effect and constitutes a legal, valid and binding obligation of Seller, enforceable by Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity. None of the Assigned Contracts and no Material Contract will terminate or otherwise be materially adversely affected (with or without notice or due to lapse of time, or both) as a result of the Transaction.

(d)           (i)               Seller is not in default or breach, and to Seller’s knowledge, no other Person is in default or breach under any Assigned Contract. To Seller’s knowledge, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time, or both) (A) result in a material violation or material breach of any provision of any Assigned Contract or (B) give any Person the right to accelerate the maturity or performance of any Assigned Contract, or to cancel, terminate or modify any Assigned Contract; and

(ii)              Seller has not waived any material right under any Assigned Contract.

4.10         Real Property.

(a)            Each Facility Lease is in full force and effect in all material respects and, to Seller’s knowledge, there are no condemnation or appropriation proceedings pending or threatened against any such premises. Neither Facility Lease has been terminated. No event of default or event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by Seller, or to Seller’s knowledge, the other parties under the Facility Leases. Seller has no knowledge of any current or intended prohibitions, actions or conditions taken or imposed by the Facility landlord which currently, or in the future, would materially and adversely affect Purchaser’s ability to operate either Facility as presently operated.

(b)            Seller has delivered to Purchaser accurate, correct and complete copies of the Facility Leases, including all amendments thereto. No term or condition of any of the Facility Leases has been modified, amended or waived except as disclosed in the Facility Leases. Seller does not sublease or license all or any portion of the Facilities to any other Person and has not granted to any Person any right to use or occupy all or any portion of either Facility.

(c)            Seller has not received notice of, and to Seller’s knowledge, there are no, facts, circumstances, conditions or occurrences that would, individually or in the aggregate, constitute a material breach of any Legal Requirement concerning health, safety, zoning or building matters which in any such case affect the Facilities or any buildings or structures thereon.

(d)            Each Facility (i) is in good operating condition and repair (normal wear and tear excepted) and suitable for the purposes for which it is presently used in all material respects, and (ii) is adequate in all material respects to conduct the operations of Seller at such Facility as it is presently being conducted. Seller has not received any written notice from a Facility landlord or from a Governmental Authority claiming any defects or deficiencies in either Facility requiring the performance of any repairs, alterations or other work to either Facility, in each case in excess of $10,000 which have not been cured or repaired.

(e)            Water, sanitary sewer, storm sewer, drainage, electric, telephone, gas and other public utility systems and lines serve each Facility with capacity and in a manner adequate for the present use of each Facility and are directly connected to the lines and other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to each Facility or through easements or rights of way appurtenant to and forming a part of each Facility. The water and sanitary sewer service described above is supplied by a Governmental Authority.

4.11         Environmental Matters.

(a)            Seller has, since January 1, 2016, operated the Facilities in compliance in all material respects with all applicable Environmental Laws.

(b)            Seller possesses all Governmental Approvals required under all applicable Environmental Laws for the operation of the Facilities, and Schedule 4.11(b) sets forth a true and complete list of all such material Governmental Approvals as are currently in effect.

(c)            Except for matters that have been resolved, Seller has not received any written claim, notice, notice of violation or citation concerning any violation or alleged violation of, or liability or responsibility under, any applicable Environmental Law with respect to the Facilities.

(d)            There are no Orders outstanding, or any Proceedings pending or, to Seller’s knowledge, threatened, concerning (i) compliance with any Environmental Law by Seller in their respective operation of the Facilities, or (ii) liability or responsibility of Seller under any Environmental Law with respect to the Facilities.

(e)            To Seller’s knowledge, there are no underground storage tanks present at any of the Facilities.

(f)             To Seller’s knowledge, there has been no release of hazardous materials at any Facility, at any time, other than in compliance with a Governmental Approval or other than in a manner that does not require reporting, investigation, remediation or other response under any applicable Environmental Law.

(g)            Other than agreements entered into in the ordinary course of business consistent with past practice, Seller has not assumed or provided indemnity against any liability under any Environmental Law with respect to the Facilities.

(h)            Complete and accurate copies of all environmental compliance audit or site assessment reports that are in the possession or control of Seller and that were prepared by or for Seller and relating to the Facilities have been made available to Purchaser.

4.12         Compliance with Laws.

(a)             Seller, with respect to the ownership of the Purchased Assets, has since January 1, 2017 complied in all material respects, and is in compliance in all material respects, with each Legal Requirement that is applicable to it, excluding Environmental Laws, which shall be governed exclusively by Section 4.11, and Governmental Approvals, which shall be governed by Section 4.13; and, to Seller’s knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time, or both) constitute, or result directly or indirectly in, a material default under, a material breach or material violation of, or a failure to comply in all material respects with, any such Legal Requirement in the ownership of the Purchased Assets. With respect to the ownership of the Purchased Assets, Seller has not, between January 1, 2018 and the date hereof, received any notice from any third party that it or any of its agents is in violation of any Legal Requirement.

(b)            The processes, procedures and controls used in each Facility to manufacture the clinical stage products in Seller’s pipeline are in material compliance with all applicable Legal Requirements including the provisions of the FDA’s current good manufacturing practice (“GMP”) regulations at 21 C.F.R. Parts 210-211 for pharmaceutical products sold in the United States and the respective counterparts thereof promulgated by governmental entities in countries outside the United States. No inspection of either Facility in the last three (3) years has resulted in any observation or citation of a material violation of applicable GMP regulations. Seller has provided Purchaser with true and complete copies of all inspection reports or similar documents prepared by any Governmental Authority and issued to Seller in the last three (3) years that relate to either Facility (or its operations).

(c)            Seller has not been debarred or the subject of debarment proceedings by any Governmental Authority.

4.13         Governmental Approvals.

(a)            Seller has all material licenses necessary to own or lease and operate the Purchased Assets and the Facilities (collectively, the “Regulatory Licenses”), including all such licenses of the United States Food and Drug Administration (the “FDA”) or any other applicable United States or foreign drug regulatory authority (collectively with the FDA, the “Regulatory Authorities”). There has not occurred any revocation or termination of any Regulatory License, or any material impairment of the rights of Seller under any Regulatory License. With respect to the operation of the Purchased Assets and the Facilities, Seller has operated in compliance in all material respects with applicable Legal Requirements by any Regulatory Authority.

(b)            Seller, with respect to the ownership of the Purchased Assets, has made all material filings with, and given all material notifications to, all Governmental Authorities as required by all applicable Legal Requirements.

(c)            Schedule 4.13(c) sets forth all Governmental Approvals, including the names of the Governmental Approvals and their respective dates of issuance and expiration, but excluding sales and use Tax permits and franchise Tax regulations. Each Governmental Approval set forth in Schedule 4.13(c) is valid and in full force and effect. No event has occurred or circumstances exist that, with or without notice or lapse of time or both, has resulted in or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Approval.

4.14         Proceedings and Orders.

(a)             There is no Proceeding pending or threatened (i) against Seller with respect to any of the Purchased Assets or operation of the Facilities, (ii) to Seller’s knowledge, any of the Prospective Employees with respect to their activities on behalf of Seller, or (iii) with respect to the consummation of the Transaction and there have been no such Proceedings during the past three (3) years. To Seller’s knowledge, no event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such Proceeding. There is no internal investigation pending relating to Seller’s compliance with Legal Requirements or responding to any inquiry, investigation or notice from a Governmental Authority.

(b)            Seller is not subject to any material Order or any material proposed Order with respect to or that relates directly to any of the Purchased Assets or the Facilities.

4.15         Title to Assets.

(a)            Seller is the sole owner of all right, title and interest in and to all the Purchased Assets and has good title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The Purchased Inventory does not constitute a major part of the materials, supplies, merchandise or other inventory of Seller within the meaning of Md. Commercial Law Code Ann. § 6-101, et. seq.

(b)            All Purchased Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All Equipment Assets, other than the Retained Equipment, with an individual acquisition value of $5,000 or more are set forth on Schedule 4.15.

(c)            All tangible machinery and equipment that are part of the Purchased Assets are (i) in good operating condition and repair in all material respects, ordinary wear and tear excepted, and taking into account the purpose(s) for which such Purchased Asset is currently used at the Facilities and (ii) suitable and adequate in all material respects for the purpose(s) for which such Purchased Asset is currently used in the conduct of the business conducted at, and the operation of, the Facilities. No tangible machinery and equipment that is a Purchased Asset is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that do not exceed $25,000.

(d)            Except for the services to be provided pursuant to the Transition Services Agreement, or services proposed by Seller to be provided pursuant to the Transition Services Agreement and declined by Purchaser, and the Excluded Assets, the Purchased Assets are sufficient for the continued operation and maintenance of the Facilities in substantially the same manner as operated and maintained prior to the Closing.

4.16         Insurance. All insurance policies that are maintained by Seller or that name Seller as an insured (or loss payee) that pertain to the Purchased Assets, the Assumed Liabilities or Seller’s employees or operations are in full force and effect and are provided by carriers who are financially solvent and have not been subject to any lapse in coverage. There are no Proceedings related to the Purchased Assets or the Assumed Liabilities pending under any such insurance policies. All premiums due and payable on such insurance policies have been paid in accordance with the terms of such policy. Seller is not in default under, or has failed to comply with, in any material respect, any provision contained in any such insurance policy. True and complete copies of the insurance policies applicable to the Purchased Assets and currently maintained by Seller have been made available to Purchaser.

4.17         Solvency. Upon the consummation of the Transaction, Seller will be solvent and will: (a) have adequate capital to carry on its business; (b) own assets that have a fair saleable value greater than the currently due Liabilities (including a reasonable estimate of the amount of all contingent Liabilities reasonably expected to become actual and mature); and (c) not have incurred liabilities beyond its ability to pay such liabilities as they mature. Seller is not entering into this Agreement and consummating the Transaction with the intent to defraud, delay or hinder Seller’s creditors. The Transaction does not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of the Seller whatsoever to any of the Purchased Assets after the Closing.

4.18         Brokers. Seller has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

Article 5.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1           Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser possesses all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2           Authority; Binding Nature of Agreements.

(a)             Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and all other Transaction Agreements to which it is a party and to carry out the provisions of this Agreement and the other Transaction Agreements.

(b)            The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements have been approved by all requisite action on the part of Purchaser. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements do not require the approval of the shareholders of Purchaser.

(c)             This Agreement has been duly and validly executed and delivered by Purchaser. Each of this Agreement and the other Transaction Agreements to which Purchaser is a party constitutes, or upon execution and delivery, will (assuming due authorization, execution and delivery by Seller, as applicable) constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

5.3           No Conflicts; Required Consents. Neither the execution, delivery and performance of this Agreement nor any other Transaction Agreement by Purchaser will:

(a)             conflict with, violate or result in any breach of (i) any of the provisions of the organizational documents of Purchaser; (ii) any resolution or corporate action of Purchaser; (iii) any of the terms or requirements of any Governmental Approval held by Purchaser, other than such conflicts, violations and breaches that, alone or in the aggregate, would not have a material adverse effect on Purchaser or impair or delay the ability of Purchaser to consummate the Transaction; or (iv) any provision of any Contract binding upon Purchaser, other than such conflicts, violations and breaches that, alone or in the aggregate, would not have a material adverse effect on Purchaser or impair or delay the ability of Purchaser to consummate the Transaction;

(b)            except as, alone or in the aggregate, would not have a material adverse effect on Purchaser or impair or delay the ability of Purchaser to consummate the Transaction, give any Governmental Authority or other Person the right to (i) exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Purchaser or any of its assets is bound or (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract binding upon Purchaser; or

(c)            require Purchaser to make or deliver any material filing or material notice to a Governmental Authority, other than with respect to the transfer of any Governmental Approval included in the Purchased Assets and any Governmental Approval that is necessary for Purchaser to operate the Facilities and own and operate the Purchased Assets as operated and owned by Seller as of the Closing Date.

5.4           Financial Ability to Perform. Purchaser has and will continue to have on the Closing Date all funds necessary to pay the Closing Payment and the Escrow Amount pursuant to Section 3.3(a) and to perform and consummate the Transaction and the other Transaction Agreements on the terms and subject to the conditions hereunder and thereunder.

5.5           Brokers. Purchaser has not retained any broker or finder or incurred any Liability for any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

5.6           Exclusivity of Representations. Purchaser does not have any knowledge that any of the representations or warranties of Seller made in this Agreement are not true and correct. Purchaser acknowledges and agrees that (a) it has been afforded an opportunity to make inspections and investigations of the Facilities, the Purchased Assets and the Assumed Liabilities relevant to its decision to proceed with the Transaction, (b) in making its decision to proceed with the Transaction, Purchaser is not relying on any representation, warranty or statement by or on behalf of Seller that is not contained in Article 4 hereof and (c) except with respect to such representations, warranties and statements and, subject to the covenants set forth in Article 4 hereof, Purchaser accepts the Purchased Assets “as is, where is, with all faults” and in the condition they are in and at the place they are located at the Closing Date. Purchaser hereby waives all warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the uniform commercial code with respect to the Purchased Assets (in each case, except to the extent a representation with respect thereto is included in Article 4). Purchaser acknowledges that it is Purchaser’s responsibility to apply for any Governmental Approvals that are not included in the Purchased Assets.

Article 6.

additional agreements

6.1           Conduct Prior to Closing. Except as contemplated in this Agreement, as required by Legal Requirement or with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to its terms, Seller shall, and shall cause its Affiliates and Representatives to:

(a)             refrain from taking any action that if taken after December 31, 2018, but prior to the date hereof, would have been required to be disclosed pursuant to Section 4.2, except for any such actions described on Schedule 6.1(a);

(b)            except as described on Schedule 6.1(b), refrain from (i) adopting, amending, increasing benefits under, or terminating any Employee Benefit Plan with respect to the employees of Seller, and (ii) granting to any Prospective Employee listed on Schedule 7.1(a) any bonus, equity award or other compensation or benefits;

(c)            refrain from selling, leasing, licensing, removing or otherwise disposing or entering into a contract to sell, lease, license, remove or otherwise dispose of any Purchased Assets, except for (i) those raw materials and consumables, including any Purchased Inventory, that are consumed as part of the ongoing and customary operations at the Facilities, and (ii) the removal of any Equipment Asset from the Facilities or any part thereof for purposes of conducting routine maintenance on such Equipment Asset;

(d)            refrain from purchasing, leasing or acquiring the right to own, use or lease any asset or property, except for purchases, leases or acquisitions of inventory, assets, property or supplies in the ordinary course of business in accordance with past practice;

(e)            refrain from amending, modifying, renewing, extending, terminating or granting any release or relinquishment of any material right under any Material Contract or, enter into any new Contract that would have been a Material Contract if entered into prior to the date hereof;

(f)             refrain from promoting any Prospective Employee listed on Schedule 7.1(a);

(g)            refrain from adopting a plan or agreement of complete or partial liquidation or dissolution;

(h)            refrain from making, changing or revoking any material Tax election nor file any material amended Tax Return to the extent such election or amended Tax Return will adversely affect Purchaser in a Tax period (or portion thereof) beginning after the Closing Date;

(i)              refrain from taking, permitting, authorizing, agreeing, resolving or consenting to, any action that could be reasonably expected to cause any of the foregoing to occur;

(j)              with respect to each new employee hired by Seller who is to be located at or to provide substantial services at the Facilities, provide Purchaser a reasonable opportunity to evaluate such new employee to determine if Purchaser wishes to offer employment to such employee in accordance with Section 7.1(a), it being agreed that (x) Purchaser shall have no obligation to offer employment to any such employee, and (y) if Purchaser offers employment to such employee, the parties will update Schedule 7.1(a) to add such employee thereto, and all references in this Agreement to “Prospective Employees” (and similar phrases) and “Prospective Employees listed on Schedule 7.1(a)” (and similar phrases) shall be deemed to include such employee; and

(k)            (i) continue to operate the Facilities in the usual and ordinary course of business, consistent with past practice, (ii) maintain the employment of each Prospective Employee listed on Schedule 7.1(a) in the ordinary course of business consistent with past practice; provided, however, that if a Prospective Employee voluntarily terminates his employment on his or her own accord or is terminated by Seller for cause, such termination of a Prospective Employee will not constitute a breach of this clause (ii), (iii) maintain the Facilities and the properties and assets included in the Purchased Assets in substantially the same condition as they were on the date of the Agreement, subject to reasonable wear and tear, (iv) maintain the Purchased Inventory of a quantity, quality and mix in the ordinary course of business and substantially consistent with past practice, (v) comply in all material respects under all Assigned Contracts, (vi) comply in all material respects with all Legal Requirements applicable to the Facilities, the conduct of Seller’s business and the ownership and use of the Purchased Assets, (vii) pay all applicable Liabilities, Taxes and other obligations when due and (viii) to the extent relating to the Purchased Assets or the Facilities, preserve and maintain the validity of all material Governmental Approvals, including any renewals or extensions thereof.

6.2           Non-Contact. Except as provided in Article 7 and except for any contact made by Purchaser or any of its Affiliates in the ordinary course of its business with any customer or supplier of Seller or any of its Affiliates or any other Person with a material business relationship with Purchaser or its Affiliates, none of Purchaser or any of its Affiliates shall contact any employees or suppliers of Seller or its Affiliates or any other Person with a material business relationship with Seller or its Affiliates prior to the Closing without the prior written consent of Seller, and such consent will not be unreasonably withheld or delayed. Purchaser shall, and shall cause its Affiliates to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2 or otherwise, in accordance with the terms of such Confidentiality Agreement.

6.3           Efforts to Consummate; Certain Governmental Matters. From the date of this Agreement until the Closing:

(a)            Seller and Purchaser shall each use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary for it to do under applicable Legal Requirements to consummate and make effective the Transaction, including all actions and all things necessary for it (i) to comply promptly with all Legal Requirements that may be imposed on it with respect to this Agreement and the Transaction (which actions shall include furnishing all information required by applicable Legal Requirements in connection with Governmental Approvals or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party; and (iii) to obtain any Order or Consent by any Governmental Authority or other public or private third party required to be obtained or made in connection with the acquisition of the Purchased Assets or the taking of any action contemplated by this Agreement.

(b)            Seller and Purchaser shall promptly give the other party written notice, pursuant to Section 12.11, of the existence or occurrence of any condition (i) that would make any representation or warranty herein contained of such party untrue, or (ii) that would be reasonably expected to prevent the timely consummation of the Transaction on the terms contemplated by this Agreement.

6.4           Consents. Without limiting the provisions of Section 6.2, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all Consents and make and deliver all filings and notices listed on Schedule 6.4(a) as soon as reasonably practicable following the date of this Agreement, and Purchaser shall use its commercially reasonable efforts to obtain all Consents and make and deliver all filings and notices listed on Schedule 6.4(b). Nothing in this Section 6.4 shall require Seller or any of its Affiliates or Purchaser or any of its Affiliates to pay any fee or other payment, or incur any Liability or out-of-pocket expense in connection with the efforts set forth in this Section 6.4, provided, however, that solely with respect to the Lease Assignment and Assumption Agreements, legal and administrative expenses associated with securing such Lease Assignment and Assumption Agreements pursuant to Section 3.2(d), as well as any fees and expenses associated with securing landlord consents under each Facility Lease pursuant to Section 3.2(i), shall be the sole responsibility of Seller.

6.5           Cooperation. After the Closing, subject to Section 1.5, upon the reasonable request of Purchaser, Seller shall use commercially reasonable efforts to (i) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller’s right, title and interest in and to the Purchased Assets in accordance with the terms of this Agreement and (ii) cooperate with Purchaser, at Purchaser’s expense, to enforce the terms of any Assigned Contracts, including terms relating to confidentiality, and to transfer all Governmental Approvals (to the extent transferable) to Purchaser. After the Closing, Seller shall promptly deliver to Purchaser (x) any mail, packages, orders, inquiries and other communications addressed to Seller and exclusively relating to the operation of the Purchased Assets, and (y) any property that Seller receives and that properly belongs to Purchaser, and Purchaser shall promptly deliver to Seller (x) any mail, packages, orders, inquiries and other communications addressed to Seller and not exclusively relating to the operation of the Purchased Assets, and (y) any property that Purchaser receives and that properly belongs to Seller.

6.6           IT Plan. Representatives of each of Purchaser and Seller shall meet on a regular basis prior to Closing to discuss and plan for the phone and related electronic information technology systems on the terms and conditions set forth in Exhibit H (the “IT Plan”). Purchaser and Seller agree to use commercially reasonable efforts to promptly commence work on the IT Plan, and agree to cooperate in preparing the IT Plan, including by providing reasonable access to data, information systems, and personnel having expertise with their information and data systems; provided, however, that neither Purchaser nor Seller shall be required to terminate any third-party service provider arrangements prior to the Closing Date.

6.7           Delivery of Facilities. Seller shall (i) except for those Excluded Assets remaining at the Facilities as contemplated by the IT Plan and except as contemplated in Section 6.8, use commercially reasonable efforts to remove from the Facilities prior to the Closing or as soon as reasonably practicable after the Closing substantially all assets at the Facilities that are Excluded Assets, including all such Excluded Assets embedded within the Purchased Assets and (ii) cause any employee that is not a Transferred Employee to vacate the Facilities prior to the Closing. Nothing in this Section 6.7 shall impact or alter any rights or obligations set forth in Section 6.9.

6.8           Access to Facilities. For a period of four (4) months after the Closing, upon the reasonable request of Seller and upon reasonable advance written notice, Purchaser shall provide Seller and its Representatives with reasonable access to the Facilities during normal business hours of Purchaser, including reasonable access to the computers, information technology and phone systems located at the Facilities, during regular business hours at no cost to Seller, for the purposes of removing from the Facilities the Excluded Assets remaining at the Facilities following the Closing; provided, however, that such access (x) does not unreasonably interfere with the business of Purchaser or any of its Affiliates or with the operation of the Facilities, and (y) in the event that Purchaser determines that providing such access could be commercially detrimental, violate any applicable Legal Requirement or agreement or waive any attorney-client privilege, then the parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm and consequence. Seller agrees that it and its personnel shall, and that it shall use cause its Representatives’ personnel to, when at the Facilities, or when given access to any computers, information technology or phone systems located at the Facilities, conform to the written policies and procedures of Purchaser concerning health, safety, conduct and security which are provided to Seller in advance from time to time. Except to the extent caused by Purchaser’s gross negligence or willful misconduct, Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Persons from and against any and all liability for injury to any of Seller’s personnel or any of its Representatives’ personnel resulting from, or relating to, the presence of any such personnel at any Facility.

6.9           Wrong Pockets.

(a)            If, for any reason after the Closing, Purchaser is found to be in possession of any Excluded Asset or subject to an Excluded Liability, (i) Purchaser shall return or transfer and convey (without further consideration) to Seller, and Seller shall accept or assume, as applicable, such Excluded Asset or Excluded Liability; (ii) Seller shall assume (without further consideration) any Liabilities associated with such Excluded Assets or Excluded Liabilities; and (iii) Purchaser and Seller shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Excluded Asset or Excluded Liability back to Seller.

(b)            In the event that any Purchased Asset or Assumed Liability is discovered by Seller or any of its Affiliates or identified to Seller in writing by Purchaser at any time after the Closing Date, possession or ownership of which has not been transferred to, or assumed by, either Purchaser or its Affiliates at such time, Seller shall promptly take such steps as may be required to transfer, or cause to be transferred, such Purchased Assets or Assumed Liabilities to Purchaser, subject to Section 1.5 and otherwise in accordance with the terms of this Agreement, at no additional charge to Purchaser or its Affiliates, and Purchaser or its Affiliates shall accept such Purchased Assets or assume such Assumed Liabilities, as the case may be.

(c)            In the event that, on or after the Closing Date, either party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any of the other Transaction Agreements, then the party receiving such funds shall promptly forward such funds to the proper party. The parties acknowledge and agree that there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any of the Transaction Agreements.

6.10         Confidentiality. Purchaser acknowledges and agrees for the benefit of Seller that all Confidential Information disclosed in connection with Purchaser’s due diligence investigation of the Facilities, the Purchased Assets, and the evaluation of the Transaction, shall be treated as and remain confidential in accordance with the terms of the Confidentiality Agreement.

6.11         Non-Solicitation of Employees. Neither Purchaser nor Seller shall, for a period of one (1) year after the Closing Date (the “Non-Solicit Period”), directly solicit the employment or consulting services of or employ or engage as a consultant any of the officers or employees or the other party, so long as they are employed by such party; provided, however, that nothing contained in this Section 6.11 shall prohibit Purchaser from soliciting the employment or consulting services of or employing or engaging as a consultant any of the Prospective Employees. For any officers or employees who have separated from employment with Purchaser or Seller (other than Prospective Employees who have separated from employment with Seller) during the Non-Solicit Period, Purchaser and Seller agree not to directly solicit them for employment or consulting services until the earlier of three months from the date of their separation with such party or the end of the Non-Solicit Period. Examples of solicitation that are prohibited under this Agreement include direct contacts to Seller or Purchaser employees by Purchaser- or Seller-retained recruiters, inbound contacts to the other party by employee-retained recruiters and any outreach by Purchaser or Seller that targets or is directed to the other party’s employees. Neither Purchaser nor Seller is prohibited from soliciting by means of a general advertisement not directed at (i) any particular individual or (ii) the employees of the other party generally. Examples of permitted activities include job postings on the internet or through job search portals, contacts through job fairs, conventions, or conferences or instances where the current Purchaser or Seller employee intentionally contacts the other party regarding an employment opportunity.

6.12         Scope and Application of Law. It is the understanding of the parties that the scope of the covenants contained in Sections 6.10 and 6.11 hereof both as to time and area covered, are reasonable and necessary to protect the rights of Purchaser and the rights of Seller. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by Legal Requirements. The parties further agree that, in the event that any provision of Sections 6.10 and 6.11 hereof shall be determined to be unenforceable by a court of competent jurisdiction by reason of its being extended over too great a time or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. If any such covenants or any part of such covenants is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of such covenants, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each such remaining covenant shall be valid and enforceable to the fullest extent permitted by law.

6.13         Compliance with WARN Act and Similar Legal Requirements. On and/or prior to the Closing Date, Seller will be responsible for compliance with the Worker Notification Laws with respect to the Prospective Employees, and for all obligations or liabilities arising thereunder as a result of any action (or failure to act) of Seller on and/or prior to the date on which the affected Prospective Employee’s employment with Seller terminates and/or on which the Prospective Employee otherwise experiences an “employment loss” as defined under the Worker Notification Laws; and after the date on which the affected Transferred Employee’s employment with Purchaser commences, Purchaser will be responsible for compliance with the Worker Notification Laws but only with respect to the Transferred Employees, and for only those obligations or liabilities arising thereunder as a result of any action (or failure to act) of Purchaser after the date on which the affected Transferred Employee’s employment with Purchaser commences. Purchaser shall be solely responsible for all Liabilities incurred by Seller with respect to any Transferred Employee that relate or are similar to the Worker Notification Laws, to the extent such Liabilities are based on actions taken by Purchaser on or after the Closing Date, and any such Liabilities incurred by Seller or any of its Affiliates shall be paid or reimbursed in full by Purchaser. Purchaser will not, at any time within ninety (90) days after the Closing Date, take any action that would obligate Seller or any of its Affiliates to provide (or to have provided) notice to any employees or cause Seller or any of its Affiliates to incur liability under the Worker Notification Laws.

6.14         Phase I Environmental Assessment. Prior to Closing, Purchaser shall have the right, at its sole cost and expense, to engage an environmental consulting firm, which shall be selected by Purchaser subject to Seller’s approval, which shall not be unreasonably withheld, to conduct a Phase I Environmental Site Assessment in accordance with ASTM Standard 1527-13 (the “ASTM Standard”) and Limited Environmental Regulatory Compliance Assessment, as such terms are commonly understood (together, the “Phase I Environmental Assessment”) with respect to the Facilities, provided, however, that any such Phase I Environmental Assessment shall be conducted only (i) during regular business hours, (ii) with no less than five (5) Business Days prior written notice to Seller, (iii) in a manner which will not unduly interfere with the operation of the Facilities or impose unreasonable burdens on Facility personnel and (iv) not involve any use or operation of equipment or any invasive sampling or testing of environmental media or building materials. In the event Purchaser determines that more than a Phase I Environmental Assessment is required in order to properly determine the environmental condition of the Facilities, including conducting invasive sampling or testing, the written consent of Seller shall be obtained prior to conducting such activities, which consent may be withheld at Seller’s sole discretion, in which event Purchaser may, if the Phase I Environmental Assessment reasonably identifies “Recognized Environmental Conditions”, (as such term is defined in the ASTM Standard) terminate this Agreement upon five (5) days’ written notice to Seller. Any damage to the Facilities caused by Purchaser and its consultants in conducting any such Phase I Environmental Assessment shall be repaired by Purchaser at its sole cost and expense. In connection with the granting of access to Purchaser to conduct the Phase I Environmental Assessment, Purchaser represents that it is adequately insured, and will provide certificates of insurance to Seller prior to exercising its rights of access, which certificates shall designate Seller as an additional insured, be primary to any insurance of Seller, and waive subrogation. Except to the extent caused by Seller’s gross negligence or willful misconduct, Purchaser waives, releases and agrees to defend and indemnify Seller and Seller’s representatives against all claims for injury to, or death of, Persons or for damage to property arising in any way from the access afforded to Purchaser or the activities of Purchaser relating to the Phase I Environmental Assessment. This waiver, release and indemnity by Purchaser shall survive termination of this Agreement.

6.15          Inspection of Records. Seller shall, on the one hand, and Purchaser shall, on the other hand, each use commercially reasonable efforts to make their respective books and records (including work papers in the possession of their respective accountants) with reasonable relevance to the Facilities, Purchased Assets and Assumed Liabilities available for inspection by the other party, or by its Representatives, for reasonable business purposes at all reasonable times during normal business hours, for a four (4) year period after the Closing Date. As used in this Section 6.15, the right of inspection includes the right to make extracts or copies (at the expenses of the Person exercising such right). The Representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. Without limiting any of the foregoing, Seller shall provide copies of any Facility Records not included in the Purchased Assets to the extent Purchaser is required to maintain copies of such Facility Records pursuant to any applicable Legal Requirement. Notwithstanding anything to the contrary, no party shall be required to disclose to the other party or any of such other party’s Representatives, or otherwise provide the other party or any of such other party’s Representatives any access to any information, properties or personnel if doing so would violate any Contract or Legal Requirement to which such party is a party or is subject or which it determines could result in a loss of the ability to successfully assert attorney-client and work product privileges.

6.16          Exclusivity.

(a)               Seller hereby agrees that, during the Exclusivity Period, Seller shall not, and shall cause its Representatives (to the extent acting on Seller’s behalf) not to, directly or indirectly: (i) solicit, initiate, respond to (other than to decline) or take any action to facilitate or encourage any inquiry or proposal (or the making thereof) from, or discussion or negotiation with, a Person or group of Persons, other than Purchaser and Purchaser’s Representatives, that relates to, or may constitute, or would reasonably be expected to lead to, an Alternative Transaction; (ii) enter into or participate in any discussions or negotiations with any Person or group of Persons, other than Purchaser and Purchaser’s Representatives, regarding an Alternative Transaction; (iii) furnish any non-public information relating to Seller or any of its assets, business or properties, or afford access to the assets, business, properties, books or records of Seller, to any Person or group of Persons, other than Purchaser and Purchaser’s Representatives, in all cases relating to or for the purpose of assisting with or facilitating an Alternative Transaction; or (iv) enter into an Alternative Transaction or any agreement, arrangement or understanding, including any letter of intent, term sheet or other similar document, relating to an Alternative Transaction; provided, however, that, the restrictions set forth in this Section 6.16(a) shall not apply (x) if Seller’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements or (y) to any Alternative Transaction that relates to, constitutes or that would lead to (1) the acquisition of direct or indirect ownership or voting control, beneficially or of record, by any Person or group of more than 50% of the issued and outstanding shares of Seller’s common stock, whether by merger, consolidation, sale or other transfer or (2) the acquisition of all or substantially all of Seller’s assets by another Person.

(b)               Reasonably promptly (but in no event more than forty-eight (48) hours) following Seller’s receipt of any inquiry or proposal from a Person or group of Persons, other than Purchaser and Purchaser’s Representatives, that relates to, constitutes or that would lead to, an Alternative Transaction or request for non-public information relating to Seller or any of its assets, business or properties, or access to the assets, business, properties, books or records of Seller, by any Person or group of Persons, other than Purchaser and Purchaser’s Representatives in all cases relating to or for the purpose of assisting with or facilitating an Alternative Transaction or any inquiry or proposal with respect thereto, Seller shall advise Purchaser in writing of (i) the receipt of such inquiry, proposal or request, (ii) subject to the observance of any confidentiality agreement in effect on the date hereof, the identity of the Person making any such inquiry, proposal or request, and (iii) the terms and conditions of such inquiry or proposal or nature of the information requested, and Seller shall as reasonably promptly as practicable provide to Purchaser a copy of such inquiry, proposal or request, if in writing, or a written summary of the material terms of such inquiry, proposal or request, if oral. In addition, Seller shall keep Purchaser reasonably informed on a reasonably current basis, or upon Purchaser’s reasonable request, (x) of the status and material terms of (including material amendments or revisions or proposed material amendments or revisions to) each inquiry or proposal, and (y) as to the nature of any information requested of Seller or any of its Affiliates with respect thereto.

6.17          Supplement to Seller Disclosure Schedule. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter arising after the date of this Agreement but prior to the Closing (each, a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article 8 have been satisfied; provided, however, that if Purchaser shall have the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Article 11 with respect to such matter.

6.18          Litigation and Audit Support. To the extent permitted by applicable Legal Requirements and for a period of three (3) years after the Closing Date, Purchaser and its Affiliates will reasonably cooperate with Seller and its Affiliates, and Seller and its Affiliates will reasonably cooperate with Purchaser and its Affiliates, in the defense or settlement of any Liabilities, Proceedings or audits brought by any third party involving the Purchased Assets, Excluded Assets, Assumed Liabilities, Excluded Liabilities or Facilities (other than any Proceedings or audits by any Tax Authority, which shall be exclusively governed by Section 9.2(a)) for which any of them has or may have responsibility under this Agreement by providing the responsible party and such party’s legal counsel and other designated Persons reasonable access to employees, records, documents, data and other information regarding the Purchased Assets, Excluded Assets, Assumed Liabilities, Excluded Liabilities and Facilities as such party may reasonably request, to the extent maintained or under the possession or control of the requested party. The reasonable expenses incurred by a party pursuant to this Section 6.18 shall be borne by the requesting party. No access pursuant to this Section 6.18 shall be required to the extent that such access requires one party to make available to the other party records, documents, data or other information that is subject to a claim of attorney-client privilege, attorney work product or other immunity or protection from disclosure; provided, however, the parties agree to take reasonable efforts to maintain such confidentiality, privilege, immunity or protection (including, when appropriate, to enter into a customary agreement to maintain such confidentiality, privilege, immunity or protection, such as a confidentiality or joint defense agreement) or to make reasonable and appropriate substitute disclosure. Notwithstanding anything herein to the contrary, no such access or disclosure shall be permitted for a purpose related to a dispute or potential dispute by and between Purchaser and its Affiliates, on the one hand, or Seller and its Affiliates on the other hand.

Article 7.

EMPLOYEES

7.1            Transferred Employees.

(a)               With Seller’s good faith cooperation and assistance, Purchaser shall offer employment commencing on the Closing Date to each Prospective Employee set forth on Schedule 7.1(a), including any Prospective Employee who is then on a leave of absence, on the terms and conditions provided for in this Section 7.1; provided, however, that any employment offered to a Prospective Employee who is then on a leave of absence shall commence as of the later of the Closing Date or the date such Prospective Employee as a Transferred Employee returns to active work (it being understood that such Prospective Employee who is then on a leave of absence will remain an employee of Seller until such Prospective Employee commences employment with Purchaser or otherwise terminates employment with Seller). Purchaser shall use commercially reasonable efforts to encourage each Prospective Employee set forth on Schedule 7.1(a) to accept employment with Purchaser; provided, however, that Purchaser shall have no obligation to offer employment to any such Prospective Employee on terms and conditions other than as provided for in this Section 7.1. The offer made by Purchaser to a Prospective Employee shall be made in writing and shall (i) be conditioned on such Prospective Employee’s agreement to forego a payout of up to forty (40) hours of accrued vacation earned as an employee of Seller in exchange for receiving an equivalent number of hours of accrued paid time off as a Purchaser employee, (ii) notwithstanding the amount, if any, of paid time off received as a Purchaser employee pursuant to the preceding subsection (i), provide that, for a period of three (3) months following the Closing Date, such Prospective Employee shall be permitted to incur a negative paid time off balance of up to forty (40) hours prior to earning such paid time off as a Purchaser employee, (iii) include a proprietary information and invention assignment agreement pursuant to which the Prospective Employee agrees to assign to Purchaser exclusive ownership of any know-how and proprietary information created or developed by such Prospective Employee after the Closing Date and used at the Facilities, and (iv) provide for the payment of a retention or incentive bonus, conditioned on the Prospective Employee being continuously employed by Purchaser from the Closing Date (or such later date as is applicable for any Prospective Employee on a leave of absence as of the Closing Date) through such payment date. Purchaser shall provide Seller a reasonable opportunity to review and comment on the content of such offers with respect to compliance with the terms of this Agreement in advance of such offers being made, and Seller shall consider such comments in good faith, and shall also provide prompt notice of any such offers once made. Any employee of Seller or a Subsidiary who accepts such an offer of employment shall be referred to in this Agreement as a “Transferred Employee”.

(b)               For a period of one (1) year following the Closing Date, Purchaser shall provide, or shall cause to be provided, to each Transferred Employee who is employed by Seller as of immediately prior to the Closing Date and continues to be employed by Purchaser or any Affiliate after the Closing Date (i) the wages and incentive bonus opportunities that, in the aggregate, are at least as large, in the aggregate, as the amounts set forth on Schedule 7.1(b); provided that Purchaser may substitute incentive equity awards based on the equity securities of Purchaser or its Affiliates for any portion of an incentive cash bonus opportunity; provided, further, that such incentive equity awards are of equal or greater value (as determined in accordance with the applicable equity incentive plan of Purchaser or its Affiliates) than the incentive cash bonus opportunity for which they are substituted; and (ii) benefits that are at least comparable in the aggregate as provided to the similarly situated employees of Purchaser.

(c)               Schedule 7.1(c) attached hereto sets forth key Prospective Employees (referred to in this Agreement as “Key Prospective Employees”). From the date of this Agreement through the Closing Date, (i) Seller shall use commercially reasonable efforts to retain the Key Prospective Employees as employees of Seller and (ii) Purchaser shall be permitted, with the prior written consent of Seller in each instance, to contact the Key Prospective Employees for purposes of entering into employment agreements with such Key Prospective Employees.

(d)              Seller shall refrain from (i) offering to pay or paying any severance benefits to any Prospective Employee, except as provided pursuant to a written program or policy of Seller, pursuant to an employment or other agreement between Seller and such Prospective Employee or as required by Code Section 4980B or Sections 601-608 of ERISA and (ii) disparaging Purchaser to any Prospective Employee in a manner that undermines or is reasonably capable of undermining Purchaser’s efforts to employ such Prospective Employee.

(e)               For purposes of vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan), vacation and sick time credit and eligibility to participate under the Employee Benefit Plans of Purchaser and its Subsidiaries providing benefits to any Transferred Employee after the Closing Date (collectively the “Purchaser Benefit Plans”), each Transferred Employee shall be credited with his or her years of service with Seller and its Subsidiaries and their respective predecessors (to the extent credited by Seller and its Subsidiaries) prior to the Closing Date, to the same extent as such Transferred Employee was entitled, prior to the Closing Date, to credit for such service under any similar Seller Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Purchaser shall use commercially reasonable efforts to cause (in accordance with applicable Legal Requirements and consistent with the terms of any Purchaser Benefit Plan) (i) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all Purchaser Benefit Plans to the extent coverage under such Purchaser Benefit Plan is replacing comparable coverage under a Seller Benefit Plan in which such Transferred Employee participated immediately before the Closing Date, and (ii) for purposes of each Purchaser Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such Purchaser Benefit Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent (a) such conditions were inapplicable or waived under the comparable Seller Benefit Plan and (b) the waiver of such conditions is permissible under the terms of the Purchaser Benefit Plan.

(f)               No later than the Closing Date, Purchaser shall take all actions reasonably necessary to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Transferred Employee from the Seller 401(k) Plan to a Tax-qualified defined contribution retirement plan in which Purchaser is a participating employer (the “Purchaser 401(k) Plan”) and to transfer outstanding loans to the Purchaser 401(k) Plan. Each Transferred Employee shall be eligible to become a participant in the Purchaser 401(k) Plan as of the date determined by the terms of the Purchaser 401(k) Plan.

(g)              Without limiting the foregoing, in order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Seller and Purchaser shall cooperate, both before and after the Closing Date, and subject to applicable Legal Requirements, regarding the exchange of information related to the Transferred Employees, including employment records and benefits information.

7.2             No Benefit to Employees Intended. Nothing contained in this Article 7, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Employee Benefit Plan or any other Seller Benefit Plan.

Article 8.

CONDITIONS TO CLOSING

8.1             Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction (or waiver), on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a)               Representations, Warranties and Covenants. (i) The Fundamental Representations are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specific date, which shall speak only as of such date); (ii) all other representations and warranties of Seller in this Agreement are true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers therein, except in respect of clause (i) of Section 4.2) as of the date of this Agreement and shall be true and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers therein, except in respect of clause (i) of Section 4.2) as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specific date, which shall speak only as of such date), and (iii) as of the Closing, Seller shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Seller on or prior to the Closing;

(b)              No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any event, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(c)               Certificate of Representations and Warranties. Seller shall have delivered to Purchaser a certificate executed by an executive officer of Seller, certifying as to the matters in Section 8.1(a) and (b);

(d)               No Proceedings. No Proceeding shall have been commenced against Purchaser or any of its Affiliates or Seller or any of its Affiliates on any grounds which would reasonably be expected to (i) prevent the consummation of the Transaction or (ii) prohibit Seller from selling the Purchased Assets;

(e)               Phase I Environmental Assessment. The Phase I Environmental Assessment shall not have revealed (i) any circumstances that would reasonably be expected to result in a closure of a Facility or revocation, suspension or termination of an environmental permit, (ii) any circumstances that would reasonably be expected to result in the incurrence by Purchaser of capital expenditures in excess to achieve compliance with environmental laws of $750,000 or (iii) any reasonably identified “recognized environmental conditions” (as defined in the ASTM Standard) that, without the collection of subsurface data, would reasonably be expected to result in Purchaser incurring environmental liabilities in excess of $750,000;

(f)                Transfer of Prospective Employees. The counter-execution by a total of at least eighty-one (81) of the Prospective Employees listed on Schedule 7.1(a) of their respective employment offer letters from Purchaser; and

(g)              Deliveries. Seller shall have delivered to Purchaser all of the documents, agreements and other items set forth in Section 3.2.

8.2            Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction (or waiver), on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser set forth in in Section 5.1 (Organization and Good Standing) or Section 5.2 (Authority; Binding Nature of Agreements) or Section 5.5 (Brokers) are true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specific date, which shall speak only as of such date); (ii) all other representations and warranties of Purchaser in this Agreement are true and correct in all material respects (without regard to any materiality or material adverse effect qualifiers therein) as of the date of this Agreement and shall be true and correct in all material respects (without regard to any materiality or material adverse effect qualifiers therein) as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specific date, which shall speak only as of such date) and (iii) as of the Closing, Purchaser shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Purchaser on or prior to the Closing Date;

(b)              Certificate of Representations and Warranties. Purchaser shall have delivered to Seller a certificate executed by an executive officer of Purchaser, certifying as to the matters in Section 8.2(a);

(c)               Security Deposits. Seller shall have obtained the full release by (i) the 20FF Facility Landlord of the 20FF Facility LOC and (ii) the BCD Facility Landlord of the BCD Facility Cash Deposit; and

(d)              Deliveries. Purchaser shall have delivered to Seller all of the documents, agreements and other items set forth in Section 3.3.

8.3             Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by mutual consent of Seller and Purchaser, in writing:

(a)               No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority that would (i) prevent the consummation of the Transaction or (ii) prohibit Seller from selling the Purchased Assets.

Article 9.

TAX MATTERS

9.1             Purchase Price Allocation. The parties agree that the purchase and sale of the Purchased Assets pursuant to this Agreement will be treated for Tax purposes as a Taxable purchase of assets by Purchaser. Within ninety (90) days of the delivery of the Closing Date Inventory Statement pursuant to Section 2.2(b)(i), Seller shall prepare and deliver to Purchaser an allocation of the Purchase Price and the Inventory Fee (in each case, as determined for Tax purposes) among the Purchased Assets and the Purchased Inventory (the “Allocation”), and Purchaser shall cooperate and provide such information as Seller may reasonably request to prepare the Allocation and any adjustments thereto. The Allocation will be prepared in good faith using commercially reasonable judgment in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) and any third-party valuation of the Purchased Assets. Thereafter, Purchaser shall have thirty (30) days either to (i) agree with and accept the Allocation or (ii) in good faith, suggest changes to the Allocation and attempt to agree with Seller as to the contents of the Allocation. Seller and Purchaser shall provide the other promptly with any other information reasonably required to complete the Allocation. Purchaser and Seller shall consult in good faith on the Allocation to resolve any differences, but neither party shall be bound by the other party’s suggestions, and, in the event that the parties do not reach agreement on the Allocation, each party shall report an allocation as such party determines in its sole discretion.

9.2            Cooperation; Allocation of Taxes.

(a)               Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Purchaser and Seller shall reasonably cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Assumed Liabilities.

(b)              All Transfer Taxes incurred in connection with the Transaction shall be borne by Seller. The appropriate party will prepare and file all necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by applicable Legal Requirements, the other party will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation. Seller shall promptly reimburse Purchaser for any Transfer Taxes required to be paid by Purchaser. Seller and Purchaser shall timely file their own Tax Returns relating to Transfer Taxes as required by Law and shall notify the other parties when such filings have been made. Seller and Purchaser shall reasonably cooperate and consult with each other prior to filing such Tax Returns to ensure that all such returns are filed in a consistent manner and each shall take such actions as may be reasonable available to reduce any Transfer Taxes (e.g., providing resale exemption certificates).

(c)               In the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), all property and ad valorem Taxes and assessments on the Purchased Assets for any Straddle Period shall be prorated between Seller and Purchaser, as of the close of business on the Closing Date based on the best information then available, with (i) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and such Taxes shall be allocable to the Pre-Closing Tax Period and (ii) Purchaser being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of property Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Seller and Purchaser. All prorations under this Section 9.2(c) shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter. Any refunds of property and ad valorem Taxes with respect to the Purchased Assets for any Straddle Period actually received will be apportioned between Purchaser and Seller in a manner consistent with the allocation of Taxes as set forth in this Section 9.2(c).

Article 10.

TERMINATION

10.1          Circumstances for Termination.

At any time prior to the Closing, this Agreement may be terminated:

(a)               by the mutual written consent of Purchaser and Seller;

(b)               by Seller, by written notice to Purchaser explaining the reason for such termination, if (i) any of the representations and warranties of Purchaser contained in this Agreement fail to be true and correct such that the conditions set forth in Section 8.2(a)(i) or Section 8.2(a)(ii) would not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) or (ii) Purchaser shall have breached or failed to comply with any of its covenants or obligations under this Agreement such that the condition set forth in Section 8.2(a)(iii) would not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), provided, however, that, for purposes of this Section 10.1(b), if such failure or breach is curable by Purchaser within thirty (30) days of the date Seller gives Purchaser written notice of such failure or breach in accordance with this Section 10.1(b) and Purchaser is continuing to use commercially reasonable efforts to cure such failure or breach, then Seller may not terminate this Agreement under this Section 10.1(b) on account of such failure or breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period (if applicable);

(c)               by Purchaser, by written notice to Seller explaining the reason for such termination, if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the conditions set forth in Section 8.1(a)(i) or Section 8.1(a)(ii) would not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) or (ii) Seller shall have breached or failed to comply with any of its covenants or obligations under this Agreement such that the condition set forth in Section 8.1(a)(iii) would not be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), provided, however, that, for purposes of this Section 10.1(c), if such failure or breach is curable by Seller within thirty (30) days of the date Purchaser gives Seller written notice of such failure or breach in accordance with this Section 10.1(c) and Seller is continuing to use commercially reasonable efforts to cure such failure or breach, then Purchaser may not terminate this Agreement under this Section 10.1(c) on account of such failure breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period (if applicable);

(d)               by either Purchaser or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred by the one hundred twentieth day following the date hereof (the “Drop-Dead Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose breach of any covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Drop-Dead Date; or

(e)               by either Purchaser or Seller, by giving written notice of such termination to the other party, if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction and such Order or other action shall have become final and nonappealable.

10.2          Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties shall terminate, except for the obligations set forth in Sections 6.10 (Confidentiality), 12.1 (Expenses), 12.6 (Governing Law) and 12.7 (Jurisdiction; Waiver of Jury Trial); provided, however, that nothing herein shall relieve either party from Liability for any breach of this Agreement that is undertaken (a) with the actual knowledge of an officer of the breaching party and (b) with the actual knowledge of an officer of the breaching party that such act would constitute a breach of this Agreement.

Article 11.

INDEMNIFICATION

11.1          Indemnification by Seller. Subject to the limitations set forth in this Article 11, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its officers, directors, agents, employees and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against any and all Damages, including reasonable attorneys’ fees and expenses (collectively, “Purchaser Damages”), to the extent arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Seller contained in this Agreement; (b) any breach of a covenant of Seller contained in this Agreement or in the Confidentiality Agreement, (c) any Excluded Asset or Excluded Liability; or (d) any matter set forth on Schedule 11.1(d) (the “Environmental Matters”).

11.2          Indemnification by Purchaser. Subject to the limitations set forth in this Article 11, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, agents, employees and Affiliates from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Seller Damages”), to the extent arising out of, relating to or resulting from (a) any breach of or inaccuracy in a representation or warranty of Purchaser contained in this Agreement; (b) any breach of a covenant of Purchaser contained in this Agreement, the Confidentiality Agreement, or the Lease Assignment and Assumption Agreements; or (c) any Assumed Liability.

11.3          Survival; Time for Claims. Except for claims for fraud which shall survive the Closing indefinitely, all of the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is the one (1) year anniversary of the Closing Date (the “Claims Date”), provided, however, that (i) the representations set forth in Section 4.1 (Organization and Good Standing), Section 4.7 (Authority; Binding Nature), Section 4.15(a) (Title to Assets) and Section 4.18 (Brokers) shall survive the Closing until the expiration of the applicable statute of limitations period (giving effect to any waiver, mitigation or extension thereof), and (ii) the representations and warranties set forth in Section 4.3 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (giving effect to any waiver, mitigation or extension thereof). All pre-Closing covenants contained in this Agreement shall expire and be of no further force or effect as of the Closing. All other covenants that are to be performed after the Closing shall survive the Closing and continue until fully performed in accordance with their terms or, if no such term is expressly contemplated, the date which is the expiration of all applicable statute of limitations related to the underlying subject matter of such covenants. No claim under this Agreement may be made or suit instituted seeking indemnification pursuant to this Article 11 with respect to a breach of a representation, warranty, covenant or agreement set forth in this Agreement unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor on or before the expiration of the applicable survival period for such representation, warranty, covenant or agreement, and if such a notice is given, the survival period for such representation, warranty, covenant or agreement shall continue as to the matters subject to the claim asserted until it is fully resolved as provided in this Agreement. Any claim asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claim shall survive until finally resolved.

11.4          Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification under Sections 11.1 or 11.2 or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 11.1 or 11.2 or in any other applicable provision of this Agreement, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to provide the initial notice or keep the Indemnitor reasonably informed as provided in this Section 11.4 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Proceeding shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any such Proceeding if (i) in the reasonable opinion of counsel to the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests would reasonably be expected to be in conflict with those of the Indemnitor, (ii) such Proceeding seeks an injunction or other equitable relief against the Indemnitee except where such equitable relief is immaterial incidental to claims for monetary damages, (iii) the Indemnitor has failed or is failing, in the reasonable good faith opinion of the Indemnitee, based on proffered evidence, to prosecute or defend such Proceeding diligently and in good faith, or (iv) in any case where a Purchaser Indemnified Person is the Indemnitee, the amount of Damages or potential Damages arising out of such Proceeding, as determined by the Indemnitee in good faith, is reasonably expected to exceed the Purchase Price. If the Indemnitor shall assume the defense of any such Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense. Unless approved in writing by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed, the Indemnitor shall not settle, or consent to the entry of any judgment with respect to, any such Proceeding unless such settlement or judgment (w) does not include any monetary damages payable by the Indemnitee, (x) does not admit to any Liability on the part of the Indemnitee, (y) does not include any restriction on the operations of the Indemnitee, and (z) includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, in customary form, from all Liability with respect to the matters that are subject to such Proceeding.

11.5         Limitations on Indemnification.

(a)               Notwithstanding anything in this Article 11 to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Section 11.1(a): (i) unless the aggregate of all Purchaser Damages exceeds $250,000 (the “Indemnification Threshold”) and any individual or series of related Purchaser Damages arising from the same or substantially the same facts and circumstances exceeds $5,000 (the “Per Claim Threshold”) or (ii) to the extent that the aggregate of all Purchaser Damages exceeds $1,500,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap, Indemnification Threshold and Per Claim Threshold shall not apply to nor count towards any Seller indemnification obligation (A) arising out of, relating to or resulting from Fraud on the part of Seller or any of its Affiliates, (B) arising out of, relating to or resulting from a breach of or inaccuracy in any of Seller’s representations or warranties in Section 4.1 (Organization and Good Standing), Section 4.3 (Taxes), Section 4.7 (Authority; Binding Nature), Section 4.15(a) (Title to Assets) or Section 4.18 (Brokers) (together, the “Fundamental Representations”), (C) arising out of, relating to or resulting from any Excluded Asset or Excluded Liability, or (D) the Environmental Matters, which shall be governed by Section 11.5(b).

(b)               Notwithstanding anything in this Article 11 to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Section 11.1(d) (x) unless such Damages exceed $100,000, either individually or in the aggregate (the “Deductible”); (y) to the extent that the Damages exceed $750,000 in the aggregate, in which case Seller shall only be required to pay or liable for Damages in excess of the Deductible; or (z) with respect to any demand from such Purchaser or such Purchaser Indemnified Person initially made after the date that is the eighteen (18) month anniversary of the Closing Date.

(c)               Notwithstanding anything in this Article 11 to the contrary, Seller shall not be obligated to indemnify any Purchaser Indemnified Person under Article 11 with respect to Purchaser Damages (1) arising as a result of any act or omission on the part of Purchaser or any of its Affiliates, (2) to the extent that the aggregate of all Purchaser Damages (other than Purchaser Damages arising out of or relating to Excluded Assets or Excluded Liabilities) exceeds the Purchase Price, (3) with respect to any matter if Purchaser had knowledge of such matter prior to the date hereof (other than matters arising out of or relating to Excluded Liabilities) or (4) to the extent that such indemnification would amount to a double recovery.

(d)               For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty of Seller, and the amount of any Purchaser Damages related thereto, shall be determined without regard to any qualifications as to materiality or Material Adverse Effect included therein, except in respect of clause (i) of Section 4.2.

(e)               All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes unless Legal Requirements require otherwise.

(f)                LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 11 FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, DIMINUTION IN VALUE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES AND DAMAGES HEREUNDER SHALL NOT INCLUDE SUCH LOSSES EXCEPT TO THE EXTENT, IF ANY, ONE OF THE PARTIES IS HELD LIABLE FOR SUCH LOSSES TO A THIRD PARTY AND SUCH PARTY IS ENTITLED TO BE INDEMNIFIED BY THE OTHER PARTY PURSUANT TO THIS ARTICLE 11.

11.6         Third Party Contributors. The amount of any and all Damages for which indemnification is provided pursuant to this Article 11 shall be net of any amounts actually received by the Indemnitee with respect to such Damages (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any third party (including any Tax Authority).

11.7         Loss Mitigation. Each party shall take reasonable steps to mitigate all Damages upon and after becoming aware of any event that would reasonably be expected to give rise to any Damages with respect to which indemnification may be requested hereunder, provided, however, that the foregoing shall not be deemed to require an Indemnitee to incur any out-of-pocket costs in connection therewith.

11.8         Knowledge and Information. Neither party shall be liable under this Article 11 for any Damages based upon or arising out of any inaccuracy in or breach of any of its representations or warranties contained in this Agreement if the other party had knowledge of such inaccuracy or breach prior to the date hereof.

11.9         Remedies Exclusive; Escrow Releases.

(a)               Other than for fraud or as set forth in Section 12.14, Seller and Purchaser expressly agree that from and after the Closing the provisions of this Article 11 shall be the exclusive remedy for all claims arising out of, resulting from or relating to the negotiation, execution or performance of this Agreement.

(b)               Subject to the terms and conditions of the Escrow Agreement, not later than five (5) Business Days following the Claims Date, the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, to Seller the Initial Release Amount. As used herein, the “Initial Release Amount” means an amount equal to the difference of (1) the amount of all funds in the Escrow Account as of the date of release, minus (2) the sum of (A) all amounts, if any, that, as of the Claims Date, represent claimed Damages under then-pending indemnification claims under the terms of the Escrow Agreement (“Outstanding Claims”), plus (B) any amount due to the Purchaser Indemnified Persons from the Escrow Account under indemnification claims that have been finally resolved in accordance herewith and the Escrow Agreement but which the Escrow Agent has not yet released from the Escrow Account to the Purchaser Indemnified Persons.

(c)               For any Outstanding Claim, subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall release, by wire transfer of immediately available funds in accordance with the Escrow Agreement, as and when any such Outstanding Claim is resolved, to Seller the amount of the applicable Resolved Amount. As used herein, “Resolved Amount” means, for any Outstanding Claim, an amount equal to the difference of (1) the amount claimed by the Purchaser Indemnified Persons for such Outstanding Claim, minus (2) all amounts released from the Escrow Account to the Purchaser Indemnified Persons for such Outstanding Claim.

(d)               Once all Outstanding Claims are resolved between the parties in accordance with this Article 11, and all disputes (if any) are resolved between the parties, all remaining Escrow Amounts, if any, shall be paid to Seller.

Article 12.

MISCELLANEOUS PROVISIONS

12.1         Expenses. Whether or not the Transaction is consummated, unless otherwise indicated expressly herein, each party shall pay its own costs and expenses in connection with this Agreement and the Transaction, including the fees and expenses of its advisers, accountants and legal counsel.

12.2         Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another document is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified and in effect from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (h) the words “will” and “shall” shall be interpreted to have the same meaning; (i) references to “$” shall mean U.S. dollars, (j) the word “or” when used in this Agreement is not exclusive and (k) all accounting terms used in this Agreement shall be interpreted and all accounting determinations shall be made in accordance with the Accounting Principles, except as otherwise stated or defined herein.

12.3         Entire Agreement. This Agreement, including the other documents, agreements, Exhibits and Schedules specifically referred to herein, including the other Transaction Agreements and the Confidentiality Agreement, constitutes the entire agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. Except for the Confidentiality Agreement or the Transaction Agreements, there are now no agreements, representations or warranties between the parties other than those set forth in the Agreement or the documents and agreements contemplated in this Agreement.

12.4         Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement or amendment signed by the parties. Either party may waive compliance by the other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.5         Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns, provided, however, that neither party may assign any right or obligation hereunder without the prior written consent of the other party, except that Purchaser may assign its rights to purchase the Purchased Assets and receive the benefits of this Agreement with respect to the Prospective Employees to any of its Affiliates organized under and located in the United States that shall also assume the Assumed Liabilities, as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder; provided further, that Purchaser shall not assign its rights or obligations under this Agreement to any Affiliates located in jurisdictions outside of the United States if any such assignment would increase the amount of withholding Taxes payable in connection with the Transaction. Notwithstanding anything in this Section 12.5 to the contrary, no assignment shall relieve the assigning party of its obligations hereunder.

12.6         Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

12.7          Jurisdiction; Waiver of Jury Trial.

(a)               Any judicial proceeding brought against either party or any dispute arising out of this Agreement or related hereto may be brought in the courts of the State of Delaware or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the parties to this Agreement. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by U.S. mail to such party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 12.7(a). Notwithstanding anything to the contrary in the foregoing, either party may execute any judgment obtained in any such proceeding in any court of competent jurisdiction.

(b)               Each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.

12.8         Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because both parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against either party by reason of that party’s role in drafting this Agreement.

12.9         Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.10       Exhibits and Schedules. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

12.11       Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by e-mail, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided, however, that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by e-mail, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 12.11.

To Purchaser at:	Paragon Bioservices, Inc.
7555 Harmans Road
Harmans, MD 21077
	Attention:	President, Gene Therapy
Email:

With copies to:	Catalent, Inc.
14 Schoolhouse Road
Somerset, NJ 08873
	Attention:	Senior Vice President and General Counsel
Email:

and

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
	Attention:	Richard A. Silfen
Peter D. Visalli
	Email:	rasilfen@duanemorris.com;
pvisalli@duanemorris.com

To Seller at:	Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
	Attention:	John A. Herrmann III, SVP General Counsel & Corporate Secretary
Email:
Phone:
Fax:

With a copy to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
	Attention:	Paul M. Kinsella
Tara Fisher
	Email:	paul.kinsella@ropesgray.com
tara.fisher@ropesgray.com

12.12       Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the Liability of any third Person to either party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against either party to this Agreement. Notwithstanding anything to the contrary in the foregoing, (i) any Affiliate, director or officer of Purchaser is and (ii) solely with respect to breaches by Seller of Article 7, at such time as such individual is not employed by Purchaser or its Affiliates, any Transferred Employee shall be, a third-party beneficiary of this Agreement, in each case, entitled to enforce the rights and remedies as set forth in Article 11; provided however, that (x) such third-party beneficiaries shall be required to comply with the obligations set forth in Article 11 and (y) Purchaser and any Purchaser Indemnified Person other than an enforcing third-party beneficiary shall not be entitled to a duplicative recovery of any amount actually obtained by such third-party beneficiary pursuant to this Section 12.12 and Article 11.

12.13      Public Announcements. Except as may be required by applicable Legal Requirements or stock exchange rules, neither party to this Agreement or any Affiliate or representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the Transaction without prior written consent of the other party; provided, however, that, if any public announcement or communication is required by applicable Legal Requirements or stock exchange rules, each party will use reasonable efforts to consult with the other party prior to any such disclosure as to the form and content of the proposed disclosure, the reason for such disclosure and the time and place such disclosure will be made. Notwithstanding the foregoing, either party may make public announcements or communications consistent with any public announcements or communications previously made pursuant to this Section 12.13.

12.14       Specific Performance. Notwithstanding anything in Section 11.9 to the contrary, the parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that the obligations of the parties to effect, on the terms and conditions set forth herein, the Closing and the other covenants and agreements set forth in this Agreement, including Article 6, Article 11, Section 2.1 and Section 2.2(a) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity, including money damages.

12.15       Counterparts. This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchaser”

PARAGON BIOSERVICES, INC.

By:	/s/ Peter L. Buzy
Name:	Peter L. Buzy
Title:	President, Gene Therapy

[Signature Page to Asset Purchase Agreement]

“Seller”

NOVAVAX, INC.

By:	/s/ Stanley C. Erck
Name:	Stanley C. Erck
Title:	CEO & President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

“20FF Facility” shall have the meaning specified in the recitals.

“20FF Facility Landlord” shall mean ARE-20/22/1300 Firstfield Quince Orchard, LLC.

“20FF Facility Lease” shall mean the Lease Agreement for space at 20 Firstfield Road between the 20FF Facility Landlord and Seller dated as of November 18, 2011, as amended.

“20FF Facility LOC” shall mean the existing Letter of Credit dated as of January 30, 2012, issued by Citibank, N.A. in the amount of $543,550.65 for the benefit of the 20FF Facility Landlord, which was delivered by Seller to the 20FF Facility Landlord in lieu of a cash security deposit as required under the 20FF Facility Lease.

“Accounting Mediator” shall have the meaning specified in Section 2.2(b)(ii).

“Accounting Principles” shall mean GAAP on a basis consistent with the preparation of Seller’s historical financial statements.

“Affiliate” of a specified Person shall mean any Person that controls, is controlled by, or is under common control with the specified Person.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached to the Asset Purchase Agreement), as it may be amended from time to time.

“Allocation” shall have the meaning specified in Section 9.1.

“Assigned Contracts” shall have the meaning specified in Section 1.1(a).

“Assignment Consent” shall have the meaning specified in Section 1.5(a).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“ASTM Standard” shall have the meaning specified in Section 6.13.

“Alternative Transaction” shall mean the following: (i) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of the Facilities or any Purchased Assets (other than the disposition of Purchased Inventory in the ordinary course of business consistent with past practice); (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons having a right to or interest in the Facilities or Purchased Assets; or (iii) a merger, reverse merger, consolidation, other business combination or similar transaction involving Seller or any of its Affiliates, that involves, relates to or includes the Facilities and/or the Purchased Assets.

EXHIBIT A

“BCD Facility” shall have the meaning specified in the recitals.

“BCD Facility Cash Deposit” shall mean an amount equal to the cash security deposit paid by Seller to ARE-Maryland No. 46, LLC, successor-in-interest to BMR-9920 Belward Campus Q, LLC (formerly GP Rock One, LLC), as landlord, pursuant to the BCD Facility Lease.

“BCD Facility Lease” shall mean the Lease Agreement for space at 9920 Belward Campus Drive between ARE-Maryland No. 46, LLC, successor-in-interest to BMR-9920 Belward Campus Q, LLC (formerly GP Rock One, LLC) and Seller, dated as of May 7, 2007, as amended.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a United States federal holiday.

“Claims Date” shall have the meaning specified in Section 11.3.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Closing Date Inventory Statement” shall have the meaning specified in Section 2.2(b)(i).

“Closing Payment” shall have the meaning specified in Section 2.1(a).

“Code” shall mean the United States Internal Revenue Code of 1986.

“Confidential Information” shall mean all Trade Secrets and other confidential and proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Confidentiality Agreement” shall mean that certain Mutual Confidential Disclosure Agreement between Purchaser and Seller, effective March 15, 2019, as amended by the Amendment to Mutual Confidential Disclosure Agreement, dated May 24, 2019.

“Consent” shall mean any approval, consent, ratification, permission, waiver, exemption or authorization (including any Governmental Approval).

“Contract” shall mean any binding agreement, contract, obligation, promise, understanding, arrangement, commitment or undertaking of any nature.

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world.

EXHIBIT A

“Damages” shall mean and include any loss, damage, injury, settlement, judgment, award, fine, penalty, Tax or fee, in each case actually incurred. Damages do not include any of the foregoing that arise in the operation of the Purchased Assets after the Closing simply because the Purchased Assets continue to be operated after the Closing in the same manner that the Purchased Assets were operated prior to the Closing.

“Deductible” shall have the meaning specified in Section 11.5(b).

“Downward Adjustment Amount” shall have the meaning specified in Section 2.2(b)(iv).

“Drop-Dead Date” shall have the meaning specified in Section 10.1(d).

“Employee Benefit Plan” shall mean each (i) employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and (iii) bonus or other incentive, remuneration, severance, fringe-benefit, retention, change-of-control, profit-sharing, equity-based or deferred compensation arrangement, Code Section 125 cafeteria plan, and any other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing or subject to ERISA, but, in all events, excluding any plan, arrangement, program, policy or agreement that is mandatory under applicable Legal Requirements.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or other encumbrance.

“Entity” shall mean any legally recognized entity of any kind, including any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including any Governmental Authority.

“Environmental Laws” shall mean all Legal Requirements of any Governmental Authority relating to pollution or protection of the environment, including statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, radioactive materials, toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

“Environmental Matters” shall have the meaning specified in Section 11.1.

“Equipment Assets” shall have the meaning specified in Section 1.1(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

EXHIBIT A

“Escrow Account” shall mean the account established under the Escrow Agreement with respect to the Escrow Amount.

“Escrow Agent” shall mean Acquiom Clearinghouse LLC.

“Escrow Agreement” shall mean an escrow agreement, by and among Purchaser, Seller and the Escrow Agent, substantially in the form of Exhibit F with such changes as reasonably requested by the Escrow Agent.

“Escrow Amount” shall mean $1,500,000.

“Estimated Inventory Fee” shall have the meaning specified in Section 2.2(a).

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liability” shall have the meaning specified in Section 1.4.

“Exclusivity Period” shall mean the period commencing on the effectiveness of this Agreement and ending on the earliest to occur of the Closing or the termination of this Agreement in accordance with Article 10.

“Facilities” shall have the meaning specified in the recitals.

“Facility Leases” shall mean (i) the 20FF Facility Lease and (ii) the BCD Facility Lease.

“Facility Records” shall have the meaning specified in Section 1.1(g).

“FDA” shall have the meaning specified in Section 4.13(a).

“Final Calculation Statement” shall have the meaning specified in Section 2.2(b)(ii).

“Fraud” shall mean any fraud committed with an actual intent to deceive, with malice or similar intent, but excluding any fraud committed without such intent (for instance, with only negligence or recklessness).

“Fundamental Representations” shall have the meaning specified in Section 11.5(a).

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“GMP” shall have the meaning specified in Section 4.12(b).

EXHIBIT A

“Governmental Approval” shall mean any permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power.

“Health Authority” shall mean the Governmental Authorities that administer Health Laws, including the FDA, the United States Drug Enforcement Administration, the European Medicines Agency and other equivalent agencies.

“Health Law” shall mean any applicable Legal Requirement of any Governmental Authority (including multi-country organizations) the purpose of which is to ensure the quality, identity, strength, purity, potency, safety, efficacy and use of medicinal or pharmaceutical products, devices or methods of treatment by regulating the research, development, manufacturing, advertising, distribution or sale of such products, devices or methods, including applicable Legal Requirement relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the U.S. Food, Drug and Cosmetic Act of 1938, the Public Health Service Act, the associated rules and regulations promulgated and guidance issued thereunder and all of their foreign equivalents.

“ICH” shall have the meaning specified in Section 4.12(b).

“Indemnification Cap” shall have the meaning specified in Section 11.5(a).

“Indemnification Threshold” shall have the meaning specified in Section 11.5(a).

“Indemnitee” shall have the meaning specified in Section 11.4.

“Indemnitor” shall have the meaning specified in Section 11.4.

“Initial Release Amount” shall have the meaning specified in Section 11.9(b).

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including (i) Patents, Trade Secrets, Copyrights, Trademarks, and internet domain names, (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, (iii) all copies and tangible embodiments of the foregoing, if applicable (in whatever form or medium) and (iv) all registrations for, and applications to register, any of the foregoing.

EXHIBIT A

“Interim Services Agreement” shall have the meaning specified in Section 3.2(g).

“Inventory Fee” shall mean, as of the Closing Date, seventy-five percent (75%) of the actual cost paid by Seller for the Purchased Inventory as determined in accordance with the Accounting Principles.

“Inventory Fee Adjustment” shall have the meaning specified in Section 2.2(a).

“IP Contracts” shall have the meaning specified in Section 4.6(f).

“IRS” shall mean the United States Internal Revenue Service.

“IT Plan” shall have the meaning specified in Section 6.6.

“Key Prospective Employees” shall have the meaning specified in Section 7.1(c).

“Lease Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2(d).

“Legal Requirement” shall mean any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion, Order or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or become due, vested or unvested, determined, determinable or otherwise.

“Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse events, changes and effects (a) is materially adverse to the value of the Purchased Assets, taken as a whole, (b) is materially adverse to the operation, maintenance, use or value of either Facility, or (c) would impair or delay consummation of the Transaction; provided, however, that any events, changes or effects arising out of, resulting from or relating to the following shall not be taken into account when determining whether a Material Adverse Effect has occurred: (1) general changes or conditions in general economic, political or market conditions or in the industries in which Seller operates, except to the extent such changes or conditions in the industries in which Seller operates have a materially disproportionate effect on the value of the Purchased Assets, taken as a whole, compared with other companies operating in such industries; (2) the loss or departure of directors, officers, employees or other service providers of Seller, or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in Seller’s relationships with any of its suppliers, distributors or other business partners, to the extent attributable to the announcement or pendency of this Agreement or the Transaction or the performance by the parties of the obligations hereunder, subject to Seller’s compliance with the covenants contained in this Agreement, including but not limited to Article 7; (3) failure to meet internal projections or forecasts for any period (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in or contributed to a Material Adverse Effect); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) changes or proposed changes in Legal Requirements or accounting regulations or principles or the interpretation thereof; (6) the acts or omissions of, or circumstances affecting, Purchaser or its Affiliates (other than in respect of the transactions contemplated by this Agreement); (7) compliance by Seller or any of its Affiliates with a written request by Purchaser that Seller or any of its Affiliates take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such written request; and (8) any action taken by Seller or any of its Affiliates as required by this Agreement or with Purchaser’s written consent.

EXHIBIT A

“Material Contracts” shall have the meaning specified in Section 4.9(a).

“Material Employee” shall mean any Prospective Employee with a current annual base salary of at least $200,000 or with a title of “director” or above.

“Materials of Environmental Concern” is defined under “Environmental Laws” in this Exhibit A.

“Non-Assignable Asset” shall have the meaning specified in Section 1.5(a).

“Non-Commercial GMP Manufacturing Services Agreement” shall have the meaning specified in Section 3.2(f).

“Non-Solicit Period” shall have the meaning specified in Section 6.11.

“Objections” shall have the meaning specified in Section 2.2(b)(i).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) obligation under Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Outstanding Claims” shall have the meaning specified in Section 11.9(b).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

EXHIBIT A

“Per Claim Threshold” shall have the meaning specified in Section 11.5(a).

“Permitted Encumbrance” shall mean (1) statutory Encumbrances for Taxes, special assessments or other governmental or quasi-governmental charges (a) that are not yet due and payable or may hereafter be paid without penalty or the amount or (b) the validity of which is being contested in good faith by appropriate proceedings, in each case of (a) and (b), for which sufficient reserves have been established in the financial statements and books and records of Seller in accordance with the Accounting Principles (to the extent the Accounting Principles require the establishment of such reserves); (2) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the financial statements and books and records of Seller in accordance with the Accounting Principles and which are not, individually or in the aggregate, material to the business operations or the Purchased Assets; (3) such Encumbrances as do not, individually or in the aggregate, materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or with respect to such assets; (4) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over real property; (5) non-exclusive licenses of Intellectual Property Rights to third parties entered into in the ordinary course of business consistent with past practice; and (6) Encumbrances resulting from the action or inaction of Purchaser or any of its Affiliates.

“Person” shall mean any individual or Entity, including any Governmental Authority.

“Phase I Environmental Assessment” shall have the meaning specified in Section 6.13.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the close of business on the Closing Date or, in the case of any Straddle Period, the portion of such period ending on the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.

“Prospective Employee” shall have the meaning specified in Section 4.4(a).

“Purchased Inventory” shall have the meaning specified in Section 2.2(a)(i).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

EXHIBIT A

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser 401(k) Plan” shall have the meaning specified in Section 7.1(f).

“Purchaser Assignment and Assumption Agreements” shall have the meaning specified in Section 3.2(c).

“Purchaser Benefit Plans” shall have the meaning specified in Section 7.1(e).

“Purchaser Damages” shall have the meaning specified in Section 11.1.

“Purchaser Indemnified Persons” shall have the meaning specified in Section 11.1

“Regulatory Authority” shall have the meaning specified in Section 4.13(a).

“Regulatory License” shall have the meaning specified in Section 4.13(a).

“Representatives” of a Person shall mean the officers, directors, employees and agents of such Person or any of its Affiliates.

“Resolved Amount” shall have the meaning specified in Section 11.9(c).

“Retained Equipment” shall have the meaning specified in Section 1.2(j).

“Schedule Supplement” shall have the meaning specified in Section 6.17.

“Seller” shall have the meaning specified in the Preamble.

“Seller 401(k) Plan” shall mean the Paragon Bioservices, Inc. 401(k) Profit Sharing Plan.

“Seller Benefit Plans” shall have the meaning specified in Section 4.5(a).

“Seller Damages” shall have the meaning specified in Section 11.2.

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller’s knowledge” and similar phrases shall mean the actual knowledge of Stanley C. Erck, President and Chief Executive Officer; Timothy J. Hahn, Ph.D., Senior Vice President, Global Manufacturing Operations; John A. Herrmann III, J.D., Senior Vice President, General Counsel & Corporate Secretary; Jill Hoyt, Senior Vice President, Human Resources; Jody M. Lichaa, Senior Vice President, Quality Assurance and John J. Trizzino, Senior Vice President, Chief Business Officer and Chief Financial Officer.

“Service Agreements” shall mean the Non-Commercial GMP Manufacturing Services Agreement and the Interim Services Agreement.

“Straddle Period” shall have the meaning specified in Section 9.2(b).

EXHIBIT A

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person has a fifty percent (50%) or greater interest.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) or “Taxation” shall mean (a) all forms of taxation, assessments, charges, duties, fees, levies or other governmental charges, including all national, state or local taxation (including income, margin, value added, real and personal property, social security, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, occupation, premium or windfall profit taxes, medical device excise tax, customs and other import or export duties, estimated and other taxes, goods and services, harmonized sales, social contribution, employment insurance premium, unclaimed property, escheat, unemployment compensation, disability, transfer, service, license, or alternative minimum, environmental, stamp, and all other taxes of any kind imposed by any Governmental Authority, in each case in the nature of a tax, assessment, charge, duty, fee, levy or other governmental charge, whether disputed or not, and any charges, fines, interest or penalties imposed by any Governmental Authority or any additional amounts attributable or imposed with respect to such amounts, and (b) any Liability for payment of amounts described in clause (a) as a result of transferee or successor liability, or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise or of having been a member of an affiliated, consolidated, combined, unitary or similar group).

“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax.

“Trade Secrets” shall mean all trade secrets under applicable Legal Requirements and other rights in know-how or confidential and proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it, and documentation thereof (including related papers, invention disclosures, blueprints, drawings, research data and results, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing techniques, compilations of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, trade dress, logos, slogans, trade names, together with all adaptations, derivations and combinations thereof, and all goodwill associated with any of the foregoing throughout the world.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, the Non-Commercial GMP Manufacturing Services Agreement, the Interim Services Agreement, the Purchaser Assignment and Assumption Agreements, the Lease Assignment and Assumption Agreements, and the General Assignment and Bill of Sale.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, medical device excise, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets.

“Transferred Employees” shall have the meaning specified in Section 7.1.

“Transferred Intellectual Property” shall have the meaning specified in Section 1.1(i).

“Transition Services Agreement” shall have the meaning specified in Section 3.2(e).

“Upward Adjustment Amount” shall have the meaning specified in Section 2.2(b)(iv).

“Worker Notification Laws” shall have the meaning specified in Section 1.4(f).

EXHIBIT B

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

TRANSITION SERVICES AGREEMENT

BY AND AMONG

PARAGON BIOSERVICES, INC. (“SERVICE RECIPIENT”); AND

NOVAVAX, INC. (“SERVICE PROVIDER”)

Dated as of [__], 2019

EXHIBIT B

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of [__], 2019, by and between:

(A)       Paragon Bioservices, Inc., a company incorporated in Delaware (“Service Recipient”); and

(B)       Novavax, Inc., a company incorporated in Delaware (“Service Provider”).

Service Recipient and Service Provider may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Parties contemplate that during the Term (as defined herein), Service Provider will provide certain transitional services to Service Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.              DEFINITIONS.

For the purpose of this Agreement, the following capitalized terms shall have the following meanings. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

“Additional Services” shall have the meaning set forth in Section 2.6.

“Agreement” shall have the meaning set forth in the Preamble and shall include the Transition Services Schedule included by mutual agreement of the Parties therein (whether in the initial form attached hereto as of the Effective Date or subsequently amended by written agreement of the Parties pursuant to the terms of this Agreement).

“Confidential Information” shall have the meaning set forth in Section 9.1.

“Effective Date” shall mean the Closing Date, as such term is defined in the Asset Purchase Agreement.

“Excluded Services” shall mean those applications, services, functions and reports that are not specifically set forth in Exhibit A.

“Expenses” shall have the meaning set forth in Section 4.2.

“Force Majeure Condition” shall have the meaning set forth in Section 11.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

“Initial Term” shall have the meaning set forth in Section 3.1.

“Losses” shall have the meaning set forth in Section 10.1.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Personnel” shall have the meaning set forth in Section 12.1.

“Provider Third Party Contracts” shall have the meaning set forth in Section 3.2.1.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of June 26, 2019, by and between Service Recipient and Service Provider.

“Renewal Term” shall have the meaning set forth in Section 3.1.

“Representative(s)” shall mean (a) with respect to Service Provider, Service Provider and its respective officers, directors, employees, consultants, contractors and agents, in each case to the extent designated by Service Provider to provide Services under this Agreement, and (b) with respect to Service Recipient, Service Recipient, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to receive Services or to perform any obligations on behalf of Service Recipient pursuant to this Agreement.

“Senior Officers” shall have the meaning set forth in Section 4.4.2.

“Service(s)” shall mean all services to be provided by Service Provider to Service Recipient as described on the Transition Service Schedule.

“Service Fee(s)” shall have the meaning set forth in Section 4.1.

“Service Provider” shall have the meaning set forth in the Preamble.

“Service Recipient” shall have the meaning set forth in the Preamble.

“SPBRM” shall have the meaning set forth in Section 5.1.2.

“SRBRM” shall have the meaning set forth in Section 5.2.3.

“Term” shall have the meaning set forth in Section 3.1.

“Termination Charges” shall mean [***] as a result of any early termination or reduction of a Service by Service Recipient.

“Third Party” shall mean any Person other than Service Provider, Service Recipient or their respective Affiliates.

“Third Party Contractor” shall mean any Third Party engaged by Service Provider to provide a Service.

“Transition Service Schedule” shall have the meaning set forth in Section 2.2.

“Withholding Agent” shall have the meaning set forth in Section 4.5.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

2.              SERVICES

2.1.            General. Subject to the terms and conditions of this Agreement, Service Recipient will purchase the Services from Service Provider and Service Provider will provide the Services to Service Recipient during the Term. Service Recipient acknowledges and agrees that Service Provider may provide Services itself or through its Affiliates, Third Party Contractors or Service Provider Representatives; provided, however, that Service Provider shall remain responsible for Services provided by its Affiliates, Third Party Contractors or Service Provider Representatives or any breach of this Agreement resulting from any act or failure to act by such Affiliates, Third Party Contractors or Service Provider Representatives. Service Provider shall obtain the prior written consent of Service Recipient, which consent shall not be unreasonably, withheld, conditioned or delayed, and shall be provided as soon as reasonably practicable, before engaging any Third Party Contractor to provide Services, provided, however, that Service Provider shall not be required to obtain the prior written consent of Service Recipient if the use of such Third Party Contractor is consistent with past practices. Each Party shall cooperate in good faith and use commercially reasonable efforts to transition the provision of Services from Service Provider to Service Recipient as soon as reasonably practicable, but in no event later than the end of the Term. It is the Parties’ shared objective to transition responsibility for the performance of Services from Service Provider to Service Recipient in a manner that minimizes, to the extent reasonably possible, disruption to (i) the continuing operations of Service Provider and Service Recipient and their respective relevant Affiliates, and (ii) the operation, use and maintenance of the Purchased Assets and the Facilities. Unless otherwise agreed in writing by the Parties, Service Provider shall have no obligation to perform any Services following the Term of this Agreement.

2.2.            Schedules and Precedence. This Agreement shall govern the provision of Services described in the Transition Service Schedule attached as Exhibit A hereto and made a part of this Agreement, as the same may be subsequently amended by mutual written agreement of the Parties pursuant to Section 2.6 (the “Transition Service Schedule”). Except with respect to any limitations on the Services set forth in this Agreement and subject to the provisions of Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9 and 5.2, if there is any inconsistency between the terms of the Transition Service Schedule and the terms of this Agreement, the terms of the Transition Service Schedule shall govern.

2.3.            Information. Unless otherwise mutually agreed by the Parties, the Transition Service Schedule and any amendments thereto shall set forth, at a minimum, the following information for each listed Service:

(a)               a description of the vendor of the Service to be provided;

(b)               the time period during which the Service will be provided;

(c)               the methodology to be used by Service Provider to determine the Service Fee; and

(d)               any other terms uniquely applicable to such Service.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

2.4.            Nature of Services. Service Provider shall, and shall cause its Affiliates, Service Provider Representatives and Third Party Contractors to, perform the Services in good faith and in the manner, quality and at the level of service substantially consistent with the manner, quality and level of service that such Services were performed internally by Service Provider or by any of its Affiliates, Service Provider Representatives or Third Party Contractors, as applicable, with respect to the Purchased Assets and the Facilities immediately prior to the Effective Date, subject to any limitations or restrictions posed by or resulting from (a) changes in the nature, scope and performance levels of such Service necessitated by the sale of the Purchased Assets from Service Provider to Service Recipient or the transactions contemplated by the Purchase Agreement, (b) any modification in process for providing Services necessitated by the extraction of the Purchased Assets from Service Provider’s continuing operations, (c) any change in scope (as agreed in writing by the Parties from time-to-time during the Term of this Agreement), (d) any restrictions imposed on Service Provider by any applicable Legal Requirement, and (e) any contractual obligations owed by Service Provider to any Third Party. For the avoidance of doubt, in providing the Services, Service Provider may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

2.4.1.              To the extent Service Provider or any of its Affiliates, Service Provider Representatives or Third Party Contractors commits an error with respect to, incorrectly performs or fails to provide a Service in accordance with the terms of this Agreement, at Service Recipient’s request, without prejudice to any other rights or remedies, Service Provider shall, or shall cause its Affiliates, Service Provider Representatives or Third Party Contractors to, correct such error, re-perform such Service or perform such Service, as applicable. Notwithstanding the foregoing, if in Service Recipient’s reasonable judgment, such error, incorrect performance or non-performance cannot be corrected during the Service period provided in the Transition Service Schedule in respect of the such Service using commercially reasonable efforts, then Service Recipient may seek specific performance pursuant to Section 12.9 and such specific performance shall be Service Recipient’s sole and exclusive remedy for any such error, incorrect performance or failure to provide such Service.

2.4.2.              EXCEPT FOR THE EXPRESS WARRANTIES SET OUT IN SECTION 2.4, ALL SERVICES PERFORMED BY SERVICE PROVIDER HEREUNDER ARE PERFORMED, PROVIDED, AND MADE AVAILABLE ON AN “AS IS” AND “WITH ALL FAULTS” BASIS. SERVICE PROVIDER DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, NONINFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

2.5.            Service Limitations.

2.5.1.              Notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary:

(a)           Except as provided in the Transition Service Schedule, Service Provider shall have no obligation to provide Service Recipient with access to or use of any Service Provider information technology systems, information technology, platforms, networks, applications, software, databases or computer hardware;

(b)          Service Provider shall have no obligation to provide Service Recipient with any Excluded Services and Service Provider shall not be obligated to provide and shall not be deemed to be providing any advisory services (including legal, financial, accounting, insurance, regulatory or tax advice) to Service Recipient or any of its Representatives as part of or in connection with the Services or otherwise;

(c)           Service Provider shall have no obligation (pursuant to this Agreement, as part of or in connection with the Services, or otherwise) to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Service Recipient or any of its Representatives in connection with the Services provided under this Agreement;

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

(d)          Subject to compliance with Section 2.7, Service Provider will only provide Services to the extent consistent with Service Provider’s applicable operating conditions, permits, licenses and business practices as in effect immediately preceding the Effective Date provided, however, that any changes or modifications to the foregoing as a result of any change in applicable Legal Requirements shall be considered a modification pursuant to Section 2.7;

(e)           in no event shall Service Provider or its Affiliates have any obligation to favor Service Recipient or any of its Affiliates’ over Service Provider’s own business operations or those of its Affiliates; and

(f)            Service Recipient acknowledges that the timely completion of a Service by Service Provider may depend upon the provision of information, products or services by Service Recipient and upon timely decision-making by Service Recipient; in that connection, Service Provider shall not be responsible for the failure to provide such Service in a timely manner to the extent that Service Recipient’s failure to provide such information, products, services or decisions to the Service Provider in a timely manner results in a failure by Service Provider or any of its Affiliates or Third Party Contractors to provide such Service in a timely manner.

2.5.2.              Notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary, Service Provider shall not be required to:

(a)           perform any Service in any manner that violates or contravenes any restrictions imposed on Service Provider by any applicable Legal Requirement;

(b)          perform any Service in any manner that breaches or contravenes any contractual obligations owed by Service Provider to any Third Party;

(c)           hire any additional employees;

(d)          maintain the employment of any one or more specific employees;

(e)           purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources; or

(f)            bear or pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Recipient, any Service Recipient Representative or any alternate supplier of Services.

2.5.3.              Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities or systems providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided, however, that Service Provider will use commercially reasonable efforts to schedule non-emergency maintenance impacting the Services so as not to materially disrupt the operations of Service Recipient and the operation, use and maintenance of the Purchased Assets and the Facilities. Service Provider will give Service Recipient advance written notice of any planned shutdown at least [***] in advance of such planned shutdown, and will give Service Recipient advance written notice of any emergency shutdown as promptly as reasonably practicable in light of the existing circumstances. With respect to the Services dependent on the operation of such facilities or systems, Service Provider shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are shut down. Service Recipient acknowledges that certain Services may be subject to network or other delays outside of Service Provider’s direct control and that the Services may be affected by such network or other delays in the same manner.

2.5.4.              Service Provider will be excused from performing any Service under this Agreement to the extent that, and for so long as, it is prevented from performing such Service as a result of Service Recipient’s or any of its Representative’s failure to comply with Service Recipient’s obligations under this Agreement (including Service Recipient’s obligations set forth in Section 5).

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

2.6.            Additional Services. During the Term, the Parties may identify additional services, or modifications to increase current Services, that are not described in the Transition Service Schedule (collectively, the “Additional Services”). Service Provider shall cooperate in good faith to any reasonable request by Service Recipient for Additional Services, provided, however, that Service Provider shall be under no obligation to agree to perform the Additional Services. Upon mutual agreement by the Parties with respect to the price, terms and conditions for the provision of a given Additional Service, the Parties shall execute a written amendment to the then-current Transition Service Schedule to reflect such Additional Service and associated price, terms and conditions. Neither Party shall have any obligation to execute any amendment to the initial or any subsequent version of Transition Service Schedule or to perform any Additional Services unless the Parties have agreed in writing to an amendment to the then-current Transition Service Schedule to reflect such Additional Service and associated price, terms and conditions.

2.7.            Modifications. Service Provider may modify the nature of or manner of performing a Service to the extent the same modification is made with respect to Service Provider’s provision of such Service to itself or its Affiliates so long as (a) such modifications would not result in Service Recipient generally being treated any less favorably than Service Provider or its Affiliates receiving such Service, (b) such modifications would not adversely affect Service Recipient’s ability to receive the Services in accordance with the terms and conditions of this Agreement, and (c) Service Provider notifies Service Recipient in writing of such modification as promptly as practicable and no later than [***] prior to the date it intends to modify the Service. Upon receipt of such written notice, Service Recipient’s responsibility under this Agreement shall be deemed amended as reasonably necessary to conform to any modifications or changes made pursuant to this Section 2.7 and Service Recipient shall use commercially reasonable efforts to comply with such amendments. Any change in the scope or duration of any Service described in or other amendment to the Transition Service Schedule must be in writing and signed by the Parties.

2.8.            Use of Services. Service Provider shall not be required to provide the Services to any Person other than Service Recipient and its Affiliates, and shall not be required to provide Services in connection with anything other than the Service Recipient’s or any of its Affiliates’ operation, use and maintenance of the Purchased Assets and the Facilities after the Effective Date. Service Recipient shall not, and shall not permit its or any of its Affiliates’ employees, agents or representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party. Service Recipient shall remain responsible for any breach of this Agreement by any Affiliate of Service Recipient to whom Service Provider provides Services under this Agreement.

2.9.            Third Party Consents. Service Provider promptly will provide written notice to Service Recipient to the extent any contractual obligation to a Third Party will materially impact the provision of Services hereunder. If (a) Service Provider’s provision of any Service requires any license or services provided by a Third Party, (b) such Service is included in the then-current Transition Service Schedule, and (c) Service Provider’s contract with the applicable Third Party for such Service does not permit such Third Party license or service to be provided by or passed through Service Provider (as a non-Affiliate service provider) to Service Recipient, then Service Provider will use commercially reasonable efforts to secure promptly the consent of such Third Party to provide Service Recipient with access to such Third Party license or service in accordance with the terms and conditions of this Agreement, provided, however, that in no event shall Service Provider have any obligation to make any payment or expend any funds, assume any liability, or offer or grant any accommodation or concession (financial or otherwise) to secure such consent, unless Service Recipient promptly reimburses Service Provider in full for such fee, payment or out-of-pocket expense. If Service Provider is unable to secure the consent of the applicable Third Party vendor using its commercially reasonable efforts within [***] after the Effective Date, then, notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary, at Service Recipient’s request, Service Provider shall use its commercially reasonable efforts to procure a replacement license or service from another Third Party Contractor as soon as reasonably possible at Service Recipient’s expense, subject to Service Recipient’s prior written consent, which such consent shall not be unreasonably withheld, conditioned or delayed.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

3.              TERM AND TERMINATION.

3.1.            Term. Except as may otherwise be provided in the Transition Service Schedule in respect of a specific Service or unless otherwise agreed in writing by the Parties, the rights and obligations pursuant to this Agreement shall commence on the Effective Date and terminate on the earlier of (a) June 29, 2020 or (b) completion of all Services to be provided by Service Provider under this Agreement (the “Initial Term”), unless earlier terminated under this Section 3. The Service Provider shall not be obligated to perform any of the Services after the Initial Term; provided, however, that the Parties may negotiate in good faith to extend this Agreement past the Initial Term, either in whole or with respect to one or more of the Services, by mutual written agreement of the Parties, consent to which extension shall be in each Party’s absolute discretion. The Services so performed by Service Provider or any of its Affiliates or Third Party Contractors after the Initial Term shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period (the “Renewal Term”, together with the Initial Term, the “Term”); and provided, further, that any Service which is subject to the Renewal Term shall be provided by or on behalf of Service Provider to the Service Recipient during the Renewal Term at a price to be mutually agreed upon in writing by the Parties. Neither Party shall have any obligation to execute any extension to this Agreement.

3.2.            Termination.

3.2.1.              This Agreement may be terminated, either with respect to all or any portion of any one or more of the Services provided to Service Recipient hereunder, by mutual written consent of the Parties, unless the Transition Service Schedule specifically provides otherwise. Service Recipient acknowledges and agrees that (a) Services provided by Third Parties may be subject to term-limited licenses and contracts between Service Provider and applicable Third Parties (collectively, “Provider Third Party Contracts”), (b) the renewal periods under the Provider Third Party Contracts may be for fixed periods, (c) Service Provider may not have the right to renew certain Provider Third Party Contracts and (d) the Provider Third Party Contracts may provide for Termination Charges in the event of an early termination of such Provider Third Party Contract. As a result, Service Recipient agrees that (i) if Service Provider is required to extend any Provider Third Party Contract in order to continue to provide any Service during the Term, then Service Provider shall notify Service Recipient in writing of such requirement at least [***] in advance of the date on which Service Provider is required to deliver notice of renewal (or non-renewal) under the applicable Provider Third Party Contract and, if Service Recipient informs Service Provider within [***] of its receipt of such notice that it wishes to continue to receive such Service, then Service Recipient shall be required to pay Service Provider the amount of any renewal fees or purchase commitments applicable to the relevant Service for the full renewal period specified in the applicable Provider Third Party Contract, regardless of whether the Term or Service Provider’s provision of the relevant Service ends prior to the end of the relevant renewal period, (ii) Service Provider will not be required to provide any Service to the extent it is unable to renew any applicable Provider Third Party Contract or Service Recipient either informs Service Provider that it does not wish to continue to receive such Service or does not respond to Service Provider’s notice in the applicable ten-Business Day period and (iii) if Service Provider is required to terminate any Provider Third Party Contract earlier than the natural expiration or termination of such agreement solely as a result of an early termination of a Service under this Agreement pursuant to this Section 3.2.1, then Service Provider shall provide Service Recipient with a written estimate, based on the parties’ reasonable inquiry, of any and all Termination Charges that would become due and payable by Service Recipient in connection with such termination at least [***] in advance of the date on which Service Provider intends to deliver notice of termination under the applicable Provider Third Party Contract, and (x) if Service Recipient informs Service Provider within [***] of its receipt of such notice that it wishes to proceed with the termination of the applicable Service, then Service Recipient shall be required to pay any Termination Charges resulting from such early termination; provided, however, that Service Provider shall reasonably cooperate with Service Recipient to negotiate the waiver by the applicable Third Party Contractor of any requirement to pay all such Termination Charges under the applicable Provider Third Party Contract, and (y) if Service Recipient informs Service Provider within such [***] period that it does not wish to proceed with the termination of the applicable Service, then Service Provider will not terminate the applicable Provider Third Party Contract and Service Provider and Service Recipient’s respective obligations with respect to such Service shall continue in accordance with this Agreement.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

3.2.2.              Subject to the provisions of Section 11 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party commits a material breach of this Agreement (other than in the case of a payment breach) and fails to cure such breach within [***] after receiving written notice of such breach from the non-breaching party. Subject to the provisions of Section 11 below, in the case of a payment breach, Service Provider may terminate this Agreement in its entirety or with respect to affected Services if Service Recipient breaches a payment obligation under this Agreement and fails to make such payment within [***] after receiving written notice of such breach from Service Provider. The Parties hereby acknowledge and agree that any breach by any of their respective Representatives of any term or condition of this Agreement shall be deemed to be a breach by such Party of such term or condition.

3.2.3.              Any provision which by its nature should survive, including but not limited to, the provisions of this Section 3.2.2 (Termination), Section 4 (Payment Terms and Tax Matters), Section 9 (Confidentiality), Section 10 (Indemnification), Section 10.5 (Limitation of Liability; Disclaimer of Consequential Damages), Section 11 (Force Majeure), and Section 12 (Miscellaneous), shall survive the termination of this Agreement.

3.2.4.              Either Party may terminate this Agreement immediately in the event the other Party (a) becomes insolvent, (b) is generally unable to pay, or fails to pay, its debts as they become due, (c) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (d) makes or seeks to make a general assignment for the benefit of its creditors, or (e) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business.

4.              PAYMENT TERMS AND TAX MATTERS.

4.1.            Charges for Services. Service Recipient shall pay Service Provider the fees calculated consistent with the methodology set forth on the Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 4.3 hereof (each, a “Service Fee” and collectively the “Service Fees”).

4.2.            Expenses. Without limiting Service Provider’s payment obligations with respect to service charges under Section 4.1 or Provider Third Party Contracts pursuant to Section 3.2.1, Service Recipient shall, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to any one or more Third Parties which are actually incurred or paid by Service Provider or its Representatives in connection with the Service Provider’s provision of the Services (“Expenses”). Without limiting the foregoing, Expenses shall include (a) expenses payable to Third Parties for tailoring, expanding or otherwise modifying any service, provided with respect to the Purchased Assets or the Facilities prior to the Effective Date in any manner required to provide such Service to Service Recipient in accordance with the terms and conditions of this Agreement following the Closing Date, (b) Third Party fees, costs or expenses payable by Service Provider or any of its Representatives to any Third Party(ies) for the licensing, provisioning, implementation, maintenance or operation of separate environments, separate instances of existing environments or “clean” environments necessary to provide the Services to Service Recipient, (c) subject to compliance with Section 3.2.1, any fees payable to any Third Party(ies) that are associated with extending, expanding or maintaining Third Party licenses or other contracts necessary to provide the Services to Service Recipient, (d) Third Party fees, costs or expenses payable by Service Provider or any of its Representatives to any Third Party(ies) for any expedited or off hour service requests made by Service Recipient and (e) any and all Termination Charges.

4.3.            Payment Terms.

4.3.1.              Service Provider shall invoice Service Recipient monthly for all Service Fees and Expenses pursuant to this Agreement. Such invoices shall contain reasonable detail of each Service provided and the calculation of the Service Fee therefor, including a itemized breakdown in reasonable detail of all Expenses set forth on such invoices. Service Recipient, including all applicable Service Recipient Affiliates, shall pay Service Provider for all undisputed amounts due for Services provided hereunder within [***] from receipt of an invoice satisfying the requirements of this Section 4.3.1 therefor.

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EXHIBIT B

4.3.2.              Late payments shall bear interest at the lesser of [***] per annum or the maximum rate allowed by law. Failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement is agreed by the Parties to be a material breach of this Agreement and Service Provider shall have the right to terminate this Agreement under Section 3.2 hereof (subject to the notice and cure provisions contained in Section 3.2). In addition to Service Provider’s rights under Section 3.2.2, if payment in full of any Fees is not received by Service Provider by the applicable payment due date, Service Provider shall have the right to suspend all or any portion of the Services until such time as Service Recipient has paid in full all amounts then overdue, including any accrued interest.

4.3.3.              Notwithstanding any provision of this Agreement or the Purchase Agreement to the contrary, to the extent that Services are provided to one or more Service Recipient Affiliates under this Agreement, invoices for such Services shall be delivered directly to such Service Recipient Affiliates, in which case payment shall be made directly by such Service Recipient Affiliates, provided that Service Recipient shall remain responsible for all amounts invoiced to and payments made by its Affiliates.

4.4.            Disputes.

4.4.1.                  Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts due under any other agreement. Further, the Parties agree that disputes related to any other agreement shall not serve as grounds to delay payment obligations under this Agreement or to cease to provide any Service on the terms and condition set forth in this Agreement.

4.4.2.                  Should Service Recipient reasonably and in good faith contest any invoice (or any part thereof) or should any Party have any other dispute under this Agreement, the disputing Party shall notify the other Party in writing of such dispute and provide the other Party with a detailed description of the basis for such dispute. Promptly upon the Party’s receipt of notice of such dispute, the SPBRM and SRBRM shall meet and attempt to resolve such dispute. If the SPBRM and SRBRM are unable to resolve such dispute within [***] following their initial meeting, then the SPBRM and SRBRM shall give written notice of such dispute to the Senior Officers. “Senior Officers” means [***], in the case of Service Provider, and [***] in the case of Service Recipient; provided, however, that, each Senior Officer shall be entitled to nominate a sufficiently senior functional leader in his or her place when appropriate. Promptly upon receiving notice of the dispute, the Senior Officers shall meet and attempt to resolve such dispute. If the Senior Officers are unable to resolve such dispute within [***] following their initial meeting, then such dispute will be escalated and resolved in accordance with Section 12.7.

4.5.            Taxes. All amounts to be paid under this Agreement are exclusive of any Taxes, including sales, use, VAT, consumption, excise, withholding or similar taxes (other than Taxes based on Service Provider’s net income) that may apply to the transactions contemplated by this Agreement. Service Recipient shall be responsible for paying all such Taxes. Service Provider may collect such Taxes from Service Recipient as required by Legal Requirements. If any payments under this Agreement are subject to withholding or deduction, the applicable party (the “Withholding Agent”) shall be entitled to withhold or deduct such amounts as required by any applicable Legal Requirement provided that prior to such withholding or deduction, the Withholding Agent shall give written notice of its intention to withhold or deduct and allow the other party sufficient time to furnish any required documentation and forms to minimize or eliminate such withholding or deduction. The Withholding Agent shall pay all such withheld or deducted amounts to the applicable Governmental Authority, and shall provide the other party, in a timely manner, with documentation evidencing payment to the applicable Governmental Authority of any amounts so withheld and in the form and manner required by Legal Requirements to allow the other party to recover the amount withheld to the extent allowable by Legal Requirements. For the avoidance of doubt, the provisions of this Section 4.5 shall apply to Affiliates of Service Provider and Service Recipient as if such Affiliate were Service Provider or Service Recipient, as applicable.

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EXHIBIT B

4.6.            Books and Records. During the Term, Service Provider shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. Service Provider shall provide or make available documentation supporting any amounts invoiced pursuant to Section 4 as Service Recipient may from time to time reasonably request. Service Recipient shall have the right, at Service Recipient’s sole cost and expense, to review such books, records and accounts during normal business hours from time to time upon reasonable advanced written notice to Service Provider, provided that such access shall be (i) in a manner that does not interfere with the business activities of Service Provider and (ii) subject to reasonable security procedures and limitations of Service Provider.

5.              TRANSITION SERVICE RESPONSIBILITIES.

5.1.            Responsibilities of Service Provider. In addition to Service Provider’s other responsibilities and obligations set forth in this Agreement:

5.1.1.              Service Provider shall maintain and assign sufficient resources as are reasonably required to perform its obligations, including the Services, in accordance with this Agreement.

5.1.2.              During the Term, Service Provider shall designate and maintain an ongoing primary contact: (a) with whom Service Recipient may communicate about current issues, needs, and problem resolution; (b) who has authority to make or cause to be made prompt decisions on Service Provider’s part; (c) who will be reasonably accessible by Service Recipient; and (d) who will remain knowledgeable about Service Provider’s policies and procedures in connection with the provision of the Services. Such Service Provider contact is referred to herein as the Service Provider Business Relationship Manager (“SPBRM”). The SPBRM shall have regular meetings with the SRBRM, in person or via teleconference, pursuant to a reasonable schedule agreed to by the SPBRM and SRBRM, to discuss the performance of the Parties of their obligations under this Agreement and to resolve any disputes pursuant to Section 4.4.2. Service Provider may change its SPBRM from time-to-time upon prior, written notice to Service Recipient. The SPBRM shall have the authority to amend the terms or conditions of this Agreement with respect to the scope, nature or schedule of Services or the payment for Services, provided that such amendments comply with the requirements of Section 12.4.

5.1.3.              Service Provider shall provide technical assistance and training to Service Recipient personnel to the extent specified in the Transition Service Schedule.

5.1.4.              Service Provider shall assign qualified personnel as are reasonably required to perform the Services in accordance with this Agreement.

5.1.5.              Service Provider shall make commercially reasonable efforts to notify Service Recipient of problems with the Service Recipient’s work environment that might interfere with the provision of Services in accordance with this Agreement.

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EXHIBIT B

5.1.6.              Service Provider shall, and shall cause its Affiliates and Third Party Contractors (and their respective personnel), to, when at the Facilities, or when given access to any computers, information technology or phone systems located at the Facilities, conform to the written instructions, policies and procedures of Service Recipient concerning health, safety, conduct and security which are provided to Service Provider in advance from time to time, and Service Recipient shall have the right to remove any such persons from any Facility or deny access by any such person to any computers, information technology or phone systems located at the Facilities for failure to comply with this Agreement or any such instructions, policies or procedures. .

5.1.7.              Service Provider shall comply, and shall cause its Representatives and Third Party Contractors to comply, with all applicable Legal Requirements in connection with their respective operations and obligations under this Agreement, including, the delivery and performance of the Services.

5.2.            Responsibilities of Service Recipient. In addition to Service Recipient’s other responsibilities and obligations set forth in this Agreement:

5.2.1.              Following the Effective Date, Service Recipient shall exercise ultimate control over the Purchased Assets and the Facilities. By entering into this Agreement, Service Recipient is not delegating any powers, duties or responsibilities to Service Provider or any of its Representatives that are required to be exercised or performed by the Service Recipient under any applicable Legal Requirement. Service Recipient shall be solely responsible for the Purchased Assets and the Facilities in accordance with all applicable Legal Requirements.

5.2.2.              Service Recipient shall maintain and assign sufficient resources as are reasonably required to perform its obligations in accordance with this Agreement.

5.2.3.              During the Term, Service Recipient shall designate and maintain an ongoing primary contact: (a) with whom Service Provider may communicate about current issues, needs, and problem resolution; (b) who has authority to make or cause to be made prompt decisions on Service Recipient’s part; and (c) who will be reasonably accessible by Service Provider. Such Service Recipient contact is referred to herein as the Service Recipient Business Relationship Manager (“SRBRM”). The SRBRM shall have regular meetings with the SPBRM, in person or via teleconference, pursuant to a reasonable schedule agreed to by the SRBRM and SPBRM, to discuss the performance of the Parties of their obligations under this Agreement and to resolve any disputes pursuant to Section 4.4.2. Service Recipient may change its SRBRM from time-to-time upon prior, written notice to Service Provider. The SRBRM shall have the authority to amend the terms or conditions of this Agreement with respect to the scope, nature or schedule of Services or the payment for Services, provided that such amendments comply with the requirements of Section 12.4.

5.2.4.              Service Recipient shall provide Service Provider and its Representatives with access to the Facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder; provided, however, that such access (i) does not unreasonably interfere with the business of Service Recipient or any of its Affiliates or with the operation of the Facilities, and (ii) in the event that Service Recipient determines that providing such access would reasonably be expected to be commercially detrimental, violate any applicable Legal Requirement or agreement or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids such harm and consequence. In the event that Service Recipient fails to provide Service Provider with access to the Facilities as is reasonably necessary for Service Provider to perform a Service it is obligated to provide hereunder, Service Provider will not be liable for any failure to perform such Service in a timely manner or at all to the extent primarily caused by such lack of access.

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EXHIBIT B

5.2.5.              Service Recipient shall provide Service Provider and its Representatives with all information and documentation reasonably necessary to the extent in Service Recipient’s possession or control for Service Provider to perform the Services it is obligated to provide in this Agreement; provided, however, that Service Recipient shall have no obligation to provide such information or documentation if doing so would reasonably be expected to be commercially detrimental, violate any applicable Legal Requirement or agreement or waive any attorney-client privilege, in which case the Parties shall use commercially reasonable efforts to provide such information or documentation in a manner that avoids such harm and consequence; provided, further, that in such an event where Service Recipient does not provide such information or documentation, Service Provider will not be liable for any failure to perform such Service to the extent primarily caused by such lack of information or documentation.

5.2.6.              Service Recipient shall make available, as reasonably requested by Service Provider, reasonable access to resources (including personnel) and provide timely decisions in order that Service Provider may perform its obligations in this Agreement; provided, that such access shall not materially disrupt the operations of Service Recipient and the operation, use and maintenance of the Purchased Assets and the Facilities.

5.2.7.              Service Recipient acknowledges and agrees that certain of the Services to be provided hereunder were previously performed for Service Provider or its Affiliates by individuals who may no longer be employed by Service Provider or its Affiliates as a result of the consummation of the transactions contemplated by the Purchase Agreement and that the provision of the Services to Service Recipient may require Service Provider’s reasonable access to, or support from, Service Recipient’s relevant employees.

5.2.8.              Except for Services expressly required to be provided by Service Provider under this Agreement, Service Recipient shall be solely responsible for: (a) the selection, acquisition and maintenance of any and all Third Party products or services used by Service Recipients; (b) all implementation, maintenance and support concerning such Third Party products and services; and (c) all costs associated with the activities described in clauses (a) and (b), above. Except as expressly set forth in this Agreement, Service Provider shall have no obligation to acquire, host, maintain or otherwise support any such Third Party products or services.

5.2.9.              Service Recipient is and shall remain solely responsible for the content, accuracy and adequacy of all data that Service Recipient or its Representatives transmit or have transmitted to Service Provider for processing or use in connection with the performance of Services.

5.2.10.          Service Recipient shall comply, and shall cause its Representatives to comply, with all applicable Legal Requirements in connection with their respective operations and obligations under this Agreement, including, the receipt and use of the Services.

5.2.11.          Service Recipient shall comply with the terms and conditions (to the extent applicable to Service Recipient) of all agreements or terms of service between Service Provider and any Third Party Contractor providing Services to Service Recipient on behalf of Service Provider; provided, however, that, Service Provider shall provide copies of such agreements to Service Recipient or make Service Provider aware of such terms of service in writing reasonably far in advance from time to time.

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EXHIBIT B

5.3.            Mutual Responsibilities. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a)           exchanging information relevant to the provision of Services hereunder;

(b)          good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c)           each Party requiring its personnel to obey any security regulations and other policies of the other Party of which it is aware while on the other Party’s premises.

6.              INTELLECTUAL PROPERTY.

6.1.            Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party or its Affiliates. No license, title, ownership, or other intellectual property or proprietary rights are transferred to Service Recipient or any Service Recipient Representative pursuant to this Agreement, and Service Provider retains all such rights, titles, ownership and other interests in its information technology systems, platforms, applications and all other software, hardware, systems and resources it uses to provide the Services, including, any special programs, functionalities, interfaces, or other work product that Service Provider or its Representatives may develop at Service Recipient’s request to provide the Services. Service Provider shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant Service Recipient or any Service Recipient Representative any right, title, license, leasehold right or other interest in or to, any copyrights, patents, trade secrets, other intellectual property rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by Service Provider or its Representatives in connection with the Services or the performance of Service Provider’s obligations hereunder. For the avoidance of doubt, no such items shall be considered a work made for hire within the meaning of Title 17 of the United States Code.

6.2.            Removal of Marks. The Parties agree that neither will remove any copyright notices, proprietary markings, Trademarks or other indicia of ownership of the other Party from any materials of the other Party.

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EXHIBIT B

7.              RELATIONSHIP BETWEEN THE PARTIES. The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

8.              INSURANCE. Each Party shall, throughout the Term, carry appropriate insurance with a financially sound and reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests against loss or damage, in each case as may be and solely to the extent required in connection with their respective obligations hereunder, provided that each Party may self-insure any risks to the extent it customarily does so.

9.              CONFIDENTIALITY.

9.1.            During the period beginning on the Effective Date and ending on the date that is [***] from the date of the expiration or termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, the terms and conditions of this Agreement and all information and data relating to the other Party received pursuant to this Agreement, including any invention, processes, trade secrets, and intellectual property, information, technique, algorithm, program, design, drawing, formula or data relating to any research project, work in process, future development, business development, strategies, pricing, work proposal, plans (including clinical, marketing and business plans) engineering, manufacturing, marketing, servicing, financing or personnel matters relating to a Party, its present or future products, technologies, including but not limited to information system technologies, sales, suppliers, customers, employees, investors, or business, whether in oral, written, graphic or electronic form or by visual observation (“Confidential Information”), and shall not use such Confidential Information other to the limited extent required in connection with the performance of this Agreement and, unless otherwise required by applicable Legal Requirements, disclose, distribute, disseminate, transfer, or otherwise make available such information to any Third Party without the other Party’s prior written consent. The Parties shall use their reasonable good faith efforts to protect the other Party’s Confidential Information with at least the same degree of care used to protect such Party’s own Confidential Information (but in no event less than a reasonable degree of care) from unauthorized use or disclosure. Both Parties shall advise their respective Representatives who might have access to the other Party’s Confidential Information of the confidential nature thereof. No Confidential Information shall be disclosed to any Representative of either Party who does not have a need for such information in connection with the performance of this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include information or data that, as evidenced by written records:

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EXHIBIT B

(a)           was in the receiving Party’s possession on a non-confidential basis prior to the time of disclosure to such Party by the disclosing Party or its Representatives;

(b)          was or becomes generally available to the public other than as a result of an or failure to act by the receiving Party or its Representatives;

(c)           becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives; or

(d)          is independently developed by or for the receiving Party without any breach of the provisions of this Section 9;

provided, in the case of clause (a) or (c), that the source of such information is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party by a contractual, legal or fiduciary obligation. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions ((a) through (d)) merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or are in the rightful possession of the receiving Party.

9.2.            The receiving Party may make disclosures required to comply with applicable laws or regulations or with a court or administrative order, provided to the extent legally permitted and practicable the party required to respond to such requirement gives the disclosing Party prompt prior written notice of such requirement. The receiving Party will cooperate with the disclosing Party, at the disclosing Party’s expense, in connection with disclosing Party’s reasonable and lawful actions to prevent disclosure of Confidential Information or obtain confidential treatment for such Confidential Information. The receiving Party will limit the disclosure to the fullest extent permitted.

9.3.            Each Party hereby acknowledges that the Confidential Information of the other Party may still be under development, or may be incomplete, and that such information may relate to products that are under development or are planned for development. NEITHER PARTY MAKES ANY REPRESENTATIONS REGARDING THE ACCURACY OF THE CONFIDENTIAL INFORMATION IT DISCLOSES TO THE OTHER PARTY. Neither Party shall have responsibility for any expenses, losses or actions incurred or undertaken by the other Party as a result of the other Party’s receipt or use of Confidential Information. It is understood that the Service Recipient is in the business of conducting preclinical research, development and testing, and GMP and non-GMP manufacturing and laboratory services for Third Parties. The provisions of this Section 9 shall not be construed to limit the Service Recipient’s right to conduct such services for any Third Party so long as it does not use any of the Service Provider’s Confidential Information received under this Agreement in breach of this Section 9.

9.4.            It is understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 9, and that the disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 9, but shall be in addition to all other remedies available at law or equity.

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EXHIBIT B

9.5.            The obligations in this Section 9 shall survive any expiration or termination of this Agreement for [***] after the date of expiration or termination of this Agreement. The receiving Party shall destroy or return to the disclosing Party all of the disclosing Party’s Confidential Information after the receiving Party’s need for it has expired, upon request of the disclosing Party, or upon completion or termination of this Agreement; provided that the receiving Party may retain one copy of the disclosing Party’s Confidential Information in its legal files in order to monitor its continuing obligations hereunder and to comply with Legal Requirements.

10.          INDEMNIFICATION.

10.1.        Service Recipient shall indemnify, defend and hold harmless Service Provider and its officers, directors, agents, employees and Affiliates, from and against any and all Damages, including reasonable attorneys’ fees (collectively, “Losses”) incurred by any of the foregoing and arising out of, relating to or resulting from (i) Service Recipient’s or any of its Representatives’ gross negligence or willful misconduct related to this Agreement, (ii) Service Provider’s or any of its Representative’s good faith and reasonable execution of an instruction of an authorized representative of Service Recipient regarding the performance of a Service under this Agreement, (iii) Service Recipient’s or any of its Affiliates’ breach of a payment obligation under this Agreement, or (iv) Third Party property damage or personal injury to a Third Party caused by Service Recipient or its Representatives relating to this Agreement, except to the extent arising from a claim for which Service Provider has an indemnification obligation pursuant to Section 10.2.

10.2.        Service Provider shall indemnify, defend and hold harmless Service Recipient and its officers, directors, agents, employees and Affiliates from and against any and all Losses incurred by any of the foregoing and arising out of, relating to or resulting from (i) gross negligence or willful misconduct by Service Provider or any of its Representatives or Third Party Contractors related to this Agreement, (ii) Third Party property damage or personal injury to a Third Party caused by Service Provider or its Representatives or any Third Party Contractor relating to this Agreement, except to the extent arising from a claim for which Service Recipient has an indemnification obligation pursuant to Section 10.1 or (iii) except to the extent caused by Service Recipient’s gross negligence or willful misconduct, any liability for injury to Service Provider’s personnel or any of its Affiliates’ or Third Party Contractors’ personnel resulting from, or relating to, the presence of any such personnel at the Facility.

10.3.        Promptly after receipt by a party entitled to indemnification under Sections 10.1 or 10.2 or any other provision of this Agreement (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding with respect to any matter referred to in Sections 10.1 or 10.2 or in any other applicable provision of this Agreement, the Indemnitee shall give written notice describing such claim or Proceeding in reasonable detail in light of the circumstances then known to the Indemnitee to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to keep the Indemnitor reasonably informed as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. If any Proceeding shall be commenced against any Indemnitee by a third party, the Indemnitor shall be entitled to participate in such Proceeding and assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense; provided, however, that the Indemnitor shall not have the right to assume the defense of any such Proceeding if (i) in the reasonable opinion of counsel to the Indemnitee, counsel for the Indemnitor could not adequately represent the interests of the Indemnitee because such interests would reasonably be expected to be in conflict with those of the Indemnitor, (ii) such Proceeding seeks an injunction or other equitable relief against the Indemnitee except where such equitable relief is immaterial incidental to claims for monetary damages, (iii) the Indemnitor has failed or is failing, in the reasonable good faith opinion of the Indemnitee, based on proffered evidence, to prosecute or defend such Proceeding diligently and in good faith, or (iv) in any case where Service Recipient any of its officers, directors, agents, employees or Affiliates is the Indemnitee, the amount of Losses or potential Losses arising out of such Proceeding, as determined by the Indemnitee in good faith is reasonably expected to exceed the limitations of liability set forth in Section 10.5. If the Indemnitor shall assume the defense of any such Proceeding, the Indemnitee shall be entitled to participate in any Proceeding at its expense. Unless approved in writing by the Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed, the Indemnitor shall not settle, or consent to the entry of any judgment with respect to, any such Proceeding unless such settlement or judgment (w) does not include any monetary damages payable by the Indemnitee, (x) does not admit to any Liability on the part of the Indemnitee, (y) does not include any restriction on the operations of the Indemnitee, and (z) includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnitee, in customary form, from all Liability with respect to the matters that are subject to such Proceeding.

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EXHIBIT B

10.4.        Each party shall take reasonable steps to mitigate all Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses with respect to which indemnification may be requested hereunder (including making claims under any applicable insurance policies), provided that the foregoing shall not be deemed to limit the ability of an Indemnitee to incur reasonable costs in connection therewith.

10.5.        LIMITATION OF LIABILITY; DISCLAIMER OF CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, DIMUNITION IN VALUE, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, MULTIPLE, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT, AND DAMAGES HEREUNDER SHALL NOT INCLUDE SUCH LOSSES, EXCEPT TO THE EXTENT, IF ANY, ONE OF THE PARTIES HERETO IS HELD LIABLE FOR SUCH LOSSES TO A THIRD PARTY AND SUCH PARTY IS ENTITLED TO BE INDEMNIFIED UNDER SECTION 10. SERVICE RECIPIENT’S LIABILITY FOR LOSSES HEREUNDER SHALL NOT EXCEED [***]. SERVICE PROVIDER’S LIABILITY FOR LOSSES HEREUNDER SHALL NOT EXCEED [***].

10.6.        Third-Party Contributors. The amount of any and all Losses for which indemnification is provided pursuant to this Section 10 shall be net of any amounts actually received by the Indemnitee with respect to such Losses (i) under insurance policies after giving effect to any deductible, retention or equivalent loss rated premium adjustment and any costs or expenses incurred in recovering such insurance proceeds and (ii) otherwise from any third party.

10.7.        Exclusive Remedy. Other than for fraud or as set forth in Section 12.9 and Section 2.4.1, Service Provider and Service Recipient agree that from and after the Closing the provisions of this Article 10 shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement.

11.          FORCE MAJEURE.

11.1.        Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services rendered, if such failure or delay is caused by any event or condition beyond the reasonable control of the impacted Party (each, a “Force Majeure Condition”), including acts of God, voluntary or involuntary compliance with any applicable Legal Requirement, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities, systems or materials by fire, earthquake, storm or like catastrophe. The impacted Party shall take commercially reasonable measures to resolve or overcome the Force Majeure Condition which are consistent in all material respects with the commercially reasonable measures taken in connection with such Party’s other similarly affected operations, as relevant, as promptly as practicable.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT B

11.2.        Upon becoming aware of a Force Majeure Condition or other event or condition that would reasonably be expected to cause a material delay in the performance, or that would reasonably be expected to prevent or hinder performance, of any Services to be provided by Service Provider (or its Affiliates, Representatives or Third Party Contractors) under this Agreement, Service Provider shall promptly notify Service Recipient in writing of the existence of such event or condition and the anticipated duration of the event or condition. Service Provider shall take commercially reasonable measures to resolve or overcome such event or condition as promptly as practicable.

12.          MISCELLANEOUS.

12.1.        Access by Service Provider. Service Recipient shall cause any of Service Recipient’s employees, contractors or Representatives (“Personnel”) to comply with all reasonable Service Provider instructions and policies while at any premises owned, controlled or operated by Service Provider, and Service Provider shall have the right to remove any Personnel of Service Recipient from any such premises for failure to comply with this Agreement or any such instructions or policies.

12.2.        Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (g) the headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (h) the words “will” and “shall” shall be interpreted to have the same meaning, (i) references to “$” shall mean U.S. dollars and (j) the word “or” when used in this Agreement is not exclusive.

12.3.        Entire Agreement. This Agreement, including the other documents and agreements, Exhibits and Schedules specifically referred to herein, constitutes the entire agreement between and among the Parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter. There are no agreements, representations or warranties between or among the Parties other than those set forth in the Purchase Agreement, the Confidentiality Agreement or the documents and agreements contemplated in the foregoing.

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EXHIBIT B

12.4.        Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental written agreement or amendment signed by the Parties, including as set forth in Section 2.7. Any Party may waive compliance by any other Party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

12.5.        Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, provided, however, that no Party hereto may assign any right or obligation hereunder without the prior written consent of the other Party hereto; provided, further, (i) without the prior written consent of Service Provider, Service Recipient may assign its rights and obligations under this Agreement to any of its Affiliates organized under and located in the United States, (ii) without the prior written consent of Service Recipient, Service Provider may assign its rights or obligations under this Agreement to a wholly owned subsidiary of Service Provider (so long as such subsidiary remains a wholly owned subsidiary of Service Provider), and (iii) without consent of the other Party, either Party may assign its rights and obligations under this Agreement to a bona fide Third Party that acquires all or substantially all of such Party’s business or assets (whether by merger, combination or consolidation of any type, operation of law, asset purchase or otherwise) so long as (x) the assigning Party provides written notice to the non-assigning party at least [***] in advance of such assignment, and (y) the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party, and (iv) Service Provider retains the right to subcontract performance of its obligations under this Agreement pursuant to Section 2.1. Notwithstanding anything in this Section 12.5 to the contrary, no assignment shall relieve the assigning Party of its obligations hereunder.

12.6.        Governing Law. The rights and obligations of the Parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

12.7.        Jurisdiction; Waiver of Jury Trial.

12.7.1.  Any judicial proceeding brought against any of the Parties to this Agreement or any dispute arising out of this Agreement or related hereto shall be brought in the courts of the State of Delaware, or in the United States District Court for the District of Delaware, and, by execution and delivery of this Agreement, each of the Parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. Each of the Parties to this Agreement agree that service of any process, summons, notice or document by U.S. mail to such Party’s address for notice hereunder shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 12.7.1.

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EXHIBIT B

12.7.2.  Each of the parties hereto hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or claim arising out of or relating to this Agreement or any transaction contemplated hereby.

12.8.        Rules of Construction. The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. The Parties agree that, because both Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

12.9.        Equitable Relief. Each Party acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the non-breaching Party, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance which may then be available to obligate the breaching Party to perform its obligations under this Agreement; provided, however, to the extent Service Provider is the breaching party as a result of any action or inaction by Service Provider Representative or any Third Party Contractor, the specific performance to which Service Recipient shall be entitled is solely limited to the exercise of Service Provider’s obligation, at Service Recipient’s sole cost and expense, to enforce any Contract by and between the Service Provider, on the one hand, and the Service Provider Representative or Third Party Contractor, on the other hand, in accordance with Service Recipient’s reasonable direction in order to obtain for Service Recipient the benefit of such agreement.

12.10.    Severability. If any provision of this Agreement, as applied to either Party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

12.11.    Exhibits and Schedules. All Exhibits and Schedules attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

12.12.    Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person or by express delivery or courier service, (b) sent by e-mail, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the Party set forth below or to such other place or places as such Party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by e-mail transmission, or, if sent by express delivery or courier service one (1) Business Day after being sent, or if mailed, five (5) Business Days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 12.12.

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EXHIBIT B

To Purchaser at:	Paragon Bioservices, Inc.
7555 Harmans Road
Harmans, MD 21077
	Attention:	President, Gene Therapy
	Email:	[***]

With copies to:	Catalent, Inc.
14 Schoolhouse Road
Somerset, NJ 08873
	Attention:	Senior Vice President and General Counsel
Email:

and

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
	Attention:	Richard A. Silfen
Peter D. Visalli
	Email:	rasilfen@duanemorris.com;
pvisalli@duanemorris.com

To Service Provider at:	Novavax, Inc.
21 Firstfield Road
Gaithersburg, MD 20878
Attention: John A. Herrmann III, SVP, General Counsel and Corporate Secretary
Email:
Facsimile:

With copies to:	Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
	Attention:	Paul M. Kinsella
Tara Fisher
	Email:	paul.kinsella@ropesgray.com
tara.fisher@ropesgray.com

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EXHIBIT B

12.13.    Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any Third Party or third person to any Party to this Agreement, nor shall any provision give any Third Party or third person any right of subrogation or action over or against any Party to this Agreement.

12.14.    Counterparts. This Agreement may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow On a Separate Page]

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EXHIBIT B

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Service Recipient”

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

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EXHIBIT B

“Service Provider”

By:
Name:
Title:

[Signature Page to Transition Services Agreement]

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EXHIBIT C

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

NON-COMMERCIAL GMP MANUFACTURING SERVICES AGREEMENT

This Non-Commercial GMP Manufacturing Services Agreement (“Agreement”) is effective as of [●], [●] (the “Effective Date”), by and between Novavax, Inc., a Delaware corporation having its principal office at 21 Firstfield Rd., Gaithersburg, MD 20878 (“Client”) and Paragon Bioservices, Inc., a Delaware corporation having its principal office at 801 W. Baltimore Street, Suite 302, Baltimore, MD 21201 (“Paragon”) (each, a “Party” and together the “Parties”).

RECITALS

WHEREAS, Paragon has process development, manufacturing and related services experience and expertise and operates a facility that is suitable for providing services for the preparation and characterization of one or more master cell banks and/or working cell banks, and for the manufacture of active pharmaceutical ingredients, drug substances or final drug product, for research and development and/or clinical trial uses; and

WHEREAS, Client desires to engage Paragon to conduct services which may include process and analytical development and, if requested, manufacturing services in connection with the supply of research or clinical quantities of such Client’s drug substance(s) and/or final drug product(s), master cell banks, and/or working cell banks, and Paragon desires to perform such services for Client, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

The following capitalized terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

“Additional Services” means any service that is not contained in the SOW/Project Plan and that requires a Change Order in order to authorize Paragon to commence the same or any service specifically identified as an Additional Service in this Agreement. For Additional Services conducted pursuant to an SOW/Project Plan, the rates would be the same as for the SOW/Project Plan. For Additional Services conducted outside of an SOW/Project Plan, the rates would be at Paragon’s then-current rates. Neither Party is obligated for Additional Services and payment for such Additional Services until accepted by both Parties in the form of a Change Order or purchase order for such Additional Services, which shall be invoiced as set forth in Article 6.

“Affiliate” means, with respect to Client or any Third Party, any corporation, firm, partnership or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity; and with respect to Paragon, it means Catalent, Inc. and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For purposes of this definition, the term “control” means direct or indirect ownership of more than fifty percent (50%) of the securities or other ownership interests representing the equity voting stock or general partnership or membership interest of such entity or the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

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EXHIBIT C

“Agreement” has the meaning set forth in the introductory paragraph, and includes all exhibits appended hereto (including any Quality Agreement) and any SOW entered into by the Client and Paragon.

“Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which the Product is produced, marketed, distributed, used or sold; and with respect to Paragon, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which Paragon performs any activity under this Agreement; provided, that cGMP shall not constitute Applicable Laws except to the extent expressly stated in the applicable SOW/Project Plan.

“[***]” means [***].

“Batch” means the specific quantity of Product produced from a single Run.

“Batch Documentation” means all of the documentation associated with the manufacture and testing of a given Batch, including without limitation batch manufacturing records, sampling documentation, test results, Investigative and Corrective Action Reports, deviation reports, all applicable Manufacturing Process data, and the Certificate of Analysis/Certificate of Compliance or Certificate of Testing.

“Cell Line” means the cell line for expression of the Drug Substance as provided in the SOW/Project Plan.

“Certificate of Analysis” shall have the meaning set forth in the Quality Agreement. As issued by Paragon, the document may be called a “Certificate of Compliance/Certificate of Analysis.” If Client requests such document in writing prior to testing, Paragon will issue the certificate with the title “Certificate of Compliance” (as such term is defined in the Quality Agreement).

“Certificate of Testing” shall have the meaning set forth in the Quality Agreement.

“cGMP” means (a) the applicable regulatory requirements for current good manufacturing practices promulgated by the FDA under 21 C.F.R. Parts 210, 211, 600 and 610 (as applicable to clinical bulk Drug Substance only) and ICH, FDA Guidance for Industry Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients and Guidance for Industry cGMP for Phase I Investigational drugs and (b) parallel regulatory requirements for current good manufacturing practices promulgated by the European Medicines Agency in the E.U. (“EMA”), as the same may be amended from time to time.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Change Order” means a document mutually approved in writing by both Parties in accordance with the procedures set forth in Section 2.4 that describes in reasonable detail an amendment or modification to the Project and/or the SOW/Project Plan.

“Client” shall have the meaning set forth in the introductory paragraph, or any successor or permitted assign.

“Client Confidential Information” means Confidential Information owned by the Client such as the Drug Substance, Drug Product, Cell Line, Master Cell Bank, Working Cell Bank, any Manufacturing Process documentation provided by Client to Paragon, and all elements of the Manufacturing Process provided by Client to Paragon, data and information, business plans, regulatory and product strategies and all technical and other information, whether patented or unpatented, relating to Client products, processes, test methods, operations, technologies, forecasts and business information that is disclosed or supplied to Paragon by or on behalf of Client pursuant to this Agreement. Except for Paragon Intellectual Property, each Manufacturing Process developed by Paragon for Client in the performance of the Services, and all Product specific portions of documents and records describing or relating to the Manufacturing Process shall be deemed to be Client Confidential Information.

“Client Intellectual Property” means all Intellectual Property owned or controlled by Client as of the Effective Date or during the Term.

“Client Provided Materials” means those biological or chemical materials provided by, or on behalf of, Client to Paragon for the purposes of this Agreement, including the Cell Line, Master Cell Bank, Working Cell Bank, Raw Materials, Resins and Consumables.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between the Parties, dated March 15, 2019, as amended on May 24, 2019.

“Confidential Information” means Client Confidential Information or Paragon Confidential Information, as the context requires.

“Conforming Product” means Product that conforms to all of the warranties set forth in Section 11.2.1.

“Consumable” means all bags, liners and other single use or regularly replaced materials that are required to perform the Manufacturing Process (excluding Raw Materials, Resins and coverings or protective gear worn by employees).

“Designated Carrier” means the common carrier selected by Client (or identified by Paragon and approved by Client) to take delivery of Product and/or other items to be provided to Client at the Paragon Facility on Client’s behalf or that Paragon will use, following approval of the Batch Documentation, to ship Product to Client or a Client designated recipient.

“Designated Equipment” means those certain pieces of equipment or components, and related documentation, described in the SOW/Project Plan that are used to produce only Client Product, owned by Client and located at the Paragon Facility.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Drug Product” means a vialed finished dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients, and prepared by Paragon for Client under cGMP pursuant to this Agreement. Proposals, SOWs and Project Plans may refer to Drug Product as “Finished Drug Product” or “FDP.”

“Drug Substance” means the Client’s component that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body in humans or other animals and manufactured by Paragon for Client under cGMP pursuant to this Agreement. For each Drug Substance to be manufactured by Paragon under this Agreement, the Parties will agree to and execute an SOW, which shall identify the specific Drug Substance that is the subject of such SOW. Proposals, SOWs and Project Plans may refer to Drug Substance as “Bulk Drug Substance” or “BDS.”

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Engineering Batch” means a Batch produced from an Engineering Run.

“Engineering Run” means a Run used for process demonstration and engineering of some or all of the Manufacturing Process steps.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Fee(s)” means the amounts charged by Paragon for services provided hereunder (including manufacture of Product), [***], but excluding all Procurement Costs and other amounts payable by Client hereunder.

“Intellectual Property” means all worldwide Patents, copyrights, trade secrets, know-how and all other intellectual property rights that are owned or controlled by a Party, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense as provided for herein without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party that exists as of the Effective Date or, if such right is acquired after the Effective Date, as of the date the Party first gained possession of such right.

“Investigative and Corrective Action Reports” or “ICAR” means the document that is used to record the investigation of, as well as the review and disposition of, a failure related to a cGMP manufacturing process or system.

“Manufacturing Process” or “Process” means the process, or applicable portion(s) thereof for the manufacture, analysis, documentation, quality evaluation, storage, and shipping of components, intermediates, Drug Substance, Drug Product and Product pursuant to this Agreement as such process may be developed or changed from time to time in accordance with this Agreement.

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EXHIBIT C

“Manufacturing Run” means a Run conducted in accordance with the Master Manufacturing Record that is initiated following the commencement of manufacture pursuant to Section 5.1 and is used to create Product for research and development or for clinical trial use by the Client.

“Master Batch Record” shall mean master product and control records for the Product, which shall include, without limitation, (i) the manufacturing instructions, (ii) formulation, (iii) Product Specifications, (iv) the Manufacturing Process; and (v) analysis methods for the Product and as further defined in the Quality Agreement.

“Master Cell Bank” means the reference deposit or collection of vials of the Cell Line, either as received from Client or as prepared by Paragon under cGMP pursuant to this Agreement, from which the Working Cell Bank is derived for a Project.

“Master Manufacturing Record” means, for each Project, the template document proposed by Paragon and approved by Client that defines the final and complete manufacturing methods, test methods, materials, and other procedures, directions and controls associated with the manufacture and testing of Product. Batch Documentation shall be prepared based on the Master Manufacturing Record. The Master Manufacturing Record shall also include or incorporate by reference, without limitation, such information as Materials Specifications, in process and final Product sampling standards, equipment and instrumentation specifications and standard operating procedures, including, without limitation, standard operating procedures for in-process quality control testing.

“Materials Specification” means a document detailing the chemical, physical, microbiological and biological test methods and/or specifications required for release of each Raw Material, Resin or Consumable, each as predetermined and mutually approved by the Parties and made a part of the Master Manufacturing Record.

“Non-Conforming Product” means Product whose manufacture, analysis and/or packaging fails to conform to all of the warranties set forth in Section 11.2.1.

“Paragon” shall have the meaning set forth in the introductory paragraph, or any successor or permitted assign. Paragon shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performed by Paragon.

“Paragon Confidential Information” means all technical and other information, whether patented or unpatented, relating to the Paragon Facility and/or Paragon Intellectual Property, processes, methods, operations, technologies, strategies, pricing and business information that is disclosed or supplied to, or used on behalf of, Client by Paragon pursuant to this Agreement, or of which Client may become aware through the presence of its employees or agents at the Paragon Facility, including, without limitation, trade secrets, know-how, processes, concepts, experimental methods and results and business and scientific plans and information and facility layout and schematics.

“Paragon Facility” means the facilities operated by Paragon at University of Maryland Biopark, Building Two, Suite 302, 801 W. Baltimore Street, Baltimore, MD 21201 and/or 7555 Harmans Rd., Harmans, MD 21077 and/or 20 Firstfield Road in Gaithersburg, Maryland and/or 9920 Belward Campus Drive in Rockville, Maryland.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Paragon Intellectual Property” means all Intellectual Property owned or controlled by Paragon as of the Effective Date or during the Term, including without limitation all biological and chemical materials, standard operating procedures, protocols and other methods, information and other technology controlled by Paragon or its Affiliates that are used by Paragon to perform the Services and the Manufacturing.

“Party” and “Parties” each shall have the meaning set forth in the introductory paragraph.

“Patents” shall mean, with respect to an invention, any patent or patent application, and any patent issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations and continuations-in-part thereof, and any patent or patent application claiming priority to any application in common with any such patent containing a disclosure substantially similar to that of any such patent, all to the extent the foregoing contain claims covering such invention.

“Payment Schedule” shall mean the schedule of payments to be made by Client to Paragon in consideration of Paragon’s services hereunder, as set forth in the payment schedule portion of the SOW and/or Project Plan.

“Process Development” means the conduct by Paragon of activities to develop, confirm and/or refine processes for producing the Product and/or activities to develop and/or scale-up a Manufacturing Process suitable for cGMP manufacture of the Product.

“Process Development Batch” means a Batch produced from a Process Development Run.

“Process Development Run” (or “Demonstration Run”) means a Run used to demonstrate the transfer to Paragon and/or development at Paragon of the Manufacturing Process. A Demonstration Run may be conducted under some or all cGMP conditions, but is conducted by process development personnel and is not considered an Engineering Run or Manufacturing Run. Unless otherwise provided for in the applicable SOW/Project Plan, drug substance (or other product) resulting from a Demonstration Run should not be used for toxicology studies.

“Process Simulation Study” means simulations of the Manufacturing Process within the cGMP facility with cGMP operators (including simulations at full and/or representative scale), using standard microbiological media but not using Client’s cells, to verify that the process can be run aseptically.

“Procurement Cost” means the [***] for any materials (including the supplies, Raw Materials, Resins, Consumables, and Designated Equipment) or outsourced services used in or for the research, development or manufacture of the Product under this Agreement, including, but not limited to, shipping and handling costs and customs duties incurred and paid by Paragon to that Third Party in connection with the acquisition or procurement of such materials or services [***].

“Product” means Drug Product that has been manufactured by Paragon under cGMP pursuant to this Agreement.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Product Specifications” means any documented chemical, physical, microbiological and biological test methods and any specifications (if any) required for release (by Paragon to Client) of Product that have been predetermined and mutually approved by the Parties.

“Production Batch” means a Batch produced from a Manufacturing Run.

“Project” means the full range of development and manufacturing services to be provided under this Agreement as more fully described in each SOW/Project Plan.

“[***]” means [***].

“Project Manager” shall have the meaning set forth in Section 2.3.

“Project Plan” means the scope of work for Technology Transfer, Process Development, process implementation, manufacturing and overall project scope for each Project, to be attached as Schedule 2 to the SOW for the Project and incorporated into the SOW and this Agreement by reference upon signature by Paragon and Client. Each Project Plan shall include the final schedule of stages and payments for the Project.

“Quality Agreement” means the master quality agreement between the Parties, to be incorporated herein by reference, unless the Parties mutually agree that a new Project-specific Quality Agreement be executed for one or more cGMP Projects.

“Quality Review and Approval” means Paragon’s review and approval, by Paragon’s quality unit, of a Production Batch and the associated Batch Documentation for accuracy and completeness.

“Qualified Subcontractor” means a Subcontractor that is a contract testing laboratory or a cell bank manufacturer with whom Paragon has a signed agreement with provisions that protect Client Confidential Information and that has been qualified as a supplier by Paragon’s quality assurance department to provide the services to be subcontracted.

“Raw Material” means all ingredients, solvents and other items that are components of the Product or that are required to perform the Manufacturing Process (excluding any Consumables and Resins).

“Reference Material” means Product that is generated from a Run that is well characterized, packaged and stored in a controlled manner, and used as a standard or reference for analytical testing purposes.

“Registration” shall have the meaning set forth in Section 7.1.

“Regulatory Authority” means any international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts, or other entities responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use, including the FDA, EMA and United States Drug Enforcement Agency, (B) any activity of a Party under this Agreement, or (C) health, safety or environmental matters generally.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Regulatory Filing” means any or all applications, including a New Drug Application (“NDA”) or Biologics License Application (“BLA”), submitted to a Regulatory Authority for the purpose of registering the final dosage form of the Product or the Manufacturing Process as required by Applicable Laws, and any other filings required by the Regulatory Authority, or any other governmental agency, relating to the manufacture, testing, sale or distribution of the final dosage form of the Product.

“[***]” shall have the meaning set forth in Section 9.3.

“Representative” means, with respect to a Party, such Party’s duly authorized officers, directors, employees, agents, Subcontractors, consultants, accountants, attorneys or other professional advisors.

“Resin” means all chromatographic media intended to refine or purify the Product, as specified in the Master Manufacturing Record.

“Run” means a single complete operation of all, or a discrete portion of (if appropriate from the context), the Manufacturing Process at the Paragon Facility.

“Shipping Guidelines” means written procedures, as supplied by Client in writing that specify the Designated Carrier and describe the methods of shipping any and all Client property, including the Product. Whenever Product or other materials or items, including Client Provided Materials, are to be sent by or on behalf of Paragon to Client or its designee, they shall be shipped [***].

“Statement of Work” or “SOW” means a mutually agreed upon document setting forth the scope of the Project, general statement of stages and activities, the schedule of payments and milestones, deliverables and other pertinent information, in order to initiate Technology Transfer, Process Development (if appropriate) and preparation of the Project Plan. Once finalized and signed by both Parties, the Project Plan is incorporated into and deemed a part of the SOW. A template for the SOW is appended hereto as Exhibit A.

“Storage Guidelines” means Paragon’s procedures (based on information provided by the Client), as approved by Client in writing, that describe the methods of packaging, preserving, monitoring and storing any and all Client property, including the Product, Cell Line, Master Cell Bank, and Working Cell Bank.

“Subcontractor” means any Third Party or Affiliate of Paragon that Paragon or Client contracts with to perform any services or meet any obligations that are required under the terms and conditions of this Agreement, as provided in Section 4.7.

“Technology Transfer” means the transfer from Client to Paragon of all information, data and technology in Client’s possession and control that is necessary for Paragon to perform Process Development and scale-up related to the planned manufacture of Product on Client’s behalf, including that necessary for development of the Manufacturing Process.

“Term” shall have the meaning set forth in Section 14.1.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

“Third Party” means any person or entity other than Client, Paragon and their respective Affiliates.

“Waste” shall mean any “hazardous substance” and/or “hazardous material” as provided under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), any “hazardous waste” as provided under the Resource Conservation and Recovery Act (RCRA), and/or any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from any activities conducted pursuant to this Agreement.

“Working Cell Bank” means a vialed collection of serially subcultivated cells that are derived from the Master Cell Bank under cGMP pursuant to this Agreement, unless otherwise instructed in writing by the Client. The Working Cell Bank is used to establish seed cultures of the Cell Line to initiate the Manufacturing Process.

Article 2
PROJECT SCOPE; PROJECT PLAN; PROJECT MANAGEMENT

2.1              Commitment to Development and Manufacture. Minimum Commitment.

2.1.1        Development. For each Project which comprises a Process Development component, Client hereby retains Paragon to non-exclusively develop the Manufacturing Process at the Paragon Facility, and Paragon shall use commercially reasonable efforts to develop the same, subject to the terms and conditions set forth in this Agreement. During the Term, Client will be provided with a final report on the development work completed under this Agreement and Client shall make all scheduled payments, as set forth in the Project Plan, for Paragon’s services, including, without limitation, Technology Transfer and Process Development services, and Fees for design and engineering services to prepare for implementing the Manufacturing Process at the Paragon Facility, and for all Procurement Costs for performing the development services. Product produced during the development activities shall be provided to Client as provided in Article 3.

2.1.2        Manufacture. Subject to the terms and conditions set forth in this Agreement and subject to the successful completion of the transfer of the Manufacturing Process at the Paragon Facility as defined in each Project Plan, during the Term, Client may retain Paragon as a non-exclusive manufacturer of Product for research and/or clinical trial uses. For each Project, as applicable, Paragon will develop a template for the Project Master Manufacturing Record and submit the proposed template to Client for approval. Paragon shall provide sufficient services and capacity to manufacture Product for Client in accordance with the Project Plan and the Master Manufacturing Record. Paragon will provide Client with the Product and with documentation as set forth in Section 5.2, and Client shall make the payments pursuant to the Payment Schedule to purchase such services and capacity from Paragon.

2.1.3        Minimum Commitment. During [***], the Client commits to order a cumulative minimum amount of services or products to be provided under this Agreement and that certain Interim Services Agreement, dated [●], by and between the Parties, of at least [***] U.S. dollars ($[***]) (“Minimum Commitment”). The Minimum Commitment will be payable by Client as follows: (i) in [***], [***] U.S. dollars ($[***]); (ii) in [***], [***] U.S. dollars ($[***]); (iii) in [***], [***] U.S. dollars ($[***]); and (iv) in [***], [***] U.S. dollars ($[***]); provided, however, that in each case ((i) through (iii)), any amounts paid by Client in excess of the applicable quarterly Minimum Commitment will carry over to, and be fully creditable against the applicable Minimum Commitment for future quarters. If the Client does not comply with the applicable Minimum Commitment, then within [***] after the end of each quarter following the Effective Date, Client shall pay Paragon the difference between (A) the total amount Client would have paid to Paragon had the applicable Minimum Commitment been fulfilled and (B) the sum actually paid to Paragon during such quarter, including any carry-over amounts permitted under this Section. Notwithstanding anything to the contrary herein, Client shall not be obligated to pay for the Minimum Commitment [***] if Paragon is unable to timely deliver in full or in part the requested services or Conforming Product. In such case, the applicable quarter in which a payment of the applicable portion of the Minimum Commitment is due shall be extended by one additional quarter until Paragon timely delivers the requested services or Conforming Product ordered by Client for delivery during such quarter.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

2.2              Project Plan. For each Project, the Parties shall mutually develop and agree on an SOW setting forth the scope of the Project, general statement of stages and activities, the schedule of payments and milestones, deliverables and other pertinent information, in order to initiate Technology Transfer, Process Development (if appropriate) and preparation of the cGMP Project Plan, becoming a part of the SOW and this Agreement upon signature by both Parties. The Project proposal shall become Schedule 1 to the SOW. Next, the Parties shall mutually develop and agree on a Project Plan in order to enable the Parties to fulfill their respective obligations under this Agreement, which shall automatically become a part of the SOW (as Schedule 2 thereto) upon execution by both Parties. The Parties shall implement the Project Plan for each Project using commercially reasonable efforts to meet the timelines set forth therein. The SOWs or Project Plans may be amended by agreement of the Parties in accordance with Section 2.4. Each SOW shall be subject to, and shall incorporate by reference, all of the terms and conditions of this Agreement. To the extent any terms or conditions of an SOW conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that such SOW expressly and specifically states an intent to supersede this Agreement on a specific matter. This Agreement shall supersede the terms of any purchase order, acknowledgement or delivery document.

2.3              Project Management. The day-to-day interactions and management with respect to each Project will be performed by two project managers, one appointed by each Party and each one having the authority to manage the Project in conjunction with the other project manager and to further the aims of the Parties day-to-day (each, a “Project Manager”). The Project Managers shall be the principal point of contact between the Parties. As part of their duties, the Project Managers shall be responsible for monitoring and revising the Project Plan (in accordance with the procedures set forth in Section 2.4), establishing operating guidelines for the Project, defining communication formats, forming and approving Project teams and monitoring the general progress of the Project. The Project Managers shall be appointed by each respective Party for each Project and may thereafter be removed and a new Project Manager appointed by each respective Party, at such Party’s sole discretion, with notice of such appointment provided to the other Party.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

2.4            Change Order Process.

2.4.1        Paragon Initiated Changes. Before Paragon may amend the SOW or Project Plan, Paragon shall prepare a Change Order describing in reasonable detail the nature of such change(s) and propose such Change Order to Client for Client’s review and written approval. All approved Change Orders shall be signed by the Project Manager of each Party or by such other authorized representatives of Paragon and Client. If any changes contemplated by a Change Order will have a financial or other impact on the scope of the Project, Paragon shall provide Client with a written description of such impacts in the Change Order. If Client approves the Change Order, Client shall reimburse Paragon for the cost of such changes as detailed in the Change Order. Upon Paragon and Client’s approval of the Change Order, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the SOW/Project Plan.

2.4.2        Client Initiated Changes. Client shall have the right to request reasonable modifications to the Project and/or the SOW/Project Plan by providing notice thereof to Paragon. Upon receipt of such notice, Paragon shall generate a Change Order in accordance with the process described in Section 2.4.1, and submit such Change Order to Client for Client’s review and approval. If Client approves the Change Order Client shall reimburse Paragon for the cost of such changes as detailed in the Change Order. Upon Client’s approval of such Change Order, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the SOW/Project Plan or as described in the Change Order.

2.5            Client Responsibilities. Unless otherwise agreed by the Parties in writing or in the SOW/Project Plan, Client agrees that it shall (A) provide complete and accurate scientific data regarding each project described in an SOW/Project Plan and its requirements for such project, including test methods and development, formulation, fill and finish of the Product if applicable, (B) provide Paragon with complete and accurate information necessary to develop the SOW/Project Plan, including scope of work, (C) review and approve all specifications for work and Product, and all protocols, (D) if applicable, review and approve all in-process and Finished Drug Product test results to ensure conformity of such results with the agreed Product specifications, regardless of which Party is responsible for Finished Drug Product release, and (E) if applicable, prepare and make all necessary submissions to Regulatory Authorities in connection with the Product.

2.6            [***]. [***].

2.7            Client Provided Materials.

2.7.1        As between the Parties, at all times Client shall retain title to, and bear the risk of loss of, all Client Provided Materials and shall be responsible for procuring and maintaining its own property loss insurance for such Client Provided Materials.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

2.7.2        Client will provide to Paragon, at Client’s cost, Client Provided Materials, as applicable, in quantities and quality sufficient to meet the requirements for each SOW/Project Plan. Client shall be responsible at its expense for securing any export or import, similar clearances, permits or certifications required in respect of such supply. Paragon shall use such items solely for use in the services. Prior to delivery of any such items, Client shall provide to Paragon a copy of all associated material safety data sheets, safe handling instructions, health and environmental information and any Regulatory certifications or authorizations that may be required under Applicable Laws shall promptly provide any updates thereto. Any Client Provided Materials will meet the applicable specifications and are suitable for use in the Services hereunder and are not adulterated or misbranded

2.7.3        Following receipt of Client Provided Materials, Paragon shall inspect such items to verify their identity. Unless otherwise expressly required by the Specifications, Paragon shall have no obligation to test such items to confirm that they meet the associated specifications or certificate of analysis or otherwise; but in the event that Paragon detects a nonconformity with applicable specifications, Paragon shall give Client prompt notice of such nonconformity. Paragon shall not be liable for any defects in Client Provided Materials, or in services or Product as a result of defective Client Provided Materials, unless Paragon failed to properly perform the foregoing obligations. Paragon shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client Provided Materials, at Client’s cost.

2.7.4        Paragon reserves the right to cancel or postpone, in its discretion, all or any part of a SOW/Project Plan upon written notice to Client if Client refuses or fails to timely supply conforming Client Provided Materials in accordance with the requirements hereof; provided that Client will have an opportunity to cure such refusal or failure so long as any associated delay does not materially impact the SOW/Project Plan and in any event not to exceed [***]. In the event of cancellation, Paragon shall comply with Article 14 and shall have no further obligations or liability with respect to such SOW/Project Plan. In the event of postponement, Paragon shall reschedule the work at the next available slot following receipt of conforming Client Provided Materials.

Article 3
TECHNOLOGY TRANSFER; process development; ENGINEERING RUNS

3.1              Technology Transfer and Process Development.

3.1.1        The Parties understand and agree that the success of the activities contemplated by this Agreement require effective and expeditious Technology Transfer to Paragon, with the goal being to train and assist designated Paragon scientists in understanding and developing proficiency in the use of Client’s processes for producing the Product, to enable Paragon to develop and/or scale-up a Manufacturing Process suitable for cGMP manufacture of the Product. For each Project, Client shall transfer to Paragon all material information and technology reasonably necessary for Paragon to perform Process Development related to, and subsequently to manufacture Product on Client’s behalf hereunder. Without limiting the foregoing, Client shall (a) provide to Paragon all pertinent documentation, records, notes, reports, SOPs, batch records, specifications, and published papers regarding the Product (including any Client specifications for the Product), the Cell Line(s), the Master Cell Bank and the Working Cell Bank (as applicable when supplied by Client) and any related materials, and/or manufacture of the Product (including identification of raw materials to be used by Paragon and assays to be used by Paragon or transferred to an approved Paragon Subcontractor), (b) provide reasonable access to Client’s scientists who developed or are familiar with the Product and the Client’s processes, and (c) supply Paragon with all Product-specific controls and standards. Paragon shall assign a dedicated project team, including appropriately trained and experienced technical staff, and shall use commercially reasonable efforts to accept and implement the transferred information and materials provided by Client.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

3.1.2        Following Technology Transfer, Paragon shall conduct Process Development activities as appropriate for the Project and set forth in the applicable SOW/Project Plan. Paragon shall assign a dedicated project team, including appropriately trained and experienced technical staff, and shall use commercially reasonable efforts to conduct such activities. The Parties recognize that unforeseen delays or technical difficulties may nevertheless arise in Process Development and may not be conducted according to the schedule in the then-current Gantt chart for the Project. The Parties will consult to assess the reasons and correction, particularly if technical difficulties are encountered in developing the Manufacturing Process. Paragon shall in no way be responsible for any claims, demands, losses, liabilities, expenses or damages, whatsoever, including but not limited to indirect, incidental or consequential damages or loss profits, arising out of or related to delays in Process Development, provided that such delays are not caused by Paragon’s gross negligence or intentional misconduct subject to any caps on liability provided for herein.

3.1.3        One or more Process Development Runs would be conducted as set forth in Section 3.2, or, if mutually agreed in writing by the Parties, one or more Engineering Runs would be conducted as set forth in Section 3.3, as appropriate for the Project. It is understood and agreed that Paragon’s ability to conduct scheduled Process Development and Engineering Runs is contingent on timely Technology Transfer of Client’s processes.

3.2              Process Development (Demonstration) Runs. If called for in the SOW/Project Plan, Paragon shall perform one or more Process Development Runs and manufacture Process Development Batches in accordance with the SOW/Project Plan. Paragon will provide the services to perform such Process Development Runs and produce such Process Development Batches in accordance with the SOW/Project Plan, and Client shall make the payments pursuant to the Payment Schedule to purchase such services and manufacture as further set forth in Article 6. Paragon shall provide Client with all Process Development Batches requested by Client that result from any partial or completed Process Development Runs. There will be no specifications for acceptance of Process Development Batches, but the Parties may mutually agree on certain target quality attributes to aim for, if set forth in the applicable SOW/Project Plan. Paragon shall provide analytical testing of the Process Development Batch as agreed by the Parties in each SOW/Project Plan and will report the results to Client. Client shall have the right to make whatever further use of such Process Development Batches as it shall determine, provided that such use does not violate any Applicable Laws. Paragon shall in no way be responsible for any claims, demands, losses, liabilities, expenses or damages, whatsoever, including but not limited to indirect, incidental or consequential damages or loss profits, arising out of or in any way related to Client’s use of such Process Development Batches.

3.3              Engineering Runs. If called for in the Project Plan, Paragon shall perform Engineering Runs and manufacture Engineering Batches in accordance with the SOW/Project Plan. Paragon will provide the services to perform such Engineering Runs and produce such Engineering Batches in accordance with the SOW/Project Plan and Client shall make the payments pursuant to the Payment Schedule to purchase such services and manufacture as further set forth in Article 6. Paragon shall provide Client with any Engineering Batches requested by Client that results from any partial or completed Engineering Runs, except to the extent that Reference Material is to be retained for use in connection with manufacture of Product in one or more Manufacturing Runs. There will be no specifications for acceptance of Engineering Batches, but the Parties may mutually agree on certain target quality attributes to aim for, if set forth in the applicable SOW/Project Plan. Paragon shall provide analytical testing of the Engineering Batch as agreed by the Parties in each SOW/Project Plan and will report the results to Client. Client shall have the right to make whatever further use of such Engineering Batches as it shall determine, provided that such use does not violate any Applicable Laws. Paragon shall in no way be responsible for any claims, demands, losses, liabilities, expenses or damages, whatsoever, including but not limited to indirect or consequential damages, arising out of or in any way related to Client’s use of such Engineering Batches.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

3.4              Product Delivery. At Client’s advance written request, materials produced during Process Development Runs and Engineering Runs shall be provided to the Client. Costs associated with shipment shall be billed to Client.

3.5              Analytical Testing. All analytical testing to be performed by Paragon shall be specified and agreed to in advance and included in the Product Specification and in the budget for the Project.

3.6              [***].

3.6.1        [***].

3.6.2        [***].

3.6.3        [***].

Article 4
MANUFACTURING AND PROCESSING ACTIVITIES

4.1              Paragon Facility. All Product manufactured for Client hereunder shall be manufactured solely by Paragon at the Paragon Facility. Paragon shall be solely responsible for all scheduling related to the Paragon Facility and for the operation of such facility.

4.2              Quality Agreement. Promptly following the Effective Date, the Parties will negotiate in good faith to enter into the Quality Agreement. The Quality Agreement will specify the respective responsibilities of the quality units of the two Parties relating to the manufacture and control of Product, or provision of service in accordance with cGMP.

4.3              Control of Cell Banks. Paragon shall maintain all portions of each Cell Line, Master Cell Bank, or Working Cell Bank that it receives from Client, Client’s agents, or Paragon’s Qualified Subcontractor, as the case may be, in safe and secure storage under its control in the Paragon Facility in accordance with the Storage Guidelines, and Paragon shall not transfer the Cell Line, Master Cell Bank, or Working Cell Bank to any Third Party that is not specifically authorized in advance and in writing by Client. Paragon shall not use any Cell Line, Master Cell Bank, or Working Cell Bank for any purpose except as authorized by this Agreement or authorized in writing by Client. Notwithstanding the foregoing, it is understood and agreed that Paragon shall only maintain that portion of the Master Cell Bank that is needed to conduct the activities of this Agreement and Client shall make arrangements for retention or transfer of the remainder by or to Client or Client’s designated repository. At the conclusion of the Project, any retained portion of the Master Cell Bank and any remaining vials of the Working Cell Bank shall be returned to the Client or a designee as directed by Client, at Client expense.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

4.4              Raw Materials, Resins and Consumables.

4.4.1        Procurement. Unless specifically stated otherwise in the SOW/Project Plan, Paragon shall be responsible for the procurement of all Raw Materials, Resins and Consumables necessary for the manufacture of the Product. Paragon shall not be responsible for delays in the purchase and/or delivery of Raw Materials, Resins, and Consumables that occur despite Paragon using commercially reasonable efforts to avoid such delays. All materials (including Raw Materials, Resins and Consumables) shall be invoiced to Client by Paragon at the relevant Procurement Cost.

4.4.2        Compliance with Specifications. All Raw Materials, Resins and Consumables used in the Manufacturing Process shall comply with any applicable Materials Specifications, or as otherwise agreed in writing by the Parties. Where the Materials Specification requires specific testing or evaluation, Paragon or a Paragon Qualified Subcontractor approved in accordance with Section 4.7 shall perform such testing and/or evaluation of the Raw Materials, Resins and Consumables as set forth in the Materials Specification.

4.5              Storage and Use of Materials and Product (During Project). Paragon shall ensure that all Raw Materials, Resins and Consumables that are in Paragon’s control and are to be used in the manufacture of Product, as well as all Manufacturing Process intermediates and Product in Paragon’s control, are stored in accordance with the terms and conditions of the Storage Guidelines, the Materials Specifications and/or the Master Manufacturing Record, or as otherwise mutually agreed to by Paragon and Client and/or as recommended in writing by Third Party suppliers.

4.6              Handling of Wastes.

4.6.1        Hazards. Client must notify Paragon of any hazardous conditions or Wastes known to Client that may exist or be produced by Paragon in the course of performing the services contemplated by this Agreement, including providing the information set forth in Section 7.8.1. Paragon shall in accordance with Paragon’s internal procedures, inform its Representatives of any known or reasonably ascertainable chemical hazards associated with the Raw Materials, Product or any Wastes generated through performance of the manufacturing and processing activities hereunder, and provide such persons with training, as required by Paragon’s internal procedures, in the proper methods of handling and disposing of such items.

4.6.2        Handling; Notification. At Client’s expense, Paragon or a designated Third- Party contractor shall handle, label, package, store, transport and dispose of all Wastes generated through performance of the manufacturing and processing activities hereunder in material compliance with Applicable Laws to such handling, labeling, packaging, storage, transport and disposal. Paragon shall promptly notify Client in writing of any unauthorized reportable release or emission of any Wastes generated through performance of the manufacturing and processing activities hereunder and any potential environmental violation or litigation related thereto. Each Party shall promptly notify the other of any health hazards or potential health hazards of which it is or becomes aware concerning exposure to or handling of the Raw Materials, Product or Wastes.

4.7              Approval of Subcontracting. Client’s prior written approval shall be required to permit Paragon to subcontract, sublicense or otherwise delegate all or any portion of its obligations under this Agreement with respect to Client’s Projects or Designated Equipment. Subcontractors that would perform contract testing or cell bank manufacture must be “Qualified Subcontractor” as defined in Article 1.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

4.8              Document Changes. Any requests by Paragon or Client to have cGMP documentation, including the Master Batch Record, Master Manufacturing Records, Materials Specifications, and Client specific standard operating procedures, amended or modified in any way will be handled according to the procedures set forth in the Quality Agreement.

4.9              Quality Audits. During the Term, Client’s Representatives shall be granted access upon at least [***] prior notice, at reasonably convenient times and dates scheduled to avoid disruption of Paragon’s cGMP operations, to (i) the portion of the Paragon Facility where Paragon performs the services, (ii) relevant Representatives involved in the services and (iii) services records described in Section 7.3, in each case solely for the purpose of verifying that Paragon is performing services in accordance with cGMPs, the Specifications and the Product Master Batch Record, as applicable. All Paragon personnel time and resources necessary to complete the first manufacturing audit for a calendar year shall be provided [***]; however, any Paragon personnel time and resources necessary to complete any additional manufacturing audits (over and above one) in that same year shall be invoiced to Client at [***] per audit. Unless otherwise specified in the Quality Agreement, Paragon shall allow a maximum of [***].

Article 5
MANUFACTURING

5.1              Manufacturing Runs. Promptly following the completion of an Engineering Run (or as otherwise agreed by the Parties in writing), a Process Simulation Study will be conducted as appropriate to the Project and as set forth in the SOW/Project Plan. Manufacture of Product by Paragon will commence under this Agreement in the form of one or more Manufacturing Runs as specified in the SOW/Project Plan (or as otherwise agreed in writing by the Parties), and at the scale set forth in the SOW/Project Plan. Paragon shall conduct related activities as may be reasonably appropriate to the Project and set forth in the SOW/Project Plan, including, without limitation, fill-finish and/or stability studies. The Parties agree that Paragon, in its sole discretion, may organize the scheduling of Manufacturing Runs to maximize Paragon’s operational schedule, including scheduling the Runs so as to constitute a campaign of two or more Runs, occurring in sequence, and without planned interruption for suite changeover or modifications to the Master Manufacturing Record. However, Manufacturing Runs will be scheduled to ensure delivery of Product in accordance with the SOW/Project Plan (including modifications that may be made pursuant to Section 2.4 if agreed to by Paragon without any change in delivery schedule).

5.2              Batch Documentation. Unless another time period is set forth in the Quality Agreement, within [***] following completion of the Quality Review and Approval for each Production Batch, Paragon shall provide Client with a copy of all applicable Batch Documentation, which shall be in Paragon’s standard formats unless otherwise mutually agreed in writing by the Parties. In addition, Paragon shall provide Client with such information as is reasonably requested in writing by Client relating to the Manufacturing Process, the Master Manufacturing Record, Paragon services performed under this Agreement or other Product-related documentation. Upon Client’s written acceptance of the Batch Documentation (or [***] following delivery to Client of the Batch Documentation or additional information, if Client makes no response) (“Client Approval”), the Batch Documentation shall be deemed approved and the Product shall be delivered as provided in Section 5.3. Any Client requests for documents or other work product that are not specified or contemplated in the SOW/Project Plan or produced by Paragon in the ordinary course of business, or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and Paragon shall notify Client of the same and Fees and cost therefore.

5.3              Delivery Terms. Following Client Approval (pursuant to Section 5.2) of the Batch Documentation for each Production Batch, Paragon shall notify Client and make each Batch available to Client at the Paragon Facility in accordance with the Shipping Guidelines. Paragon, at Client’s instruction, shall arrange for shipment of such Batch, at Client’s expense, with Client or the Designated Carrier to take physical delivery of each Batch within [***] following the date of Client’s Approval. If any Batch remains at the Paragon Facility beyond such [***] period, [***]. Client shall hold title to each Batch as of the date of Client Approval of the Batch Documentation, and the risk of loss for a Batch shall be borne by Client from such date. Paragon shall not be required to deliver any Batch to the Designated Carrier until the Designated Carrier informs Paragon that it has obtained all appropriate approvals and consents of any governmental authority necessary for the transportation or shipment of such Batch (where “governmental authority” means any national, multi-national, regional, state or local regulatory agency, department, bureau, or other governmental entity). Batches resulting from Process Development Runs and Engineering Runs shall also be subject to the delivery terms set forth in this Section 5.3 as requested by Client pursuant to Section 3.2 or 3.3, respectively.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

5.4              Retention and Reserve Samples. The Parties shall mutually identify and Paragon shall retain (until Client Approval pursuant to Section 5.2) certain reserve samples of all Raw Materials, intermediate manufacture samples, and Product generated in the manufacture of Production Batches as set forth in the applicable Materials Specifications, the applicable standard operating procedures, the Master Manufacturing Record or as otherwise agreed in writing by Paragon and Client as provided in the Quality Agreement. Paragon may retain a reserve sample of the Product from each Batch for a period of time in Paragon’s sole discretion.

5.5              Quality Control Testing. All quality control testing of Product to be performed by Paragon shall be specified and agreed to in advance. Paragon, or a designated Qualified Subcontractor, shall perform such testing on Batches as set forth in the applicable Master Manufacturing Record, or as otherwise mutually agreed in writing by Paragon and Client.

5.6              Accurate Documentation. Each Party shall use diligent efforts to ensure all records and documentation provided to the other Party in connection with the manufacture of Product, as more precisely described in the Quality Agreement, or as otherwise agreed in writing by Paragon and Client, shall be accurate in all material respects.

Article 6
PAYMENTS

6.1              [***]. [***]

6.2              Reimbursement for Designated Equipment. Client shall reimburse Paragon for the acquisition, installation and validation of Designated Equipment in accordance with rates sets forth in the SOW/Project Plan, with any equipment acquisition costs included among Procurement Costs. However, Client shall not be required to reimburse Paragon for the costs of acquiring Designated Equipment under this Agreement if Client paid for such Designated Equipment directly or if Client has already reimbursed Paragon for such costs.

6.3              Payments and Payment Schedule; Invoicing; Payment Terms. Except as otherwise expressly set forth in this Agreement, Client shall pay Paragon for all Technology Transfer, Process Development, engineering and manufacturing services, Process Development Runs, Process Simulation Studies, Engineering Runs, Manufacturing Runs, fill-finish, stability studies and other activities conducted in accordance with the Fees and estimated Procurement Costs set forth in applicable Project Plan, and in accordance with the applicable Payment Schedule. Total Fees and estimated Procurement Costs for services for each Project are set forth in the SOW/Project Plan for the Project, subject to any mutually agreed Change Orders. Costs for Designated Equipment, Raw Materials, Consumables and Resins and outsourced services may be estimated but are not fixed in the SOW/Project Plan, but shall be invoiced at the Procurement Cost. Upon full payment of the Procurement Cost for Raw Materials, Consumables and Resins, title and risk of loss shall be with the Client, which shall be responsible for procuring and maintaining its own property loss insurance.

6.3.1        Due to the size and complex nature of certain milestones and tasks within each unique Project, Paragon will create a customized Payment Schedule once the Project has been accepted (as evidenced by signatures of both Parties on the SOW) and a Project Plan has been created. The detailed Payment Schedule will accompany the Project Plan. Paragon shall provide invoices to Client for payments for services as set forth in the applicable Payment Schedule. Payment for undisputed amounts shall be due and payable within [***] following the date of the invoice.

Client shall dispute in good faith, if at all, its obligation to pay all or part of any invoice submitted by Paragon under this Agreement within a [***] period upon receipt of the invoice. If disputed in such [***] time period, Paragon and Client shall engage in good faith negotiations to resolve such dispute promptly, and, upon resolution Client will pay all amounts due and payable by Client, along with interest thereon.

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EXHIBIT C

6.3.2        Paragon shall provide monthly invoices to Client for all materials (including Raw Materials, Resins and Consumables), Designated Equipment, and outsourced services for a Project at the relevant Procurement Cost, provided that, [***]. Payment for such invoiced amounts shall be due and payable within [***] following the date of the invoice.

6.3.3 All payments to Paragon by Client shall be in United States currency and shall be by wire transfer to the following account:

Wire transfer:
Account Name	Paragon Bioservices, Inc.
ABA#:
Account#:

6.3.4        In the event that Client has not paid an invoice with respect to any undisputed amount on or before the applicable due date, Client’s failure shall be considered a material breach under Section 14.2.2, subject to the cure provisions set forth therein. Past due amounts shall bear interest from the date due until paid at the rate of [***] (or if less, the highest rate permitted by Applicable Laws), payable on demand.

6.4              Taxes. All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on Client Provided Materials, services or Product prior to or upon provision or sale to Paragon or Client, as the case may be, are the responsibility of Client, and Client shall reimburse Paragon for all such taxes, duties or other expenses paid by Paragon or such sums will be added to invoices directed at Client, where applicable. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Client shall be obliged to pay to Paragon such greater sum as will leave Paragon, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

Article 7
Regulatory matters

7.1              Permits. Paragon shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as may be required by the Regulatory Authority in order for Paragon to perform all of its obligations under this Agreement (each, a “Registration”), for so long and insofar as is necessary to permit Paragon to perform any of its obligations under this Agreement. Notwithstanding the foregoing, Client shall be responsible for reimbursing Paragon for the cost of any permits that are solely and specifically required to manufacture the Product. Paragon shall make copies of such Registrations and all related documents available for viewing by Client and its designees for inspection, upon reasonable request from Client. All copies will remain in Paragon’s control.

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EXHIBIT C

7.2              Compliance with cGMPs; Monitoring of Records. As further described in the Quality Agreement, or as otherwise agreed in writing by Paragon and Client, Paragon shall monitor and maintain reasonable records respecting its compliance with cGMPs, including the process of establishing and implementing the operating procedures, equipment files, and the training of personnel as are reasonably necessary to assure such compliance.

7.3              Records. Paragon shall maintain all records required to be maintained by the terms and conditions of the Quality Agreement. Such information shall be maintained for the minimum period required by Applicable Laws or, if longer, the Quality Agreement.

7.4              Regulatory Communications and Correspondence. Any and all communications from and to the FDA or other governmental authorities related to the Product or to the manufacture of the Product at the Paragon Facility shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Paragon and Client.

7.5              Regulatory Filings and Maintenance. Client is responsible for preparing and maintaining all Regulatory Filings. Subject to Section 8.1, Paragon shall provide information to support Client’s Regulatory Filings, as reasonably necessary, and shall prepare and maintain manufacturing files, certificates, authorizations, data and other records that directly or indirectly pertain to the manufacture of the Product. Any Client requests for documents or other work product that is not specified or contemplated in the SOW/Project Plan or produced by Paragon in the ordinary course of business, or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services, and Paragon shall notify Client of the same, and, if Client authorizes such services, Paragon shall prepare a Change Order and invoice Client for such Additional Services. Client shall not identify Paragon in any Regulatory Filing without Paragon’s prior written consent. Such consent shall not be unreasonably withheld, delayed or conditioned and shall be memorialized in a writing signed by authorized representatives of both Parties; provided, however, that if Paragon does not provide or withhold consent to any such Regulatory Filing within [***] after Client’s provision of written notice of such Regulatory Filing to Paragon, then Paragon’s consent will be deemed to have been given for such Regulatory Filing. Upon written request, Client shall provide Paragon with a copy of any Regulatory Authority approvals required to develop, test and use Product. If Client is unable to provide such information, Paragon shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement. The Parties intend and commit to cooperate to allow each Party to satisfy its obligations under Applicable Laws relating to performance of this Agreement.

7.6              Cooperation in Obtaining Government Approvals. As set forth in the Quality Agreement, or as otherwise agreed to in writing by Paragon and Client, Paragon shall provide Client with such existing documents and information (or copies thereof) held by Paragon to reasonably assist Client in filing Regulatory Filings and in maintaining Regulatory Authority approvals for the Product. In addition, Paragon shall provide Client with such information for each Project as is reasonably requested in writing by Client relating to the Manufacturing Process, the Master Manufacturing Record, Paragon services performed under this Agreement or other Product-related documentation. Any Client requests for documents or other work product that is not specified or contemplated in the SOW/Project Plan or produced by Paragon in the ordinary course of business, or other substantive requests for assistance in compiling any Regulatory Filing shall constitute Additional Services and Paragon shall notify Client of the same, and, if Client authorizes such services, Paragon shall prepare a Change Order and invoice Client for such Additional Services.

7.7              Ownership of Regulatory Filings. Client shall be the sole owner of all Regulatory Filings and all governmental approvals obtained by Client with respect to the Product or the final dosage form of the Product.

7.8              Health and Safety Information.

7.8.1        Product. For each Project, Client shall provide Paragon with all information in Client’s possession or control concerning any health hazards or potential health hazards associated with exposure to or the handling, storage, use or disposal of Raw Materials and/or Product, including, without limitation, a Material Safety Data Sheet for Product, if one exists. In the event that any such information is updated or corrected, Client shall promptly notify Paragon thereof and provide Paragon with the updated or corrected information.

7.8.2        Regulatory Communications and Audits/Inspections. Client shall be responsible for handling all complaints and communications from governmental authorities with respect to the Product(s). Paragon shall maintain a system for investigating complaints related to the manufacture of the Product(s) by Paragon and shall investigate all such complaints and will cooperate in resolving and responding to such communications to the extent they pertain to the Product’s manufacture and such cooperation is reasonably requested by Client. Regulatory inspections or audits (announced or unannounced) shall be handled in accordance with the terms and conditions of the Quality Agreement, or as otherwise agreed in writing by Paragon and Client. Client shall reimburse Paragon for all reasonable Fees, costs and expenses incurred by Paragon in connection with the performance of Paragon’s obligations under this Section 7.8.2. Each Party shall promptly advise the other Party of any inspection or inquiry by any Regulatory Authority concerning the Drug Substance or Drug Product. Upon request, Paragon shall provide Client with a copy of any report issued by such Regulatory Authority received by Paragon following a visit to the Paragon Facility concerning the Drug Substance or Drug Product, redacted as appropriate to protect any confidential information of Paragon and Paragon’s other customers; and Client shall provide Paragon with any material correspondence with such Regulatory Authority. Client acknowledges that it may not direct the manner in which Paragon fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities.

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EXHIBIT C

7.9            Accident Reports. Each Party shall report to the other as soon as possible all material accidents related to the manufacture, handling, use or storage of any Raw Materials or Product(s), including, without limitation: (a) accidents resulting in significant personal injury requiring more than first aid treatment, (b) accidents resulting in chronic illness or loss of consciousness, (c) accidents resulting in material property damage, d) accidents resulting in material environmental release, and (e) accidents that result in regulatory, safety, health or environmental audits.

7.10          Countries Subject to Restrictions. Paragon shall not be obliged to perform any services which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States of America.

Article 8
QUALITY ASSURANCE; QUALITY CONTROL; VALIDATION

8.1            Responsibility for Quality Assurance and Quality Control. Responsibility for quality assurance and quality control of Product shall be allocated between Client and Paragon as set forth in the Quality Agreement.

8.2            Validation of Paragon Facility; Utilities and Equipment. Paragon shall maintain cGMP validation of the Paragon Facility, as well as the utilities and equipment used in the manufacture of Product at the Paragon Facility and shall make relevant validation reports applicable thereto (redacted to remove information not related to the manufacture of Product) available to Client for review during an on-site audit of the Paragon Facility.

Article 9
NON-CONFORMANCE

9.1            Notice of Nonconformity. In the event that Client determines that a Production Batch is Non-Conforming Product, Client may reject the same by giving written notice thereof to Paragon within [***] after the delivery of the Batch Documentation or receipt of the Product pursuant to Section 5.3 (for reasons that cannot be determined from the Batch Documentation), whichever is later. Such written notice shall specify the manner in which such Production Batch fails to conform to the warranties set forth in Section 11.2.1 and shall be accompanied by any test results or reports evidencing such nonconformity.

9.2            [***]. [***].

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EXHIBIT C

9.3            Paragon Liability for Non-Conforming Product; Replacement. If, following the receipt of a notice from Client pursuant to Section 9.1, it is determined by agreement of the Parties (or in the absence of such agreement, in accordance with Section 9.5) that such Production Batch is Non-Conforming Product [***], then [***].

9.4            Cooperation in Investigations; Disposition of Non-Conforming Product. If Client rejects a Batch as Non-Conforming Product pursuant to Section 9.1, and the Batch has been received by Client, Client agrees that it shall not dispose of or allow such Product to be disposed of without written authorization and instructions from Paragon either to dispose of such Non-Conforming Product or to return it to Paragon, at Paragon’s expense, should Paragon wish to have additional testing conducted by a qualified independent Third-Party laboratory or for purposes of disposal. Each Party shall act in good faith and shall cooperate with the other Party, with any qualified independent Third-Party laboratory in connection with an investigation as to the existence of or source of nonconformity with respect to a Production Batch supplied under this Agreement. In testing the Production Batch, any independent Third-Party laboratory shall use analytical testing methods as specified in the Product Specifications for such Product. Paragon or Client, pursuant to instructions given by Paragon as described above, shall dispose of any Non-Conforming Product in accordance with Applicable Laws relevant to such disposal, at Paragon’s cost if Paragon was liable for the nonconformity in accordance with Section 9.3 and at Client’s cost if Paragon was not liable for the nonconformity in accordance with Section 9.2, unless Client notifies Paragon in writing that it wishes to retain Non-Conforming Product for evaluation of Process Development efforts. The Client agrees that at no time shall a Non-Conforming Product be used in pre-clinical GLP studies or clinical studies. [***]. If the Parties cannot agree on the payment amount within [***], the Non-Conforming Product shall be destroyed as provided above.

9.5            Dispute Resolution. The Parties shall endeavor to resolve any dispute between them under this Article 9, but if the Parties are unable to resolve a dispute, despite their good faith efforts, either Party may refer the dispute to the Chief Executive Officer (or other designee) of each Party. In the event that no agreement is reached by the Chief Executive Officers (or other designees) with respect to such dispute within [***] after its referral to them, either Party may, by written notice to the other Party, refer the dispute to an independent Third Party testing laboratory mutually agreed by the Parties, who shall execute a confidentiality agreement in a reasonable and customary form approved in advance in writing by the Parties. The laboratory shall be asked to determine the existence of or source of nonconformity with respect to a Production Batch supplied under this Section, with respect to the specific non-conformity asserted by Client. Paragon shall promptly submit to such laboratory one or more retained samples of Product from the same Batch as such suspected Non-Conforming Product, and Client shall promptly submit to such laboratory one or more samples of Product from the same Batch as such suspected Non-Conforming Product together with a complete copy of the relevant Product Specifications, Storage Guidelines and Shipping Guidelines (and any other relevant documentation) and the warranty in Section 11.2.1. The testing laboratory shall test the samples and determine whether the Product is Conforming Product or Non-Conforming Product with respect to the specific alleged non-conformity. Pending the determination of the testing laboratory, the Parties shall continue to perform their respective obligations under this Agreement. The testing laboratory decision shall be rendered in writing explaining the reasons for such decision promptly following submission of the Product samples to the testing laboratory, and absent manifest error shall be binding and not be appealable to any court in any jurisdiction. The Parties agree that initially [***] the cost of the testing laboratory (if advance payment is required), subject to reimbursement pursuant to the provisions of Sections 9.2 or 9.3 following conclusion of the investigation.

9.6            Development/Initial Batches. Each batch of Product manufactured under this Agreement will be considered to be a “Development Batch” until manufacturing, testing and storage methods and processes have been validated in accordance with industry standards (including production of at least 3 consecutive batches of Product that meet the applicable Specifications). The term Development Batch shall include any batch manufactured following (A) a change in Specifications, or (B) a scale-up in the manufacturing process to produce greater quantities of Product, until Paragon has manufactured 3 consecutive batches of Product meeting the new Specifications. Client shall be responsible for the cost of each Development Batch, even if such batch fails to meet the Specifications, unless such failure is due to Paragon’s gross negligence or willful misconduct in the manufacture of the Non-Conforming Product. Paragon and Client shall cooperate in good faith to resolve any problems causing the Non-Conforming Product.

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EXHIBIT C

Article 10
RIGHTS TO CLIENT MATERIALS, intellectual property, EQUIPMENT

10.1          Client Materials. As between the Parties, Client shall own all rights, title and interest in and to, and shall at all times bear the risk of loss of, the biological materials described as each Cell Line, the Master Cell Bank, the Working Cell Bank, the Product, any Manufacturing Process provided by Client to Paragon, and the Reference Material(s) and shall be responsible for procuring and maintaining its own property loss insurance for the foregoing. Subject to the terms and conditions of this Agreement, during the Term, Client hereby grants to Paragon a fully paid, non-exclusive license under any and all Client Intellectual Property that is necessary for Paragon to perform its obligations under this Agreement, including, without limitation, all rights necessary for the development and use of each Cell Line, the Drug Substance, the Drug Product, the Manufacturing Process, and/or the Client Confidential Information, to practice such Client Intellectual Property for the sole and limited purpose of Paragon’s performance of its obligations under this Agreement, including, without limitation, the manufacture of Product for Client.

10.1.1 Paragon hereby grants to Client an irrevocable, worldwide, sublicensable only for the purposes of manufacture of the Product, fully paid, non-exclusive license, under any and all Paragon Intellectual Property that Paragon incorporates into the Manufacturing Process or that relates to the Product, the Cell Line, the Master Cell Bank or the Working Cell Bank, for the sole and limited purpose of manufacturing Product produced hereunder, including the practice of the Manufacturing Process by Client for the manufacture of Drug Substance or Drug Product for use or sale by Client.

10.2          Project Intellectual Property.

10.2.1       Client will solely and exclusively own all rights, title and interests in and to all Intellectual Property created or developed by Paragon in the course of performing under this Agreement, and specified as a deliverable or which incorporates or utilizes, or is based on any Client Confidential Information or Client Intellectual Property, including, but not limited to, Client Provided Materials, the Cell Line, the Master Cell Bank or the Working Cell Bank, or the Product ((i), (ii), and (iii), the “Developed IP”). Paragon hereby assigns and agrees to assign (and will cause its Representatives to execute and deliver binding, written agreements pursuant to which such Representatives assign and agree to assign) to Client all rights, title, and interests in and to all Developed IP (including the Manufacturing Process), free and clear of all liens, claims, and encumbrances. Paragon shall (and shall cause its Representatives to) take any actions, including but not limited to providing good faith testimony by affidavit, declaration or in person or the execution and delivery of documents, in each case, reasonably requested by Client and at Client’s expense, to effect the purposes of the foregoing.

10.2.2       Client shall have no rights in any Intellectual Property relating to or based on Paragon’s existing Intellectual Property, any new Intellectual Property, whether independently developed by Paragon or in connection with its activities hereunder relating generally to Paragon’s business of conducting laboratory, development and/or cGMP or non-cGMP manufacturing services (but such Intellectual Property shall be subject to the license granted in Section 10.1.1). Except as otherwise set forth in this Agreement, Paragon shall have no rights in any Client Intellectual Property, including Developed IP, or any trademarks, trade names, service marks, logos and other corporate identifiers owned or controlled by Client or its Affiliates.

10.3          Third Party Intellectual Property.

10.3.1    Client understands that Third Party intellectual property may apply to the Product and to its manufacture and use, and/or to future manufacture and use of a commercial product comprising each Drug Substance or Drug Product to which this Agreement relates. Client agrees that as between the Parties, it is solely Client’s responsibility to determine whether any such intellectual property, including Third Party Patents, applies to its activities and product and to obtain license(s) thereto.

10.3.2     Paragon will advise Client of the technical processes it will use in the Manufacturing Process, but is under no obligation to undertake any patent infringement or patent clearance studies or to obtain any patent opinions, or to seek or secure any licenses to Third-Party Patent(s) on Client’s behalf.

10.4          Ownership of Designated Equipment. In the event Paragon must purchase any Designated Equipment required specifically for Client’s Project and Client reimburses Paragon for the cost of such Designated Equipment, Client shall own all right, title and interest in and to any and all such Designated Equipment. All Designated Equipment shall be maintained by Paragon per Paragon’s maintenance program, provided that any necessary repairs (including out-of-pocket repair or service costs) shall be paid by Client, so long as such repairs are in consultation with and approved by Client. Client shall be liable for all damage and risk of loss to the Designated Equipment, unless caused by Paragon’s gross negligence or willful misconduct, and responsible for procuring and maintaining its own property loss insurance for all Designated Equipment. Paragon may request permission to use the Designated Equipment in connection with work for a Third Party, but may only do so if granted written permission by Client, which permission Client may withhold in its sole discretion. Disposition of Designated Equipment upon expiration or termination of this Agreement shall be pursuant to Section 14.5. Paragon may request to purchase from Client any Designated Equipment and terms of sale will be as may be mutually agreed to in writing by both Parties.

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EXHIBIT C

Article 11
REPRESENTATIONS AND WARRANTIES

11.1          Client. Client represents, warrants and covenants to Paragon that:

11.1.1    Materials and Information. For each Project, Client has (or will have) the right, power and authority to supply to Paragon or allow Paragon the use of, for purposes of the activities contemplated by this Agreement, the applicable Cell Line, Master Cell Bank, Working Cell Bank, Client Confidential Information (including, without limitation, any portion of the Master Manufacturing Record and/or Manufacturing Process supplied by Client to Paragon), and any other information or materials supplied by Client to Paragon.

11.1.2    Hazard Information. For each Project, Client has made Paragon aware of any risks and special handling precautions or protocols (other than routine laboratory risks for materials of the same nature) that are known to Client with respect to handling the Cell Line, the Master Cell Bank, the Working Cell Bank, the Raw Materials, the Product, and any Wastes that may be generated through performance of the Process Development and manufacturing activities contemplated hereunder, or Client will provide such information in advance of Paragon working with any of the above items.

11.1.3    All Client Provided Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws.

11.1.4    All results, data, samples and other materials and deliverables provided to Client by Paragon shall be held, used and disposed of by or on behalf of Client as set forth in the relevant SOW/Project Plan and otherwise in accordance with all Applicable Laws.

11.1.5    Client has all necessary authority to use and to permit Paragon to use pursuant to this Agreement all Intellectual Property related to Product or Client Provided Materials (including artwork), and the performance of services in connection with the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments; to its knowledge, there are no patents owned by others related to the Client Intellectual Property utilized with the Product that would be infringed or misused by Client’s performance of the Agreement; and, to its knowledge, no trade secrets or other proprietary rights of others related to the Client Intellectual Property utilized with the Product that would be infringed or misused by Client’s performance of this Agreement.

11.1.6    Except as pertains to Paragon Intellectual Property, Paragon Confidential Information or services Paragon provides to Third Party customers in the ordinary course of business, the services to be performed by Paragon under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

11.1.7    No transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America.

11.1.8       Client represents and warrants that no lawsuit or proceeding is pending and, to Client’s knowledge, no Third Party has asserted or threatened in writing any claim or lawsuit, against Client or any of its Affiliates claiming that the Client Provided Materials or the Product infringe any patent owned by a Third Party or misappropriate any trade secret owned by a Third Party.

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EXHIBIT C

11.2          Paragon. Paragon represents, warrants and covenants to Client that:

11.2.1    Product. Each Production Batch of Product manufactured hereunder: (a) was manufactured and analyzed in accordance with the Master Manufacturing Record; (b) was manufactured in compliance with the requirements of cGMP; (c) was packaged, labeled, stored and shipped in accordance with the Storage Guidelines and Shipping Guidelines; (d) will meet the Product Specifications; and (e) was transferred free and clear of any liens or encumbrances of any kind to the extent arising through or as a result of the acts or omissions of Paragon.

11.2.2    Paragon Facility. Paragon lawfully controls operations in the Paragon Facility and will maintain the Paragon Facility in accordance with cGMP and in such condition as will allow Paragon to manufacture the Product(s) in compliance with cGMP and in conformance with the applicable Master Manufacturing Record.

11.2.3    Debarment. To its knowledge, Paragon has not, does not and will not employ any individual who is debarred under Section 306(b)(1)(b) of the Federal Food, Drug and Cosmetic Act (“FDC Act”), and will provide a certification that to its knowledge it has not, does not and will not use in any capacity the services of any person debarred under Section 306(b) of the FDC Act in connection with the manufacture of the Product.

11.2.4    No transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America.

11.2.5    (i) The services provided under this Agreement shall be provided in compliance with applicable Laws, (ii) it will timely pay all amounts owed to any of its Third Party contractors, subcontractors or suppliers related to the services provided under this Agreement, and (iii) the execution, delivery, and performance of this Agreement do not breach, violate, contravene, or constitute a default under any contracts, arrangements, or commitments to which Paragon or its Affiliates is a party or by which it is bound, nor do the execution, delivery, and performance of this Agreement by Paragon violate any order or Applicable Laws of any court or Regulatory Authority having authority over it.

11.3          Disclaimer. Other than quality control testing, if any, of Product by Paragon pursuant to this Agreement, Paragon shall not be in any way responsible for Product testing. OTHER THAN AS SET FORTH IN SECTION 11.1 AND 11.2, THE PARTIES HEREBY EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY (A) THAT PRODUCT WILL MEET PARTICULAR PRODUCT SPECIFICATIONS OR (B) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCT(S) OR THE SERVICES PROVIDED HEREUNDER. OTHER THAN THE PROCESS DEVELOPMENT AND MANUFACTURING SERVICES PROVIDED HEREUNDER, PARAGON HAS NOT PARTICIPATED IN THE RESEARCH AND DEVELOPMENT OF THE PRODUCT OR THE PRODUCT(S), NOR HAS PARAGON IN ANY WAY EVALUATED ANY PRODUCT’S SAFETY OR EFFICACY IN HUMANS OR OTHERS.

Article 12
INDEMNIFICATION

12.1          Indemnification by Client. Subject to and except to the extent of any indemnification from Paragon pursuant to Section 12.2 below, Client shall indemnify, defend and hold Paragon, its Affiliates, and their respective directors, officers, employees, Subcontractors and agents (“Paragon Indemnitees”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and experts’ fees), (collectively, the “Liabilities”) to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) the manufacture, packaging, testing, labeling, handling, distribution, marketing, use of or exposure to Drug Substance, Drug Product or Client Provided Materials, import, export or sale of the Drug Substance, Drug Product, or Product, in any form, including but not limited to, any Third-Party infringement claims based on claims that the Cell Lines, Drug Substance, Drug Product, or Product (or its use or manufacture) infringes such Third Party’s Intellectual Property, (b) any material breach of Section 11.1 of this Agreement, (c) Client’s grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement, and/or (d) Client’s use of the results of this Agreement, including but not limited to use of the Manufacturing Process and/or Product and any results of research and development and/or clinical trials using any Product and/or Client’s commercialization of any such items; in each case, except to the extent that any of the foregoing arises out of or results from any Paragon Indemnitee’s gross negligence, willful misconduct or breach of this Agreement. In the event that Client has the right to retain and use Non-Conforming Product as set forth in Section 9.4, Client’s indemnity hereunder with respect to such Non-Conforming Product and any use thereof shall be without exception.

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EXHIBIT C

12.2          Indemnification by Paragon. Subject to and except to the extent of any indemnification from Client pursuant to Section 12.1 above, Paragon shall indemnify, defend and hold Client, and its Affiliates, directors, officers, employees and agents (“Client Indemnitees”) harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) any material breach of the warranties made by Paragon under Section 11.2.1 of this Agreement, or (b) Paragon’s grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s gross negligence, willful misconduct or breach of this Agreement.

12.3          Indemnification Procedures.

12.3.1    Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

12.3.2    Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 12.1 or Section 12.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee intends to claim such indemnification (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, and the Indemnitee shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

12.4          Insurance. Each Party shall maintain appropriate commercial general liability insurance sufficient to cover its interest or potential liabilities hereunder, in an amount equal to at least $[***], including, but not limited to worker’s compensation, if applicable, and comprehensive general liability. Paragon’s comprehensive general liability insurance shall include professional liability insurance. Client’s comprehensive general liability insurance shall include product liability insurance and property loss insurance in an amount equal to the replacement cost of all materials and equipment to which Client retains title hereunder, including all Client Provided Materials, Designated Equipment, Cell Line, Master Cell Bank, Working Cell Bank, Product, and Reference Material, and Paragon shall have no responsibility to procure or maintain property loss insurance for any of the foregoing. Each Party shall provide to the other upon request, a copy of its insurance certificate evidencing such insurance. Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[***] million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[***] million. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

12.5          [***]. [***]

Article 13
CONFIDENTIALITY and non-use

13.1          Definition. As used in this Agreement, the term “Confidential Information” includes all information furnished by or on behalf of Paragon or Client (the “Discloser”), its Affiliates or any of its or their respective representatives, to the other Party (the “Recipient”), its Affiliates or any of its or their respective representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other Party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence of this Agreement and its terms. This Agreement, and the terms and conditions contained herein, are the Confidential Information of both Parties.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

13.2          Exclusions. Notwithstanding Section 13.1, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the Recipient at the time of disclosure as evidenced by the Recipient’s written records, (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the Recipient without reference to the Confidential Information of the Discloser as evidenced by the Recipient’s written records.

13.3          Mutual Obligation. The Recipient agrees that it will not use the Discloser’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the Discloser to any Third Party, except that the Recipient may disclose the Discloser’s Confidential Information to any of its Affiliates and its or their respective representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each Party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective representatives.

13.4          Permitted Disclosure. The Recipient may disclose the Discloser’s Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, the Recipient shall give the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.

13.5          Return of Confidential Information. Upon expiration or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective representatives to) cease its use and, upon written request, within [***] either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.

13.6          Survival. The obligations of this Article will terminate [***] from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

13.7          No Licenses. Except as expressly provided in Article 10 hereof, no right or license, either express or implied, is granted under any intellectual property right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise.

13.8          Protection of Inadvertent Disclosures. Client agrees that in the event Client inadvertently becomes aware of any information related to other Paragon clients through the presence of Client’s employees, agents or advisors at Paragon offices or at the Paragon Facility, that such information will be kept strictly confidential in the same manner as Paragon Confidential Information, provided, however, that Client shall make no use of the information for any purpose whatsoever, either related to this Agreement or otherwise.

13.9          Use of Names. Neither Party shall make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party. Client consent is given for Paragon to list Client in its listing of clients and manufacturing activities, stating only that the activities involved process development and manufacture of “an active pharmaceutical ingredient,” if no press release is issued.

13.10        Press Releases. The Parties agree that any initial public announcement of the execution of this Agreement shall be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties shall also agree on the timing of such public announcement. After such press release is published, each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, publicity or other form of public written disclosure related to this Agreement, including the terms and conditions hereof, shall be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section shall not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with Applicable Laws (including the rules and regulations of any national stock exchange on which such Party’s securities are traded).

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

Article 14
TERM; TERMINATION

14.1          Term. Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in effect indefinitely unless and until terminated as provided in this Article 14 (such period during which this Agreement is in effect, the “Term”). Each SOW/Project Plan shall remain in effect from the date of its execution by both Parties until completion of the Project according to the SOW/Project Plan or until termination of the SOW/Project Plan as provided in this Article 14.

14.2          Termination of SOW/Project Plan or Activities under an SOW/Project Plan. Any individual SOW/Project Plan or any remaining portion thereof may be terminated (or cancelled) as follows, and the provisions of Section 14.4 shall apply:

14.2.1    Failure to Establish the Manufacturing Process. Client may terminate the applicable SOW/Project Plan in the event that Paragon is unable to develop a Manufacturing Process for a Drug Substance in accordance with Section 2.1.1, despite the use of commercially reasonable efforts to do so. Notwithstanding anything to the contrary in Section 14.4, in the event that Client terminates an SOW/Project Plan under this Section 14.2.1, no Cancellation Amount would be due.

14.2.2    Material Breach. Either Party may terminate an SOW/Project Plan or any remaining portion thereof, effective upon written notice to the other Party, for any material breach by the other Party of its obligations with respect to the applicable SOW/Project Plan, if such breach is not cured within [***] after written notice of such breach to the breaching Party; provided, however, if such breach is not capable of being cured within such [***] period, the cure period shall be extended for such amount of time as may be reasonably necessary to cure such breach, so long as the breaching Party is making diligent efforts to do so, but in no event longer than an additional [***]. Notwithstanding anything to the contrary in Section 14.4, in case of termination under this Section 14.2.2 due to Paragon’s uncured material breach, no Cancellation Amount would be due.

14.2.3    Termination by Client. Client may terminate an SOW/Project Plan or any portion thereof for any reason, subject to the provisions of Section 14.3. Client cooperation by providing advance written notice (which can be informal email communication) of such termination is strongly requested to enable Paragon to manage its scheduling and business operations.

14.3          Delay or Postponement.

(a)            In the event the Client delays or postpones the SOW/Project Plan or any portion thereof, such delay or postponement shall result in the application of the reasonable delay or postponement Fees due to the disruption of Paragon’s scheduling and business processes (“Delay or Postponement Amount”), as described below. [***]

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Notwithstanding anything to the contrary, if Paragon is able to resell the capacity affected by such delay or postponement (and such resale is not solely as a result of rescheduling previously scheduled capacity for a Third Party customer of Paragon), then the applicable Delay or Postponement Amount will be reduced on a pro rata basis in proportion to the resold capacity as a percentage of total capacity reserved to Client at the time of such delay or postponement. Notwithstanding the foregoing, in the event the Client delays or postpones the SOW/Project Plan or any portion thereof indefinitely or for a period exceeding [***], such delay or postponement shall be deemed to be termination or cancellation and Section 14.4 shall apply.

(c) [***].

14.4         Consequences of Termination (Cancellation) of SOW/Project Plan or Portion.

14.4.1    Payment of Amounts Due. Termination of any individual SOW/Project Plan (or portion thereof) for any reason shall not exempt any Party from paying to the other Party any amounts already owing to such Party at the time of such termination for services and Procurement Costs. Client also shall pay any unpaid Procurement Costs for all Raw Materials, Resins, Consumables and Designated Equipment purchased or ordered or for non-cancelable outsourced services ordered under any terminated SOW/Project Plan (or Run(s)) in anticipation of the specified Process Development Run(s), Process Simulation Studies, Engineering Run(s), and Manufacturing Run(s), fill-finish, stability studies and other activities. [***]

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

14.4.2    Notwithstanding anything to the contrary, if Paragon is able to resell the capacity affected by such termination (and such resale is not solely as a result of rescheduling previously scheduled capacity for a Third Party customer of Paragon), then the applicable Cancellation Amount will be reduced on a pro rata basis in proportion to the resold capacity as a percentage of total capacity reserved to Client at the time of such termination. At the time of termination (cancellation) of an SOW/Project Plan (or portions thereof), any advance payments made by Client ([***]) shall be applied to the total Fees and expenses incurred per the SOW/Project Plan(s) and as listed in Section 14.4.1 and any prior unpaid invoice amounts. Any remaining balance will be returned to Client within [***] following the later of termination or completion of the initiated or scheduled activities. [***]. Any remaining balance due to Paragon shall be paid to Paragon within [***] following the date of Paragon's invoice for same.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

14.4.3    Raw Materials, Consumables and Resins. Upon completion or termination of an SOW/Project Plan, Client shall purchase from Paragon (to the extent not already paid for by Client), at the Procurement Cost, all remaining usable Raw Materials, Consumables and Resins acquired and paid for by Paragon for the manufacture of Product under this Agreement that conform to any applicable Materials Specifications, provided however, that as of the date of receipt of the termination notice, Paragon shall place no further orders for Raw Materials, Consumables and Resins except as may be necessary for completion of any portion of Paragon’s services hereunder that are not immediately terminated. To effect such purchase, Paragon shall invoice Client therefor in accordance with Section 6.3.

14.5         Return of Materials and Client Confidential Information; Transfer of Designated Equipment.

14.5.1    Client Materials. Paragon will inform Client of the need to return or dispose of any Client owned property (Client Provided Materials, Cell Line, Master Cell Bank, Working Cell Bank, Resins, Designated Equipment, Product, Raw Materials, Consumables, etc.). Unless otherwise agreed by the Parties in writing, within [***] following expiration or termination of an SOW/Project Plan, Paragon shall promptly (except as may be needed to complete any Runs that are in process) at Client’s sole cost and expense (i) return (or, at Client’s written election, destroy) all quantities of the Client Provided Materials, residual paste, or other biological material received or produced by Paragon under this Agreement, and (ii) deliver to Client all Reference Materials being held by Paragon.

14.5.2    Client Confidential Information. Upon written request of Client, Paragon shall return to Client all Client Confidential Information received in tangible form in connection with the SOW/Project Plan, except for a single copy and/or sample which may be retained solely for purposes of determining Paragon’s obligations hereunder and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

14.5.3    Unclaimed Items. If any Client owned property remains at the Paragon Facility for a period longer than [***] after expiration or termination of an SOW/Project Plan (unless it is to be used in connection with another SOW/Project Plan for Client), Paragon shall have no obligation to store or return items. If such items include biological, chemical, hazardous materials, or consumables, such items will be disposed at Paragon’s convenience and Paragon shall invoice Client for all cost to Paragon associated with disposal (in the amount calculated pursuant to the Procurement Cost definition) and Client shall pay the invoiced amount in accordance with Section 6.3. If such items include Designated Equipment, all right title and interest shall vest in Paragon upon expiration of the [***] period and Paragon shall thereafter be free to use, sell or transfer the Designated Equipment as it sees fit.

14.5.4    Paragon Confidential Information. Upon termination of an SOW/Project Plan and upon the written request of Paragon, Client shall promptly return to Paragon all Paragon Confidential Information received thereunder in tangible form, except for a single copy which may be retained for documentation purposes only and which shall remain subject to the obligations of nonuse and confidentiality set forth in this Agreement.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

14.6         Completion of SOW/Project Plan. Upon completion of any SOW/Project Plan under this Agreement in accordance with Section 6.3, Client shall pay any unpaid expenses incurred under the SOW/Project Plan (that is, unpaid Procurement Costs for all Raw Materials, Resins, Consumables and Designated Equipment, as well as unpaid services in accordance with the applicable Payment Schedule). At the time of completion, any unapplied advanced payments made by Client shall be applied to the total unpaid expenses incurred per the SOW/Project Plan. Any excess payments will be returned to Client within [***] following completion of the Project. Any balance due shall be paid to Paragon within [***] following the date of Paragon’s invoice for same. In addition, Section 14.4.3 and 14.5 shall apply.

14.7         Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, upon (a) the dissolution, termination of existence, liquidation or business failure of the other Party; (b) the appointment of a custodian or receiver for the other Party who has not been terminated or dismissed within [***] of such appointment; (c) the institution by the other Party of any proceeding under national, federal or state bankruptcy, reorganization, receivership or other similar laws affecting the rights of creditors generally or the making by such Party of a composition or any assignment for the benefit of creditors under any national, federal or state bankruptcy, reorganization, receivership or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within [***] of filing. If Paragon does not terminate the Agreement if such events relate to Client, then Paragon shall not be obligated to continue services hereunder during such period of (b) or (c) relating to Client, unless Client is expressly authorized by the custodian or receiver to make payments to Paragon therefor. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights of “intellectual property” as defined therein. Termination under this paragraph shall have the effect of terminating outstanding Project Plans and Section 14.4 shall apply. Notwithstanding anything to the contrary in Section 14.4, in case of termination by Client under this Section 14.7, no Cancellation Amount would be due.

14.8         Other Termination of Agreement. If all SOWs/Project Plans have been completed or terminated, either Party may terminate this Agreement upon written notice to the other Party, effective upon receipt of such notice. Section 14.4 shall apply, except that, notwithstanding anything to the contrary in Section 14.4, no Cancellation Amount would be due.

14.9         Accrued Rights. Except as otherwise expressly set forth herein, any termination or expiration of an SOW/Project Plan or this Agreement shall be without prejudice to any right which shall have accrued to the benefit of either Party, and shall not relieve either Party of any obligation which has accrued, prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein or, if no period is provided therein, then such obligations shall remain in full force and effect indefinitely.

14.10      Surviving Rights. Article 1, Section 2.6, Section 3.2 (last sentence only), Section 3.3 (last sentence only), Section 3.4 (provided that Client is not in default hereunder), Section 3.6, Section 4.3 (only with respect to the prohibition against use or transfer to Third Parties), Section 4.6 (only with respect to hazards that may exist or handling of materials which may take place after the termination date), Article 5 (only with respect to work in progress as of the termination date), Article 6 (only with respect to invoices unpaid as of the termination date or issued thereafter for work in progress as of the termination date[***] and invoicing and payment of any Delay or Postponement Amount or Cancellation Amount), Sections 7.2 - 7.7 and 7.8.2, Article 9, Section 10.1, Section 10.2, Section 10.3.2, Section 10.4, Article 11, Article 12, Article 13, Section 14.4, Section 14.5, Section 14.6, Section 14.7, Section 14.8, Section 14.9, Article 15 and Article 16, and the rights and obligations contained therein shall survive the termination or expiration of this Agreement.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

Article 15
FORCE MAJEURE

15.1         Effects of Force Majeure. No Party shall be in breach of this Agreement if such Party is delayed or prevented from fulfilling its respective obligations under this Agreement (except for payment of any amounts due under this Agreement) by any reason beyond the reasonable control and without the fault or negligence of the Party affected thereby, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of Raw Materials, Resins, Consumables or other necessary components, labor disputes of whatever nature, or any other reason beyond the control and without the fault or negligence of the Party affected thereby (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, the affected Party shall promptly resume performance under this Agreement as soon as it is commercially reasonable for the Party to do so.

15.2         Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable to fully perform its obligations under this Agreement. Each Party further agrees to use commercially reasonable efforts to correct the Force Majeure Event as quickly as practicable and to give the other Party prompt written notice when it is again fully able to perform such obligations. If the cause(s) shall continue unabated for [***].

Article 16
MISCELLANEOUS

16.1        Notices. Any notice required or permitted to be given under this Agreement by any Party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, or (c) sent by a nationally-recognized courier service guaranteeing next-day or second day delivery, charges prepaid to the addresses or email address of the other Party set forth below, or at such other addresses as may from time to time be furnished by similar notice by any Party. The effective date of any notice under this Agreement shall be the date of receipt by the receiving Party.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

If to Paragon:

For Project communications:

Attn: (as per each Project Plan)

Paragon Bioservices, Inc.

801 W. Baltimore Street, Suite 302

Baltimore, MD 21201

For all other communications:

Attn: Peter Buzy, President & CEO

Paragon Bioservices, Inc.

801 W. Baltimore Street, Suite 302

Baltimore, MD 21201

with a copy to:

Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, NJ 08873 USA

Attn: General Counsel (Legal Department)

E-Mail:

Facsimile:

If to Client:

For Project communications:

Attn: (as per each Project Plan)

Novavax, Inc.
21 Firstfield Rd.

Gaithersburg, MD 20878

For all other communications:

Novavax, Inc.
Attn: John A. Herrmann III, SVP, General Counsel and Corporate Secretary
21 Firstfield Rd.

Gaithersburg, MD 20878

E-Mail:

Facsimile:

16.2          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to its conflicts of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

16.3        Alternative Dispute Resolution. If a dispute arises between the Parties in connection with this Agreement, the respective senior executives of Paragon and Client shall first attempt to resolve the dispute. If such executives cannot resolve the dispute, such dispute shall be resolved in the English language, in New York, NY, by binding arbitration in accordance with the then-existing commercial arbitration rules of The CPR Institute for Conflict and Dispute Resolution, New York, NY. The arbitrator(s) shall be and remain independent of the Parties. The arbitrator(s) shall not be able to award indirect, incidental, special, punitive, exemplary or consequential damages, except to the extent permitted hereunder. Notwithstanding anything herein to the contrary, (a) nothing in this Agreement (including this Section 16.3) shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other equitable relief concerning any dispute hereunder or in connection herewith, if necessary to protect the interests of such Party; and (b) any dispute arising hereunder with respect to the inventorship, validity, enforceability, or other aspect of Intellectual Property rights shall be resolved by a court of competent jurisdiction in New York, NY, and not by arbitration hereunder.

16.4         Headings. All headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

16.5         Exhibits. All exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

16.6         Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

16.7         Security Procedures. All Representatives of a Party visiting or having access to any facility of the other Party agree to abide by the other Party’s policies, operating procedures and security procedures as established and communicated by the other Party while such Representatives are on-premises at any facility of the other Party. Each Party shall be liable for any breaches of this Section 16.7 by its Representatives.

16.8         Assignment. Neither Party shall assign or transfer (including through merger, business reorganization, spin off or out, by operation of law or otherwise) this Agreement or any part hereof without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, without such consent either Party may assign or transfer this Agreement or any part hereof to an Affiliate or to a successor in interest to of all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by means of merger, asset sale, business reorganization equity issuance or otherwise. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to this Section 16.8, this Agreement shall be binding upon the successors and assigns of the Parties.

16.9         No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties named herein and their respective successors and permitted assigns.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

16.10     Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

16.11     Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

16.12     Waiver. The waiver by any Party of a breach of any provision of this Agreement will not be construed as a waiver of a subsequent breach of the same provision by that Party or the breach of any other provision of this Agreement. The delay or failure of a Party to exercise any right or remedy under this Agreement will not constitute a waiver by that Party of any breach of this Agreement. Any waiver of any breach under this Agreement must be in writing.

16.13     Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution (which includes execution by industry standard electronic signature software) and delivery by facsimile, email of PDF, or original, and a facsimile or email of PDF signature document shall be deemed to be and shall be as effective as an original signature document.

16.14     No Solicitation of Employees. During the Term of this Agreement and for one year thereafter, Paragon and Client each agree not to solicit for employment, directly or indirectly, any officer or employee of the other Party or its Affiliates, provided that: (a) this shall not preclude a Party from hiring any such officer or employee of the other Party who had been terminated prior to commencement of such employment discussions and (b) nothing herein shall restrict either Party from soliciting any such officer or employee by general employment advertising (so long as such advertising is not specifically targeted at the employees of the other Party) or Third Party employment agencies (so long as such agencies are not directed, either directly or indirectly, to target such employees).

16.15     Entirety; Amendments. This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior written or oral agreements, arrangements, and understandings related to the specific subject matter hereof. No terms, conditions, understandings or agreements purporting to modify or vary the terms hereof shall be binding unless hereafter made in a written instrument referencing amendment of this Agreement and duly executed by each of the Parties. For the avoidance of doubt, (i) that certain Interim Services Agreement, dated [●], between the Parties and (ii) the Confidentiality Agreement, remain in full force and effect in accordance with their respective terms and are not superseded or modified in any way by this Agreement.

16.16     Preference. The terms of body of this Agreement shall prevail in the event of a conflict between this Agreement and any SOWs or the Confidentiality Agreement, unless any such SOW expressly provides that it is the Parties’ intent to override the terms of this Agreement. In the event of an inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Quality Agreement, the terms and conditions of the Quality Agreement shall govern all quality control/quality assurance and regulatory compliance related matters and this Agreement shall govern with respect to all other matters.

[Signature page follows.]

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed to be binding and effective as of the Effective Date.

NOVAVAX, INC.

By:
Name:
Title:

PARAGON BIOSERVICES, INC.

By:
Name:	Peter Buzy
Title:	President & CEO

Attachments: Exhibit A - SOW/Project Plan for each Project

[Signature Page to Non-Commercial GMP Manufacturing Services Agreement]

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

Template for Exhibit A

[An SOW in this general form shall be attached for each Project, numbered A-1, A-2, etc. and with the Proposal appended as Schedule 1. Once completed and mutually agreed to, the Project Plan shall be appended as Schedule 2.]

----------------

Exhibit A-__<INSERT NUMBER -1, -2, etc.>

Statement of Work (SOW) for New Project (#________)

Project #________ dated ________

(“<TITLE>“) (“Project”).

Project Letter of Intent (LOI) date [IF APPLICABLE]:

Effective Date: ________

In accordance with that certain Non-Commercial GMP-Manufacturing Services Agreement executed by Novavax, Inc. (“Client”), and Paragon Bioservices, Inc. (“Paragon”) dated [●] (the “Agreement”), Client and Paragon agree to add a new Project to the Agreement, as follows:

1. Services. Paragon will perform the services described in the attached Schedule 1 to this Exhibit (“Proposal”) in accordance with the terms and conditions of the Agreement and this SOW. Following execution of this SOW and as part of the services, Paragon, working together with Client, will prepare the Project Plan, which shall become Schedule 2 to this SOW upon completion and signature by both Parties.

2. Project Managers. As of the date of this SOW, the Project managers shall be:

For Client: _____________ (<email>; <tele>)

For Paragon: _____________ (<email>; <tele>)

3. Compensation.

(a) In support of the services, Client shall provide to Paragon the Fees set forth in Section 3 of the Proposal (Schedule 1 attached here) (“Fees”). A more specific Payment Schedule will be established based on the developed Project Plan. [***].

(b) Procurement Costs are not included in the scheduled payments and are not part of the Fees. Paragon shall invoice Client monthly for the Procurement Cost for any materials (including the Raw Materials, Resins, Consumables) and Designated Equipment or outsourced services procured for use in or for the activities pursuant to this SOW. Notwithstanding the foregoing, [***], in accordance with Section 6.3 of the Agreement. Payment shall be due and payable in accordance with Section 6.3 of the Agreement.

4. Definitions. Terms used in this SOW shall have the definitions set forth in the Agreement or in this SOW, as applicable.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT C

5. Terms and Conditions. The terms and conditions of the Agreement (together with any mutually executed amendments or addenda thereto) shall govern and control the performance of the services in all respects.

NOVAVAX, INC.	PARAGON BIOSERVICES, INC.

By:	By:
Peter Buzy
Title:	Title:	President & CEO

Date:	Date:

Attachments: Schedule 1 (Proposal for Project #_________ dated _________

(“<TITLE>“)

Schedule 2 (upon completion and signature by both Parties, the Project Plan shall become Schedule 2 to this SOW)

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

INTERIM SERVICES AGREEMENT

This Interim Services Agreement (“Agreement”) is made and entered into the [●] day of [●], [●] (the “Effective Date”) by and between Paragon Bioservices, Inc. with an address at 801 W. Baltimore Street, Suite 302, Baltimore, MD 21201 (“Paragon”) and Novavax, Inc., with an address at 21 Firstfield Rd., Gaithersburg, MD 20878 (“Client”). Paragon and Client are sometimes individually referred to herein as the “Party” and collectively as the “Parties.”

WHEREAS, Client desires to engage Paragon to provide interim development and laboratory services pursuant to the terms of this Agreement, generally reflecting ongoing services that had been performed by Client prior to closing of that certain asset purchase agreement, by and between the Parties, dated on or around the Effective Date; and

WHEREAS, Paragon has skill and experience in conducting such services and desires to be so engaged by Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties agree as follows:

1.	Definitions.

“Affiliate” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Paragon, “Affiliate” means Catalent, Inc., and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

“Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which the Materials are produced, marketed, distributed, used or sold; and with respect to Paragon, all laws, ordinances, rules and regulations applicable to the Services, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the United States.

“Intellectual Property” means any and all intellectual property rights and interests including patents, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world.

“Materials” means those biological or chemical materials, samples or any other material provided by, or on behalf of, Client to Paragon for the purposes of this Agreement.

“Regulatory Authority” means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts, or other entities responsible for the regulation (including pricing) of (A) any aspect of pharmaceutical or medicinal products intended for human use, including also the United States Drug Enforcement Agency, United States Food and Drug Administration or any other international, federal, state or local regulatory bodies, agencies, departments, bureaus, courts or other entities responsible for the regulation of drugs or any activity of a Party under this Agreement, or (B) health, safety or environmental matters generally.

“Representatives” of an entity means such entity’s duly-authorized officers, directors, employees, agents, contractors, subcontractors, consultants, accountants, attorneys or other professional advisors.

“Services” means the development and laboratory services performed by Paragon for Client pursuant to a SOW, which may include, but not be limited to analytical testing, stability testing, analytical method development, analytical method validation, characterization studies and other analytical services. In no event shall this Agreement include (i) development or formulation services; or, (ii) clinical or commercial manufacturing or packaging.

“Statement of Work” or “SOW” means a mutually agreed upon document on Paragon’s standard form agreed to and executed by the Parties that defines the scope of Services to be performed, reports and other deliverables, the price and payment schedule therefor and a target time schedule for performing the Services.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

2.	Engagement.

(a)       Client hereby engages Paragon to non-exclusively provide, and Paragon hereby agrees to provide, the Services as may be mutually agreed to from time-to-time by both Parties to be conducted pursuant to the terms and conditions of this Agreement. Each executed SOW shall automatically upon full execution become subject to and a part of this Agreement. Attached hereto as Exhibit A is a general form of SOW to be used by the Parties. Paragon shall only be responsible for the performance of Services pursuant to a fully executed SOW.

(b)       Except as expressly set forth in a SOW, Client will provide to Paragon all Materials, as applicable, in quantities and quality sufficient to meet the requirements for the Services under each SOW. Client shall retain title to Materials at all times and bear the risk of loss thereof. Prior to delivery of any such items, Client shall provide to Paragon a copy of all associated safety data sheets, safe handling instructions, health and environmental information, and any regulatory certifications or authorizations that may be required under Applicable Laws and shall promptly provide any updates thereto. Client grants Paragon full authority to use any Materials for purposes of the Services. Paragon reserves the right to cancel or postpone, in its discretion, all or any part of a SOW upon written notice to Client if Client refuses or fails to timely supply conforming Materials. Any Materials will meet the applicable specifications, are suitable for use in the Services hereunder and are not adulterated or misbranded.

(c)        Paragon will conduct the Services in a diligent, professional and workmanlike manner, and otherwise in accordance with this Agreement, Applicable Laws, and the specifications and requirements set forth in any applicable SOW; provided it is understood that, by reason of the Services being biological development and laboratory services, specific results, outcomes or schedules cannot be and are not guaranteed.

(d)       Client’s use of the results of the Services, including but not limited to data, assays and protein or other products of the Services, in support of or connection with an Investigational New Drug Application (“IND”) or for any other regulatory submissions or purposes is at the sole discretion and responsibility of Client.

(e)       In the event of a material error by Paragon in performing any analytical Services which renders the results unacceptable to a Regulatory Authority to which Client intends to submit such results, [***]. In such event, [***]. All retesting performed that is not directly due to a Paragon error will be billed to the Client.

3.            Compensation for Services.  In consideration for Paragon’s provision of the Services under each SOW, Client shall pay Paragon the amount specified in the applicable executed SOW, according to the payment schedule therein. All taxes due in relation to the Services, including all reports and other deliverables, other than taxes due on Paragon’s net income, will be the Client’s responsibility. Payment for undisputed amounts is due [***] following the date of the invoice and should be sent to:

Wire transfer
Account Name:	Paragon Bioservices, Inc.
ABA#:
Account#:

Client shall dispute in good faith, if at all, its obligation to pay all or part of any invoice submitted by Paragon under this Agreement within a [***] period upon receipt of the invoice. If disputed in such [***] time period, Paragon and Client shall engage in good faith negotiations to resolve such dispute promptly, and, upon resolution, Client will pay all amounts due and payable by Client, along with interest thereon.

In the event that Client has not paid an invoice with respect to any undisputed amount on or before the applicable due date, Client’s failure shall be considered a material breach under Section 5, subject to the cure provisions set forth therein. Past due amounts shall bear interest from the date due until paid at the rate of [***] (or if less, the highest rate permitted by Applicable Laws), payable on demand.

4.	Regulatory Compliance.

(a)       Paragon shall obtain and maintain all permits and licenses with respect to general facility operations in the jurisdiction in which Paragon performs the Services. Client shall be responsible at its cost to obtain and maintain all other regulatory approvals, authorizations, certifications and permits relating to Materials, including without limitation those relating to the import, export, use, distribution and sale of Materials. Client shall be responsible for preparing all submissions to Regulatory Authorities with respect to Materials or Client’s products or product candidates and obtain Paragon’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) before identifying Paragon in such regulatory submissions; provided, however, that if Paragon does not provide or withhold consent to any such submission within five business days after Client’s provision of written notice of such submission to Paragon, then Paragon’s consent will be deemed to have been given for such submission.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

(b)       Upon timely notification from Paragon, Client shall reimburse Paragon for any payments Paragon is required to make to any regulatory or governmental authority pursuant to Applicable Laws resulting directly from Paragon’s formulation, development, storing or testing of Client’s product or Client-supplied Materials. Paragon shall not be obligated to perform any services under the Agreement or applicable SOWs which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.

5.	Term and Termination.

(a)       Duration - This Agreement shall commence as of the Effective Date and continue in effect unless and until terminated as provided in this Section 5.

(b)       Termination

(i)	For convenience: either Party may terminate this Agreement or any SOW, without any penalties, upon [***] written notice to the other Party; provided, however, such termination for convenience shall not be exercised during the [***] period following the Effective Date.

(ii)	For breach: either Party may terminate this Agreement or an SOW, effective upon written notice to the other Party, for any material breach by the other Party of its obligations with respect to this Agreement or the applicable SOW, if such breach is not cured within [***] after written notice of such breach to the breaching Party; provided, however, if such breach is not capable of being cured within such [***] period, the cure period shall be extended for such amount of time as may be reasonably necessary to cure such breach, so long as the breaching Party is making diligent efforts to do so, but in no event longer than an additional [***].

(c)       Upon termination of this Agreement for any reason, all rights and obligations of the Parties shall cease to have effect, except for those rights and obligations set forth in Sections 1 (as applicable), 2(d) and (e), 3, 5(c), 6 through 20, which shall survive termination. Termination of this Agreement shall not discharge, affect or modify any rights or obligations which accrued or were incurred prior to expiration or termination. Upon termination or expiration of this Agreement: (i) Paragon will terminate all affected Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by Client; (ii) Paragon will at Client’s sole cost and expense deliver to Client or, at Client’s option, dispose of, any Materials in its possession or control and, upon receipt of payment in full for Services rendered and deliverables, deliver to Client all deliverables developed through the effective date of termination or expiration; (iii) Client will pay Paragon any monies due and owing Paragon, up to the effective date of termination or expiration, for Services performed and all non-refundable commitments made by Paragon and all expenses actually incurred (as specified in the applicable SOW and to the extent that Paragon cannot mitigate such expenses through the exercise of commercially reasonable efforts); and (iv) each Party will promptly return to the other Party all of other Party’s Confidential Information (including all copies) provided under this Agreement or under any SOW which has been terminated or has expired, except for one (1) copy may be retained by a Party solely to monitor that Party’s surviving obligations of confidentiality and non-use, to exercise all of its surviving rights under this Agreement, and to comply with Applicable Laws.

6.	Confidential Information.

(a)               Definition. As used in this Agreement, the term “Confidential Information” includes all information furnished by or on behalf of Paragon or Client, its Affiliates or any of its or their respective Representatives (collectively, the “Discloser”), to the other Party, its Affiliates or any of its or their respective Representatives (collectively, the “Recipient”), whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other Party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other non-public Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either Party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any information furnished by the Discloser. Confidential Information also includes the existence and terms of this Agreement and any SOW.

(b)               During the term of this Agreement and for [***] thereafter, each Party agrees to keep Confidential Information received hereunder confidential with respect to any third party, to not disclose such Confidential Information to any third party, to use such Confidential Information solely with respect to the exercise of its rights and performance of its obligations under this Agreement and not for any other purpose, and to protect such Confidential Information against unauthorized disclosure using the same degree of care, but no less than a reasonable degree of care, as it uses to protect its own confidential information of a like nature. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to its Representatives who have a need to know for the purposes of this Agreement and who are bound by obligations of confidentiality at least as restrictive as those set forth herein. The obligations of this Agreement shall not apply to information:

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

(i)       shown by written or other tangible evidence to have been in the Recipient’s possession prior to the time of disclosure,

(ii)       which is now or hereafter becomes available to the public through no fault on the part of the Recipient,

(iii)       which is acquired in good faith from a third party understood to have the right to disclose such information,

(iv)       for which prior written release to disclose is obtained from the Discloser, or

(v)       which is developed by or on behalf of the Recipient without use or reliance on the Discloser’s Confidential Information, which can be demonstrated by written or other tangible evidence.

(c)       Paragon is in the business of conducting preclinical testing, GMP and non-GMP manufacturing and other laboratory services for third parties. The terms of this Agreement shall not be construed to limit the right of Paragon to conduct such services for any third party so long as Client Confidential Information or Materials are not used in breach of this Agreement.

(d)               Protection of Inadvertent Disclosures. Client agrees that in the event Client inadvertently becomes aware of any information related to other Paragon clients through the presence of Client’s employees, agents or advisors at Paragon offices or facilities, that such information will be kept strictly confidential in the same manner as Paragon Confidential Information, provided, however, that Client shall make no use of the information for any purpose whatsoever, either related to this Agreement or otherwise.

(e)               Governmental Disclosure. Each Party may disclose the Confidential Information of the other Party as required by Applicable Law or legal process, including to any Regulatory Authority legally requiring the disclosure of such Confidential Information, provided that: (i) such Confidential Information is submitted under applicable provisions, if any, for confidential treatment by such Regulatory Authority; (ii) prior to such disclosure, the Recipient shall provide the Discloser with timely prior written Notice of the disclosure requirement so that it may take whatever action it deems appropriate, including intervention in any proceeding and the seeking of an injunction to prohibit such disclosure at the Discloser’s risk and expense; (iii) the Recipient shall furnish only that portion of the Confidential Information which it is legally required to submit and shall cooperate with the Discloser’s counsel to enable the Discloser to seek a protective order (or other appropriate relief) or reliable assurance that confidential treatment shall be accorded the Confidential Information; and (iv) the Recipient shall endeavor to protect the confidentiality of any Confidential Information to the extent reasonable under the circumstances and use its good faith efforts to prevent the further disclosure of any Confidential Information provided to any Regulatory Authority.

7.	Intellectual Property Ownership.

(a)       Subject to the limitations set forth below and payment of all amounts due to Paragon hereunder, (i) all data, results and original reports generated by Paragon specifically for Client in the conduct of the Services shall be the property of, and belong to, Client, and (ii) any discoveries, inventions, or improvements, whether or not patentable, made or conceived by Paragon specifically for Client in conducting the Services and which relate solely and specifically to Client Confidential Information and/or Materials shall be the property of, and belong to, Client. At Client’s sole cost and expense (at Paragon’s then standard hourly rates), Paragon shall execute and deliver to Client all papers, including, without limitation, applications for patents, that Client deems necessary in the exercise of its reasonable judgment to enable Client to publish or protect such discoveries, inventions, or improvements by patent or otherwise in all countries and to vest title to said patents, discoveries, inventions, or improvements in Client.

(b)       Notwithstanding the foregoing, Client shall have no rights in pre-existing Paragon Intellectual Property or in any discoveries, inventions, or improvements relating to or based on Paragon’s own Intellectual Property or relating generally to Paragon’s business of conducting laboratory testing, protein production or other laboratory or manufacturing services, or patent applications therefor, which shall remain the sole and exclusive property of Paragon. Client shall have no rights in any internal records or documents prepared by Paragon in connection with the Services, provided that Client shall be entitled to receive a copy of such records and documents as deliverables as may be provided in the applicable SOW.

(c)       Client hereby represents and warrants that it owns all rights, titles and interests in and to, or otherwise has valid sublicensable license to use, the Materials and is duly authorized to transfer the Materials to Paragon under this Agreement.

(d)       Client represents and warrants that no lawsuit or proceeding is pending and, to Client’s knowledge, no third party has asserted or threatened in writing any claim or lawsuit, against Client or any of its Affiliates claiming that the Materials infringe on any patent owned by a third party or misappropriate any trade secret owned by a third party.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

(e)       Paragon hereby represents, warrants and covenants that (i) the Services shall be provided in compliance with applicable Laws, (ii) it will timely pay all amounts owed to any of its Third Party contractors, subcontractors or suppliers related to the services provided under this Agreement, and (iii) the execution, delivery, and performance of this Agreement do not breach, violate, contravene, or constitute a default under any contracts, arrangements, or commitments to which Paragon or its Affiliates is a party or by which it is bound, nor do the execution, delivery, and performance of this Agreement by Paragon violate any order or Applicable Laws of any court or Regulatory Authority having authority over it.

8.	Liability & Indemnity. Insurance.

(a)       Each Party hereto (the “Indemnifying Party”) agrees to defend, indemnify and hold the other Party and its Representatives (the “Indemnitees”) harmless from any loss, damage, expense, injury, penalty, fine, fee or charge (including reasonable attorneys’ fees and court costs) (“Losses”) incurred by the Indemnitees resulting from any suit, action, or proceeding brought by a third party (“Third-Party Claim”) to the extent arising from or in connection with the Indemnifying Party’s breach of this Agreement or its gross negligence or willful misconduct hereunder, except to the extent arising out of the breach of this Agreement or gross negligence or willful misconduct of the Indemnitee(s).

(b)       Further, Client, as the Indemnifying Party, also agrees to hold the Paragon Indemnitees harmless from any Loss resulting from any Third-Party Claim arising from or in connection with (i) any claim that Paragon infringed or infringes the third party’s patent(s) or other Intellectual Property rights in connection with its use of Materials or Client Confidential Information in the performance of Services in accordance with this Agreement, (ii) the failure of Client to provide the information set forth in Section 2(b), and/or (iii) any use, manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the Materials, or any part, subpart, derivative or modification thereto, that are the subject of the Services, including product liability or strict liability, or any deliverable, data or other tangible or intangible results of the Services, by or on behalf of Client or any third party.

(c)       An Indemnitee which intends to claim indemnification under Section 8(a) or (b) hereof shall promptly notify the Indemnifying Party in writing of any Third-Party Claim in respect of which the Indemnitee intends to claim such indemnification. The Indemnitee shall permit the Indemnifying Party, at its discretion, to settle any such Third-Party Claim and agrees to the complete control of such defense or settlement by the Indemnifying Party; provided, however, that in order for the Indemnifying Party to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein. No such Third-Party Claim shall be settled without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, and the Indemnitee shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Third-Party Claim covered by this indemnification, all at the reasonable expense of the Indemnifying Party. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense in connection with the foregoing.

(d)       Use of any of the results of the Services, including but not limited to any product based thereon or any data or assays derived from the Services or results, in support of an IND or for any other submissions or purposes is done at the sole discretion and responsibility of Client.

(e)	[***].

(i)	[***].

(ii)	[***].

(iii)	[***].

(iv)	[***].

(f)        Insurance. Each Party shall maintain appropriate commercial general liability insurance sufficient to cover its interest or potential liabilities hereunder, in an amount equal to at least [***], including, but not limited to worker’s compensation, if applicable, and comprehensive general liability. Client’s comprehensive general liability insurance shall include product liability insurance and property loss insurance in an amount equal to the replacement cost of all Materials, and Paragon shall have no responsibility to procure or maintain property loss insurance for the Materials. Each Party shall provide to the other upon request, a copy of its insurance certificate evidencing such insurance. Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[***] million or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[***] million. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

9.             Notice.  Any notice delivered to a Party pursuant to this Agreement must be in writing and delivered personally or will be deemed to be delivered when deposited in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, or by express courier delivery (such as FedEx, UPS, DHL), addressed to the Party at the address indicated below, or at such other address that may have been specified by written notice delivered in accordance with this provision:

If to Paragon:
Attention: Peter L. Buzy, President & CEO
Paragon Bioservices, Inc.
801 W. Baltimore Street, Suite 302
Baltimore, MD 21201

with a copy to:
Catalent Pharma Solutions, LLC
14 Schoolhouse Road
Somerset, NJ 08873 USA
Attn: General Counsel (Legal Department)
E-Mail:
Facsimile:

If to Client:	Attention: John A. Herrmann III, SVP, General Counsel and Corporate Secretary
Novavax, Inc.
21 Firstfield Rd.
Gaithersburg, MD 20878
E-Mail:
Facsimile:

10.          Waiver.  The waiver by any Party of a breach of any provision of this Agreement will not be construed as a waiver of a subsequent breach of the same provision by that Party or the breach of any other provision of this Agreement. The delay or failure of a Party to exercise any right or remedy under this Agreement will not constitute a waiver by that Party of any breach of this Agreement. Any waiver of any breach under this Agreement must be in writing.

11.          Governing Law; Jurisdiction; and Venue.  This Agreement will be governed by the laws of the State of Delaware, U.S.A. without regard to any conflict of law principles. If a dispute arises between the Parties in connection with this Agreement, the respective senior executives of Paragon and Client shall first attempt to resolve the dispute. If such executives cannot resolve the dispute, such dispute shall be resolved in the English language, in New York, NY, by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Conflict and Dispute Resolution, New York, NY. The arbitrator(s) shall be and remain independent of the Parties. The arbitrator(s) shall not be able to award indirect, incidental, special, punitive, exemplary or consequential damages, except to the extent permitted hereunder. Notwithstanding anything herein to the contrary, (a) nothing in this Section 11 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other equitable relief concerning any dispute hereunder or in connection herewith, if necessary to protect the interests of such Party; and (b) any dispute arising hereunder with respect to the inventorship, validity, enforceability, or other aspect of intellectual property rights shall be resolved by a court of competent jurisdiction in New York, NY, and not by arbitration hereunder. Nothing in this Section 11 is intended or shall be construed to limit either Party’s right to equitable relief or any other remedy for a breach of this Agreement.

12.          Compliance with Laws.  The Services under this Agreement shall be provided in compliance with applicable Laws.

13.          Publicity.  Paragon may list Client as a client of Paragon (provided that Paragon shall not disclose the specific terms of this Agreement or the work performed hereunder or any other Client Confidential Information). Other than as set forth above, the Parties agree that each shall obtain the other’s prior written approval before using the other’s name, logos and/or marks in any form of publicity. Such obligation shall not apply to disclosures which either Party is required by Applicable Laws to make, provided that the disclosing Party shall notify the other Party of any such disclosure prior to such disclosure.

[***] = CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

EXHIBIT D

14.          Non-Solicitation.  During the term of this Agreement and for [***] thereafter, Paragon and Client each agree not to solicit for employment, directly or indirectly, any officer or employee of the other Party or its Affiliates, provided that: (a) this shall not preclude a Party from hiring any such officer or employee of the other Party who had been terminated prior to commencement of such employment discussions and (b) nothing herein shall restrict either Party from soliciting any such officer or employee by general employment advertising (so long as such advertising is not specifically targeted at the employees of the other Party) or third party employment agencies (so long as such agencies are not directed, either directly or indirectly, to target such employees).

15.          Assignment; Binding Effect.  Neither Party shall assign or transfer (including through merger, business reorganization, spin off or out, by operation of law or otherwise) this Agreement or any part hereof without the prior written consent of the other Party; provided that without such consent either Party may assign or transfer this Agreement, including all rights and obligations hereunder, at any time to any of its Affiliates or to any person or entity acquiring all or substantially all of the assigning Party’s business or assets to which this Agreement relates, whether by means of asset sale, merger, business reorganization, equity issuance or otherwise. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. Subject to this Section 15, this Agreement is binding upon and is for the benefit of the Parties, and their respective successors and assigns.

16.          Independent Contractors.  The Parties intend to act and perform as independent contractors and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties or between a Party and the Representatives of the other Party. Neither Party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

17.          Severability.  In the event any provision of this Agreement becomes or is declared to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision. Instead of the illegal, invalid or unenforceable provision, there will be added, as part of this Agreement, a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

18.         Force Majeure.  If either Party is delayed or prevented from fulfilling its respective obligations under this Agreement by any cause beyond its reasonable control, including, without limitation, an act of God, fire, flood, act of government or state, war, civil commotion, insurrection, acts of terrorism, embargo, sabotage, prevention from or hindrance in obtaining energy or other utilities, a shortage of raw materials, resins, consumables or other necessary components, or labor disputes of whatever nature, then that Party will not be liable under this Agreement for that delay or failure. If the cause continues unabated for [***].

19.         Counterparts.  This Agreement may be executed (which includes execution by industry standard electronic signature software) in two or more counterparts, each of which will be considered an original, but which together will constitute one and the same agreement. Facsimile or .pdf signatures sent by email will be considered original signatures.

20.          Entire Agreement.  This Agreement, which includes all SOWs, is the entire agreement and understanding of the Parties, and supersedes all prior written or oral agreements or understandings, with respect to the subject matter hereof, provided, however, that the Mutual Confidential Disclosure Agreement between the Parties, dated March 15, 2019, as amended on May 24, 2019, shall continue in full force and effect. No terms, conditions, or warranties, other than those written in this Agreement, and no amendments or modifications of this Agreement will be binding on the Parties unless in writing and signed by authorized representatives of both of the Parties.

[Signature page follows.]

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EXHIBIT D

IN WITNESS WHEREOF, the Parties have executed this Agreement to be binding and effective as of the Effective Date.

PARAGON BIOSERVICES, INC.

By:	Peter L. Buzy
President & CEO

NOVAVAX, INC.

Name:
Title:

[Signature Page to Interim Services Agreement]

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EXHIBIT D

EXHIBIT A – Form of SOW

The Services for the following project are set forth in the following SOW, dated ____, 20__, which is subject to the terms and conditions of that certain Interim Services Agreement dated ____, 20__, (“Agreement”) between Paragon Bioservices, Inc. (“Paragon”) and Novavax, Inc. (“Client”). In the event of a conflict between the terms of this SOW and the body of the Agreement, the body of the Agreement shall govern and control. Capitalized terms used in this SOW that are not otherwise defined herein shall have the meanings set forth in the Agreement.

Project Proposal or Price Contract:

Paragon will perform the Services described in the attached Proposal: -------- (dated ---------), Title: “……………”, which is incorporated by reference.

Agreed to and authorized by Paragon and Client:

PARAGON BIOSERVICES, INC.

By:	Peter L. Buzy
President & CEO
Date

NOVAVAX, INC.

Name:
Title:
Date

Attachment: Proposal No.

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